UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No.    )

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☐ Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
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ACCELRYS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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June 15, 2011

Dear Stockholder:

You are cordially invited to join me at the annual meeting of stockholders of Accelrys, Inc. to be held on Wednesday, August 3, 2011 at 9:00 a.m. Pacific Time at our offices located at 2440 Camino Ramon, Suite 300, San Ramon, California 94583. The notice of annual meeting and proxy statement accompanying this letter describe in detail the business to be conducted at the annual meeting.

In addition to the formal items of business, I will review our major developments over the past year and share with you our plans for the future. You will have the opportunity to ask questions of, and express your views to, our senior management. Members of the Board of Directors will also be present.

Whether or not you are able to attend the annual meeting in person, it is important that your shares are represented. Instructions as to how you can vote your shares are outlined in the proxy statement.

Thank you for your interest and participation in the affairs of Accelrys.

Sincerely,

Max Carnecchia

President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held Wednesday, August 3, 2011

TO OUR STOCKHOLDERS:

The annual meeting of stockholders of Accelrys, Inc., a Delaware corporation, will be held at our offices located at 2440 Camino Ramon, Suite 300, San Ramon, California 94583 on Wednesday, August 3, 2011, at 9:00 a.m. Pacific Time, for the following purposes, each of which is described in greater detail in the accompanying proxy statement:

1.	Proposal No. 1: To elect two Class I directors, Jeffrey Rodek and Larry Ferguson, to serve until our 2014 annual meeting of stockholders and until their respective successors have been elected and qualified;

2.	Proposal No. 2: To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011;

3.	Proposal No. 3: To approve on an advisory, non-binding basis the compensation of our named executive officers, as presented in this proxy statement;

4.	Proposal No. 4: To approve on an advisory, non-binding basis the frequency of the stockholder advisory vote to approve the compensation of our named executive officers;

5.	Proposal No. 5: To approve our 2011 Stock Incentive Plan;

6.	Proposal No. 6: To approve an amendment to our 2005 Employee Stock Purchase Plan (the “2005 ESPP”) to increase the number of shares of the Company’s common stock, par value $0.0001 per share, available for future grant under the 2005 ESPP by 1,500,000 shares from 1,000,000 to 2,500,000; and

7.	To consider and transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

These items of business are more fully described in the proxy statement accompanying this notice.

The Board of Directors has fixed June 8, 2011 as the record date for the determination of the stockholders entitled to receive notice of, and to vote at, the annual meeting or any adjournment or postponement thereof. Only stockholders of record at the close of business on that date may vote at the annual meeting or any adjournment or postponement thereof. Pursuant to rules promulgated by the U.S. Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a proxy card, and by notifying you of the availability of our proxy materials on the Internet. This proxy statement and our 2011 Annual Report are available at our website at www.accelrys.com. Additionally, and in accordance with SEC rules, you may access this proxy statement at www.accelrys.com/proxymaterials, which does not have “cookies” that identify visitors to the site.

By Order of the Board of Directors,

David R. Mersten

Secretary

San Diego, California

June 15, 2011

IMPORTANT

You are cordially invited to attend the annual meeting in person. Whether or not you expect to attend the annual meeting, please complete, date, sign and return the enclosed proxy card as promptly as possible in order to ensure your representation at the annual meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the annual meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the annual meeting, you must obtain a proxy card issued in your name from that record holder prior to the annual meeting.

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING	1

Why am I receiving these materials?	1
What am I voting on?	1
Who can vote at the annual meeting?	1
Am I a stockholder of record for purposes of the annual meeting?	1
What if my shares are held in an account at a brokerage firm, bank or dealer?	2
How do I vote?	2
If my shares are held in “street name” by a broker or other nominee, will by broker or nominee vote my shares for me?	2
How are votes counted?	3
How many votes are needed to approve each proposal?	3
How many votes do I have?	3
What is the quorum requirement?	4
What does it mean if I receive more than one proxy card?	4
What if I return a proxy card but do not make specific choices?	4
Can I change my vote after submitting my proxy?	4
How can I find out the results of the voting at the annual meeting?	4
Who is paying for this proxy solicitation?	5
When are stockholder proposals due for next year’s annual meeting?	5

PROPOSAL NO. 1 ELECTION OF DIRECTORS	5

Background	5
Information Concerning Directors	5
Vote Required; Board Recommendation	9

PROPOSAL NO. 2 RATIFICATION OF SELECTION OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	9

Background	9
Independent Registered Public Accounting Firm Fee Information	9
Audit Committee Policy Regarding Pre-Approval of Audit and Permissible Non-Audit Services of Our Independent Registered Public Accounting Firm	10
Vote Required; Board Recommendation	10

PROPOSAL NO. 3 ADVISORY, NON-BINDING VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS	10

Vote Required; Board Recommendation	11

PROPOSAL NO. 4 ADVISORY, NON-BINDING VOTE TO APPROVE THE FREQUENCY OF THE STOCKHOLDER ADVISORY, NON-BINDING VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS	11

Vote Required; Board Recommendation	11

PROPOSAL NO. 5 APPROVAL OF 2011 STOCK INCENTIVE PLAN	12

Background	12
Summary of the 2011 Plan	12
Anticipated U.S. Federal Income Tax Consequences	19
Burn Rate Threshold	21
Vote Required; Board Recommendation	21

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ACCELRYS, INC.

10188 Telesis Court, Suite 100

San Diego, CA 92121

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON WEDNESDAY, AUGUST 3, 2011

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why am I receiving these materials?

Accelrys, Inc. (“we”, “us”, “Accelrys” or the “Company”) sent you this proxy statement and the enclosed proxy card because our Board of Directors (the “Board”) is soliciting your proxy to vote at the 2011 annual meeting of stockholders to be held on Wednesday, August 3, 2011 at 9:00 a.m. Pacific Time, at our offices located at 2440 Camino Ramon, Suite 300, San Ramon, California 94583. You are invited to attend the annual meeting to vote in person on the proposals described in this proxy statement. However, you do not need to attend the annual meeting to vote your shares. Instead, you may simply complete, date, sign and return the enclosed proxy card to indicate your vote with respect to each of the proposals described in this proxy statement.

We intend to mail this proxy statement and the accompanying proxy card on or about June 15, 2011 to all stockholders entitled to vote at the annual meeting and request that all stockholders voting by proxy return their completed proxy cards to us by no later than August 1, 2011.

What am I voting on?

There are six matters scheduled for a vote at the annual meeting:

•

Proposal No. 1: The election of two Class I directors, Jeffrey Rodek and Larry Ferguson, to serve until our 2014 annual meeting of stockholders and until their respective successors have been elected and qualified;

•	Proposal No. 2: The ratification of the selection of Ernst & Young LLP (“E&Y”) as our independent registered public accounting firm for our fiscal year ending December 31, 2011;

•	Proposal No. 3: To approve on an advisory, non-binding basis the compensation of our named executive officers, as presented in this proxy statement;

•	Proposal No. 4: To approve on an advisory, non-binding basis the frequency of the stockholder advisory vote to approve the compensation of our named executive officers;

•	Proposal No. 5: The approval of our 2011 Stock Incentive Plan (the “2011 Plan”); and

•

Proposal No. 6: The approval of an amendment to our 2005 Employee Stock Purchase Plan (the “2005 ESPP”) to increase the number of shares of our common stock available for future grant under the 2005 ESPP by 1,500,000 shares from 1,000,000 to 2,500,000.

Each of the proposals, as well as the recommendation of the Board with respect to each of the proposals, is described in greater detail elsewhere in this proxy statement.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on June 8, 2011 will be entitled to vote at the annual meeting. On this record date, there were 55,472,306 shares of common stock outstanding and entitled to vote.

Am I a stockholder of record for purposes of the annual meeting?

If, on June 8, 2011, your shares were registered directly in your name with our transfer agent, American Stock Transfer and Trust Company, then you are a stockholder of record for purposes of the annual meeting.

What if my shares are held in an account at a brokerage firm, bank or dealer?

If, on June 8, 2011, your shares were held in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares in your account.

How do I vote?

With respect to the election of directors, you may either vote “for” any or all of the nominees proposed by the Board or you may abstain from voting for any or all of the nominees. For each of the other matters to be voted on, you may vote “for” or “against” or abstain from voting altogether. Whether you are a stockholder of record or the beneficial owner of shares held in “street name,” the procedures for voting are fairly straightforward, as described below:

Stockholders of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting or vote by proxy using the enclosed proxy card. To vote in person, you need only attend the annual meeting, where you will be given a ballot to vote on each of the proposals. To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. So long as you return your signed proxy card to us before the annual meeting, your shares will be voted as you have directed on the card. We request that all stockholders voting by proxy return their completed proxy cards to us by no later than August 1, 2011.

Beneficial Owner: Shares Held in “Street Name”

If you are a beneficial owner of shares held in “street name,” you should have received a proxy card and voting instructions with these proxy materials from the organization holding your account. Simply complete and mail the proxy card to ensure that your vote is counted. Alternatively, you may vote in person at the annual meeting. However, to vote in person, you must obtain a valid proxy from the organization holding your account and present it to the inspector of elections at the annual meeting. Please refer to the instructions from that organization included with these proxy materials if you wish to obtain a proxy.

Regardless of how your shares are held and whether or not you plan to attend the annual meeting, we encourage you to vote by proxy to ensure that your vote is counted. Please note that you may still attend the annual meeting and vote in person even if you have already voted by proxy.

If my shares are held in “street name” by a broker or other nominee, will my broker or nominee vote my shares for me?

If your shares are held in street name and you do not instruct your broker or other nominee on how to vote your shares, your broker or other nominee, in its discretion, may either leave your shares unvoted or vote your shares on routine matters. The election of directors, executive compensation matters and adoption of or amendment to equity plans are considered non-routine matters. Consequently, without your voting instructions, your broker or other nominee cannot vote your shares on this proposal. These unvoted shares, called “broker non-votes,” refer to: (i) shares held by brokers who have not received voting instructions from their clients and who do not have discretionary authority to vote on non-routine matters, or (ii) shares for which the broker did not exercise discretionary authority to vote on a particular matter. The proposal to ratify the selection of E&Y as our independent registered public accounting firm for the fiscal year ending December 31, 2011 is considered a routine matter. Therefore, your broker or other nominee will be able to vote on this proposal even if it does not receive instructions from you, so long as it holds your shares in its name. To the extent your broker or other nominee votes your shares on your behalf on this proposal, your shares also will be counted as present for the purpose of determining a quorum. A broker non-vote will not be considered shares voting or as votes cast with respect to any matter presented at the annual meeting. As a result, a broker non-vote will not have any effect on the proposals presented at the annual meeting.

How are votes counted?

Votes will be counted by the inspector of elections appointed for the annual meeting, who will separately count “for” and (with respect to proposals other than the election of directors) “against” votes, abstentions and broker non-votes. Abstentions and broker non-votes will be counted towards the presence or absence of a quorum but will not be counted towards the affirmative vote total for any proposal.

How many votes are needed to approve each proposal?

The number of votes needed to approve each proposal is as follows:

•

Proposal No. 1: The election of the directors contemplated by Proposal No. 1 will be decided by a plurality of votes cast. Accordingly, the two directors receiving the highest number of votes will be elected and abstentions and broker non-votes will have no effect on the outcome of the vote.

•

Proposal No. 2: The ratification of the selection of E&Y contemplated by Proposal No. 2 must receive a “for” vote from the holders of a majority of the shares of our common stock present and entitled to vote either in person or by proxy at the annual meeting. Abstentions will have the same effect as “against” votes, and broker non-votes will have no effect.

•

Proposal No. 3: The approval on an advisory, non-binding basis of the compensation of our named executive officers, as presented in this proxy statement and contemplated by Proposal No. 3, must receive a “for” vote from the holders of a majority of the shares of our common stock present and entitled to vote either in person or by proxy at the annual meeting. Abstentions will have the same effect as “against” votes, and broker non-votes will have no effect.

•

Proposal No. 4: The approval on an advisory, non-binding basis of the frequency of the non-binding stockholder advisory vote to approve the compensation of our named executive officers contemplated by Proposal No. 4 will be decided by a plurality of votes cast. Accordingly, the option (every one, two or three years) receiving the highest number of “for” votes will be considered the frequency recommended by the stockholders of the Company and abstentions and broker non-votes will have no effect on the outcome of the vote.

•

Proposal No. 5: The approval of the 2011 Plan contemplated by Proposal No. 5 must receive a “for” vote from the holders of a majority of the shares of our common stock present and entitled to vote either in person or by proxy at the annual meeting. Abstentions will have the same effect as “against” votes, and broker non-votes will have no effect.

•

Proposal No. 6: The amendment of our 2005 ESPP to increase the number of shares of our common stock available for future grant under the 2005 ESPP contemplated by Proposal No. 6 must receive a “for” vote from the holders of a majority of the shares of our common stock present and entitled to vote either in person or by proxy at the annual meeting. Abstentions will have the same effect as “against” votes, and broker non-votes will have no effect.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of our common stock that you owned as of June 8, 2011.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares are present either in person or by proxy at the annual meeting. On the record date, there were 55,472,306 shares outstanding and entitled to vote. Accordingly, 27,736,154 shares must be present either in person or by proxy at the annual meeting in order to establish a proper quorum to enable us to conduct a vote on each of the proposals at the annual meeting.

Your shares will be counted towards the quorum only if you submit a valid proxy or vote in person at the annual meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, a majority of the votes present either in person or by proxy at the annual meeting may adjourn the meeting to another date.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, then your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted at the annual meeting.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, all of your shares will be voted “for” the election of the nominees for director and “for” the other proposals described in this proxy statement. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his best judgment.

Can I change my vote after submitting my proxy?

You can change your vote with respect to any proposal by revoking your proxy at any time prior to the commencement of voting with respect to that proposal at the annual meeting. You may revoke your proxy in one of three ways:

•

You may submit another properly completed proxy card with a later date. Please note that we request that all stockholders voting by proxy return their completed proxy cards to us by no later than August 1, 2011.

•

You may send a written notice that you are revoking your proxy to our Secretary (Attn: David R. Mersten, Accelrys, Inc., 10188 Telesis Court, Suite 100, San Diego, California 92121). To properly revoke your proxy via written notice, this notice must be received by our Secretary by no later than the close of business on Tuesday, August 2, 2011.

•

You may attend the annual meeting and vote in person. Bear in mind that simply attending the meeting will not, by itself, revoke your proxy. In addition, please recall that if you are a beneficial owner of shares held in “street name” and wish to vote in person at the annual meeting, you must obtain a valid proxy from the organization holding your account and present it to the inspector of elections at the annual meeting.

Following the commencement of voting with respect to each proposal, you may not revoke your proxy or otherwise change your vote with respect to each such proposal.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results are expected to be announced at the annual meeting. Final voting results will be disclosed in a Current Report on Form 8-K (the “Form 8-K”) that we will file with the U.S. Securities and Exchange Commission (the “SEC”) within four business days of the date of the annual meeting. In the event the results disclosed in our Form 8-K are preliminary, we will subsequently amend the Form 8-K to report the final voting results within four business days of the date that such results are known.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

When are stockholder proposals due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, stockholder proposals, including proposals for the nomination of directors, must be submitted in writing by February 15, 2012 to our Secretary (Attn: David R. Mersten, Accelrys, Inc., 10188 Telesis Court, Suite 100, San Diego, California 92121). If you wish to nominate a director or submit any other proposal that you wish to have considered at next year’s annual meeting but not described in next year’s proxy materials, you must do so by no later than May 1, 2012.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Background

On July 1, 2010, upon completion of the merger (the “Merger”) of Alto Merger Sub, Inc., a wholly-owned subsidiary of the Company, with and into Symyx Technologies, Inc. (“Symyx”), whereby Symyx became a wholly-owned subsidiary of the Company, the size of the Board was increased to 10 members and the following individuals, each of whom were directors of Symyx prior to the completion of the Merger, were appointed to serve on the Board: Steven Goldby, Timothy Harkness, Bruce Pasternack and Chris van Ingen.

The Board is divided into three classes, with each class serving a three-year term. The terms of office of the Class I directors expire in 2011 on the date of the annual meeting of stockholders. Both of the nominees listed below, Jeffrey Rodek and Larry Ferguson, are currently directors of the Company. The third incumbent Class I director, Mr. Steven Goldby, has declined to stand for re-election for personal reasons not involving any disagreement relating to the Company’s operations, policies or practices. If elected at the annual meeting, each nominee would serve until the 2014 annual meeting of stockholders and until each nominee’s successor is elected and has qualified or, if sooner, until the nominee’s death, resignation or removal. The terms of office of the three Class II directors expire in 2012 on the date of the annual meeting of stockholders and the terms of office of the four Class III directors expire in 2013 on the date of the annual meeting of stockholders.

Information Concerning Directors

The following tables set forth certain information regarding: (i) our current directors whose terms of office are expiring and who are standing for reelection; and (ii) our current directors whose terms of office extend beyond the date of the annual meeting of stockholders:

Nominees Who are Standing for Election at the Annual Meeting:

Name	Class	Age
Jeffrey Rodek	I	57
Larry Ferguson	I	61

Jeffrey Rodek has served as a director since 2007. Mr. Rodek is currently a senior lecturer at the Fisher College of Business at The Ohio State University. Mr. Rodek served as a part-time general partner and senior advisor with Accretive, LLC, a private equity firm, from July 2007 to December 2009 and as the Executive Chairman of the board of directors of Hyperion Solutions Corporation, the global leader in business performance management software, from 2004 until its acquisition by Oracle Corporation in 2007. From 1999 through 2004,

Mr. Rodek served as Hyperion’s Chairman and Chief Executive Officer. Prior to joining Hyperion, Mr. Rodek served as President and Chief Operating Officer of Ingram Micro, the world’s largest wholesale provider of technology solutions, products and services, and in various capacities at FedEx Corporation. Mr. Rodek also serves on the Advisory Board of Resource Interactive, a digital marketing company located in Columbus, Ohio.

As the former Chairman and Chief Executive Officer of Hyperion Solutions Corporation, Mr. Rodek brings management experience, leadership capabilities, financial knowledge and business acumen to the Board. As a faculty member at the Fisher College of Business at The Ohio State University, Mr. Rodek is a recognized expert and speaker on business performance and related topics, including corporate governance and leadership. Mr. Rodek is a valued contributor to the Board.

Larry Ferguson has served as a director since October 2008. Mr. Ferguson is currently President of the Ferguson Group, a private equity investment and consulting firm which renders advisory services to information technology companies, and has held such position since founding the group in 1995. From 2006 to 2008, Mr. Ferguson served as Chief Executive Officer of First Consulting Group, a publicly-traded provider of information technology services and products to health and life sciences organizations that was acquired by Computer Sciences Corporation in 2008. Mr. Ferguson previously served as President of Health Systems Group of American Express Information Services, a provider of high-volume information processing and communications services, from 1986 to 1992 and as President of Health Systems Group of First Data Corp., a payment processing company, from 1992 to 1995. From 2002 to 2005, Mr. Ferguson served as Chairman of the board of directors of Daou Systems, Inc., a publicly-traded provider of consulting and management services to healthcare organizations, and from 1997 to 2002, he served as a member of the board of directors of Sunquest Information Systems, a publicly-traded healthcare information systems company. He is currently a member of the board of directors of Atstaff, a privately held healthcare staff scheduling software company, and Chairman of the board of directors of Hooper Holmes, Inc., a publicly-traded provider of risk assessment services for the insurance industry.

With his years of experience serving in key senior executive roles (including as chief executive officer) and as a director of several publicly-traded companies, Mr. Ferguson brings to the Board critical insight into the operational requirements of a public company. In addition, his service on the boards of directors of a variety of other companies and his experience as a consultant give him a deep understanding of the challenges faced by public companies and allow him to bring a variety of viewpoints and perspectives to the deliberations of the Board.

Current Directors Whose Term Extends Beyond the Annual Meeting:

Name	Class	Age
Chris van Ingen	III	64
Bruce Pasternack	III	63
Kenneth L. Coleman	III	68
Ricardo B. Levy	III	66
Max Carnecchia	II	48
Christopher J. Steffen	II	69
Timothy Harkness	II	44

Chris van Ingen has served as a director since July 2010 and served as a director of Symyx from March 2008 until the completion of the Merger. He was President of the Bio-Analytical Measurement Group of Agilent Technologies, Inc., a bio-analytical and electronic measurement company, from 2001 to 2007. Prior to 2001, Mr. van Ingen was Vice President of Sales and Marketing of the Chemical Analysis Group of Hewlett Packard and Agilent Technologies. Mr. van Ingen currently serves as Chairman of the board of directors of Bruker Energy and Superconducting Technologies, Inc., a high-performance superconducting materials and devices company, and is a director of Promega Corporation, a leading provider of innovative life sciences solutions.

Mr. van Ingen brings a wealth of sales and marketing experience to the Board, having held various positions with Hewlett Packard and Agilent Technologies. With over two decades of experience in leadership positions, he offers a broad understanding of the technology industry. As a former director of Symyx, Mr. van Ingen brings to the Board knowledge of Symyx’s business that makes him a valuable contributor to the success of the Company.

Bruce Pasternack has served as director since July 2010 and served as a director of Symyx from 2007 until the completion of the Merger. From 2005 to 2007, Mr. Pasternack served as the President and Chief Executive Officer of Special Olympics, Inc., a global non-profit organization for athletes with intellectual disabilities. Prior to joining Special Olympics, Inc., Mr. Pasternack spent more than 28 years at the consulting firm Booz Allen Hamilton, Inc., where he last served as Senior Vice President and Managing Partner of its San Francisco office. Before joining Booz Allen Hamilton, Mr. Pasternack was the Chief Energy Policy Executive at the Federal Energy Administration (predecessor to the Department of Energy), a staff member at the Council on Environmental Quality in the Executive Office of the President in Washington, D.C., and a systems engineer at General Electric Co. He is a member of the board of directors of Quantum Corp., a global storage company specializing in backup, recovery and archive, Codexis, Inc., a provider of optimized biocatalysts, and of several non-profit organizations.

Mr. Pasternack has demonstrated the qualities of a seasoned and dedicated leader through his service as a director for several corporations and non-profit organizations and brings more than 30 years of leadership, business and management experience to the Board. As a former director of Symyx, Mr. Pasternack can offer insight into Symyx’s business that makes him a valued contributor to the success of the Company.

Kenneth L. Coleman currently serves as our Chairman of the Board and previously served as our lead independent director. He has served as a director since 2003. Mr. Coleman is the founder of ITM Software Corporation, an enterprise software company for which he served as Chairman and Chief Executive Officer from 2001 to 2006. Previously, from 1987 until 2000, Mr. Coleman served in various senior executive positions, including Executive Vice President of Sales, Services and Marketing, at Silicon Graphics, Inc., a computer systems company. Prior to joining Silicon Graphics, Inc., Mr. Coleman was Vice President of Product Development at Activision, Inc. Mr. Coleman is a member of the board of directors of MIPS Technologies, Inc., a licensor of microprocessor architecture, of United Online, an Internet service provider, and of City National Bank, a commercial banking institution.

Mr. Coleman is an experienced business leader with the skills necessary to be our Chairman. Mr. Coleman has over 20 years of experience in various senior executive positions, including chief executive officer, at other computer software and systems companies. As a director of the Company for approximately eight years and as our non-executive Chairman since 2006, he has gained a deep understanding of our business. His experience on the boards of directors of other companies in the computer software industry further augments his range of knowledge, providing experience on which he can draw while serving as a member of the Board.

Ricardo B. Levy has served as a director since 2000. From 2007 to 2011, Mr. Levy served as Lead Director of the board of directors of Renegy Holding, Inc., a renewable energy company, the successor company to Catalytica Energy Systems, Inc., an environmental emissions solutions provider, for which he served as Chairman since its inception in 1994 and as an interim President and Chief Executive Officer from June through December 2000. Mr. Levy previously served as a director and Chief Operating Officer of Catalytica, Inc., the parent company of Catalytica Energy Systems, Inc. and Catalytica Pharmaceuticals, Inc. from its founding in 1974 until 1991 and as its President and Chief Executive Officer from 1991 to 2000. Prior to 1974, Mr. Levy was a member of the Chemical Physics Research Team at Exxon Research and Engineering Company. Mr. Levy is a member of the board of directors of Stem Cells, Inc., a public company focused on the discovery and development of stem cell therapeutics, and of NovoDynamics, Inc., a private company focused on advanced image discovery.

As a former chief executive officer and chief operating officer with over 30 years of business experience, Mr. Levy has a broad understanding of the operational, financial and strategic issues facing public companies. In addition, his service on the boards of directors of both public and private companies, together with approximately 11 years of service on the Board, give him a broad understanding of the Company and its operations.

Max Carnecchia currently serves as our President and Chief Executive Officer and has also served on the Board since June 2009. Prior to joining the Company, Mr. Carnecchia served as President of Interwoven, Inc., a content management software company, which was acquired by Autonomy Corporation plc in January 2009. Prior to joining Interwoven, Mr. Carnecchia served as Vice President of Global Sales of Xoriant Corporation, a software product development company, from April 2000 to January 2001 and as Vice President of Sales and Services of SmartDB Corporation, a provider of data integration toolkits for systems integrators and IT organizations, from September 1996 to February 2000.

Mr. Carnecchia has demonstrated significant leadership skills as President of Interwoven and Vice President of Xoriant and SmartDB and brings more than two decades of high technology experience to his position on the Board. Mr. Carnecchia’s extensive knowledge of the industry in which we operate, as well as his unique role in the day-to-day operations of the Company as our President and Chief Executive Officer, allows him to bring to the Board a broad understanding of the operational and strategic issues facing the Company.

Christopher J. Steffen has served as a director since 2004. Mr. Steffen also currently serves as Non-Executive Chairman of Viasystems, Inc., a manufacturer of printed circuit boards and provider of electromechanical solutions, and as a director of W.R. Grace, a specialty chemicals and materials business, and Platinum Underwriters Holdings, Ltd., a leading provider of property, casualty and finite risk reinsurance coverages. He has also been a member of various committees advising the Financial Accounting Standards Board. He retired from Citicorp, where he served as a Vice-Chairman and Director, in 1996. Prior to Citicorp, Mr. Steffen’s operating and financial experience included positions with the Eastman Kodak Company as its Senior Vice President and Chief Financial Officer, Honeywell Inc., as its Executive Vice President, Chief Financial Officer and Chief Administrative Officer and Director, and Chrysler Corporation, as its Vice President and Controller.

As an experienced financial and operational leader with companies in a variety of industries, Mr. Steffen combines extensive general business expertise with a deep knowledge of financial matters and financial reporting. These attributes also allow him to perform an essential role on the Board as its “audit committee financial expert” under applicable SEC rules and regulations. In addition, Mr. Steffen’s years at Eastman Kodak, Honeywell and Chrysler have given him an understanding of the financial and other aspects of doing business globally, which is of particular importance given that we receive more than half of our revenue from international operations.

Timothy Harkness has served as a director since July 2010 and served as a director of Symyx from March 2008 until the completion of the Merger. Mr. Harkness has also served as the President and Chief Executive Officer of Cell Biosciences, Inc., a private life sciences tools company focused on nano-proteomics, since June 2008. From August 2007 through December 2007, Mr. Harkness served as Chief Financial Officer and Senior Vice President of Operations of Nektor Therapeutics, a biopharmaceutical company. From July 1998 through April 2007, Mr. Harkness served as Chief Financial Officer and Senior Vice President of Operations of Molecular Devices Corporation, an international life sciences tools company. He is a member of the board of directors of FortéBio, Inc., a private life sciences tools company, and Cell Biosciences, Inc.

As an experienced executive in the technology field, Mr. Harkness is knowledgeable of the financial and management elements of the Company’s business. Having served in management positions for private and international companies in various sectors of the technology industry, he offers a broad operational perspective and innovative thinking. As a former director of Symyx, Mr. Harkness brings to the Board knowledge of Symyx’s business that makes him a valued contributor to the success of the Company.

There are no family relationships among any of our directors. There currently are no legal proceedings, and during the past 10 years there have been no legal proceedings, that are material to the evaluation of the ability or integrity of any of our directors or director nominees.

Vote Required; Board Recommendation

Upon recommendation of the Governance and Nominating Committee, the Board nominated the two director-nominees listed in this proxy statement, Jeffrey Rodek and Larry Ferguson, for election at the annual meeting. The nominees for director will be elected by a plurality of “for” votes properly cast in person or by proxy by the holders of our common stock. All shares represented by the proxies will be voted “for” the election to the Board of the nominees unless authority to vote for such nominees has been withheld in the proxy. Although the nominees have consented to serve as directors if elected, and the Board has no reason to believe that such nominees will be unable to serve as directors, if any such nominee withdraws or otherwise becomes unavailable to serve, shares represented by the proxies will be voted “for” any substitute nominee designated by the Board. Abstentions and broker non-votes will have no effect on the outcome of the election of the Class I directors. The Board recommends that you vote all of your shares “for” the election to the Board of the nominees described in this Proposal No. 1.

PROPOSAL NO. 2

RATIFICATION OF THE SELECTION OF OUR

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Background

The Audit Committee of the Board has selected E&Y as our independent registered public accounting firm for the fiscal year ending December 31, 2011 and has further directed us to submit the selection of E&Y as our independent registered public accounting firm for ratification by the stockholders at the annual meeting. Neither our governing documents nor any applicable laws require stockholder ratification of the selection of E&Y as our independent registered public accounting firm. However, the Audit Committee is submitting the selection of E&Y to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain E&Y. Even if the selection is ratified, however, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and those of our stockholders.

Representatives of E&Y are expected to be present at the annual meeting. Such representatives will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Independent Registered Public Accounting Firm Fee Information

On August 3, 2010, the Board approved a change in our fiscal year end from March 31 to December 31. The fiscal year end change was effective December 31, 2010 and resulted in a nine-month reporting period from April 1, 2010 to December 31, 2010 (the “Transition Period”). In connection with the audit of our financial statements for the Transition Period, we entered into an engagement agreement with E&Y which set forth the terms by which E&Y has performed audit services for us. That agreement is subject to alternative dispute resolution procedures and an exclusion of punitive damages.

The following table sets forth the aggregate fees billed by E&Y for the services indicated for the Transition Period and the fiscal year ended March 31, 2010:

	Nine Months Ended December 31, 2010	Fiscal Year Ended March 31, 2010
Audit Fees (1)	$1,229,060	$825,706
Audit-Related Fees	—	—
Tax Fees (2)	15,000	—
All Other Fees	—	—

Total Fees	$1,244,060	$825,706

(1)	Includes fees for (i) the audit of our annual financial statements for the Transition Period and the fiscal year ended March 31, 2010 included in our Transition Report on Form 10-K for the Transition Period and Annual Report on Form 10-K for the fiscal year ended March 31, 2010, respectively; (ii) the review of our interim period financial statements for the Transition Period and the fiscal year ended March 31, 2010 included in our quarterly reports on Form 10-Q; (iii) the audit of the effectiveness of our internal control over financial reporting as of December 31, 2010 and March 31, 2010; (iv) statutory audits of certain of our foreign subsidiaries for the Transition Period and the fiscal year ended March 31, 2010; and (v) related services that are normally provided in connection with regulatory filings or engagements.

(2)	Represents fees for professional services provided primarily for tax compliance and advice.

Audit Committee Policy Regarding Pre-Approval of Audit and Permissible Non-Audit Services of Our Independent Registered Public Accounting Firm

The Audit Committee has adopted policies and procedures for the pre-approval of all audit and non-audit services to be rendered by our independent registered public accounting firm. Under the policies and procedures, the Audit Committee generally pre-approves specified services in defined categories up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on a case-by-case basis for specific tasks before engagement. The Audit Committee has delegated the pre-approval of services to the Chairman of the Audit Committee, who is required to report each pre-approval to the full Audit Committee no later than its next meeting.

Vote Required; Board Recommendation

To be approved, this Proposal No. 2 must receive a “for” vote from the holders of a majority of the shares of common stock present and entitled to vote either in person or by proxy at the annual meeting. Abstentions will have the same effect as votes “against” Proposal No. 2; broker non-votes will have no effect. The Board recommends a vote “for” this Proposal No. 2 to ratify the selection by the Audit Committee of E&Y as our independent registered public accounting firm for the fiscal year ending December 31, 2011.

PROPOSAL NO. 3

ADVISORY, NON-BINDING VOTE TO APPROVE THE COMPENSATION OF OUR

NAMED EXECUTIVE OFFICERS

In accordance with Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), we are providing our stockholders the opportunity to vote on a non-binding, advisory resolution to approve the compensation of our named executive officers, which is described in this proxy statement in the section titled “Compensation Discussion and Analysis” beginning on page 35, in the compensation tables beginning on page 48 and in any related narrative discussion contained in this proxy statement.

Stockholders are urged to read the Compensation Discussion and Analysis section of this proxy statement, which more thoroughly discusses how our compensation policies and procedures implement our compensation philosophy. The Human Resources Committee and the Board believe that these policies and procedures are effective in implementing our compensation philosophy and in achieving its goals.

In light of the above, we believe that the compensation of our named executive officers for the Transition Period was appropriate and reasonable, and that our compensation policies and procedures are sound and in the best interests of the Company and our stockholders.

Accordingly, we propose that our stockholders adopt the following resolution at the annual meeting of stockholders:

“RESOLVED, that the stockholders of Accelrys, Inc. hereby approve, on an advisory and non-binding basis, the compensation of the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, in this proxy statement.”

While this stockholder vote on executive compensation is merely advisory and will not be binding upon us or the Board or our Human Resources Committee, we value the opinions of our stockholders and will consider the outcome of the vote when making future compensation decisions.

Vote Required; Board Recommendation

The advisory, non-binding vote to approve the compensation of our named executive officers, as presented in this proxy statement and contemplated by this Proposal No. 3, must receive a “for” vote from the holders of a majority of the shares of our common stock present and entitled to vote either in person or by proxy at the annual meeting. Abstentions will have the same effect as “against” votes, and broker non-votes will have no effect. The Board recommends a “for” vote to approve the compensation of our named executive officers as presented in this proxy statement.

PROPOSAL NO. 4

ADVISORY, NON-BINDING VOTE TO APPROVE THE FREQUENCY OF THE STOCKHOLDER ADVISORY, NON-BINDING VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

In accordance with Section 951 of the Dodd-Frank Act, we are providing our stockholders the opportunity to cast an advisory vote on whether an advisory, non-binding stockholder resolution to approve the compensation of our named executive officers should occur every one, two or three years. The Board recommends that stockholders vote to hold an advisory vote on executive compensation every year.

The Board has determined that holding an advisory vote on executive compensation every year is the most appropriate policy for the Company at this time, and therefore recommends that future stockholder advisory votes on executive compensation occur every year. In formulating its recommendation, the Board’s decision was influenced by the fact that the compensation of our named executive officers is evaluated, adjusted and approved on an annual basis. As part of the annual review process, the Board believes that stockholder views should be a factor that is taken into consideration by the Board and the Human Resources Committee in making decisions with respect to executive compensation. By providing an advisory vote on executive compensation on an annual basis, the stockholders will be able to provide the Board and the Human Resources Committee with direct input on the Company’s executive compensation philosophy, policies and practices as disclosed in our annual proxy statement.

While this stockholder vote on the frequency of future advisory votes on the compensation of our named executive officers is merely advisory and will not be binding upon the Company, the Board or our Human Resources Committee, we value the opinions of our stockholders and will consider the outcome of the vote when considering the frequency with which the compensation of our named executive officers will be subject to an advisory, non-binding stockholder vote. The Board may decide that it is in the best interests of our stockholders and the Company to hold an advisory vote to approve the compensation of our named executive officers more or less frequently than the option approved by our stockholders.

Vote Required; Board Recommendation

The frequency of the advisory, non-binding stockholder advisory vote to approve the compensation of our named executive officers will be selected by a plurality of “for” votes properly cast in person or by proxy by the holders of our common stock. The option (every one, two or three years) receiving the highest number of “for” votes will be considered the frequency recommended by the stockholders of the Company. Abstentions and broker non-votes will have no effect on the outcome of this Proposal No. 4. The Board recommends that stockholders vote “for” a frequency period of every one year for future advisory votes on the compensation of our named executive officers.

PROPOSAL NO. 5

APPROVAL OF 2011 STOCK INCENTIVE PLAN

Background

The 2011 Plan was adopted by the Board on April 29, 2011 and will become effective only upon approval of the 2011 Plan by our stockholders at the annual meeting of stockholders. Below is a summary of the principal provisions of the 2011 Plan and its operation.

If this Proposal No. 5 is approved at the annual meeting, no new awards will be granted pursuant to any of the Prior Plans (as defined below) following the annual meeting of stockholders. On the other hand, if this Proposal No. 5 does not receive the required stockholder approval at the annual meeting, the terms of the Prior Plans will remain in effect, and future grants may occur under such plans in accordance with their terms. Finally, regardless of whether this Proposal No. 5 is approved at the annual meeting of stockholders, the Board may elect to approve one or more additional equity compensation plans in the future.

Current Stock Incentive Plan Information

For the purpose of considering this Proposal No. 5, the following table sets forth certain information regarding our current stock incentive plans as of May 31, 2011:

Shares available under pre-existing plans (1)	5,698,323
Full-value awards outstanding	921,165
Outstanding stock options and stock appreciation rights (“SARs”)	5,361,734
Weighted-average exercise price for outstanding options/SARs	$9.03
Weighted-average remaining term for outstanding options/SARs	5.16 Years

(1)	Comprised of (i) 706,556 shares available for grant under our Amended and Restated 2004 Stock Incentive Plan, as amended (the “2004 Stock Plan”) and (ii) 4,991,767 shares available for grant pursuant to the 2007 Stock Incentive Plan of Symyx Technologies, Inc, as amended, which plan was assumed by the Company on August 3, 2010 in accordance with NASDAQ Rule 5635 (the “2007 Stock Plan”). If the 2011 Plan is approved by our stockholders as contemplated by this Proposal No. 5, no further award grants will be made under the 2004 Stock Plan or the 2007 Stock Plan. In addition, as explained in greater detail below, any awards granted pursuant to the 2004 Stock Plan or 2007 Stock Plan after May 31, 2011 will reduce the number of shares available for grant under the 2011 Plan.

Summary of the 2011 Plan

The following summary sets forth the primary features of the 2011 Plan. This summary is qualified in its entirety by the terms of the 2011 Plan, which is attached to this proxy statement as Annex A.

General

The 2011 Plan authorizes the grant of stock options, SARs, restricted stock, restricted stock units (“RSUs”), cash or other rights or benefits (collectively referred to as “awards”) under the 2011 Plan. Stock options granted under the 2011 Plan may be either “incentive stock options,” as defined in Section 422 of the Internal Revenue Code (the “Code”), or nonqualified stock options, in each case as determined by the 2011 Administrator (as defined below) in accordance with the terms of the 2011 Plan.

Purpose

The purpose of the 2011 Plan is to provide motivation to selected employees, directors and consultants to put forth maximum efforts toward the continued growth, profitability, and success of the Company by providing incentives to such employees, directors and consultants through the ownership and performance of common stock, and to align the interests of such individuals with those of our stockholders.

Shares Reserved for Issuance

If this proposal is approved by our stockholders, the total number of shares of our common stock that will be reserved for issuance under the 2011 Plan will be 17.75 million shares of our common stock (i) less (x) that number of shares of our common stock subject to a stock option or SAR granted after May 31, 2011 under the 2004 Stock Plan or the 2007 Stock Plan (together, the “Prior Plans”) and (y) 2.22 shares of our common stock for every one share of our common stock that was subject to an award other than a stock option or SAR granted after May 31, 2011 under the Prior Plans, and (ii) plus (x) that number of shares of our common stock subject to a stock option or SAR, that in each case would, at any time after May 31, 2011, otherwise return to the available pool of unissued shares reserved for awards under any Prior Plan (ignoring the termination or expiration of such plans for the purpose of determining the number of shares available under the plan) and (y) 2.22 shares of our common stock for every one share of our common stock that was subject to an award other than a stock option or SAR, that in each case would, at any time after May 31, 2011, otherwise return to the available pool of unissued shares reserved for awards under any Prior Plan (ignoring the termination or expiration of such plans for the purpose of determining the number of shares available under the plan); provided, however, that the maximum aggregate number of shares of common stock that may be issued pursuant to incentive stock options will be 17.75 million shares of common stock. The 2011 Plan also provides that the following shares of our common stock will not be returned to the 2011 Plan or otherwise become available for issuance under the 2011 Plan: (i) shares of common stock tendered by participants as full or partial payment to the Company upon exercise of options granted under the 2011 Plan; (ii) shares of common stock withheld by, or otherwise remitted to, the Company to satisfy a participant’s tax withholding obligations; and (iii) shares of common stock covered by the portion of any SAR that is exercised (whether or not such shares of common stock are actually issued to a participant upon exercise of the SAR).

Notwithstanding the foregoing, any shares of common stock issued in connection with awards other than stock options and SARs will be counted against the total share limit reserved under the 2011 Plan by applying the Multiplier (as defined below) to the shares of common stock covered by each such award; conversely, shares of common stock returned to or deemed not to have been issued from the 2011 Plan under awards other than stock options and SARs will return to the share reserve at a rate determined by multiplying such number of shares by the Multiplier. The “Multiplier” for awards other than stock options and SARs will be 2.22 shares of common stock for every 1.0 share of common stock issued in connection with such award. For example, a grant of a restricted stock award for 1,000 shares would count as 2,220 shares against the reserve, and if returned to the 2011 Plan, would count as 2,220 shares returned to the 2011 Plan.

Administration

The Board or any committee designated by the Board, which committee must be constituted in such a manner as to satisfy applicable laws, will administer the 2011 Plan for all directors and officers subject to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). With respect to awards granted to employees or consultants who are neither directors nor officers of the Company, the 2011 Plan will be administered by the Board or a committee designated by the Board; provided, however, that the Board may authorize one or more officers to grant such awards and may limit such authority as the Board may determine from time to time. As used herein, the “2011 Administrator” means the Board or any committee designated by the Board with respect to the grant of an award under the 2011 Plan.

Subject to the other provisions of the 2011 Plan, the 2011 Administrator has the authority, in its discretion to: (i) select the employees, directors and consultants to whom awards may be granted; (ii) determine whether and to what extent awards are granted; (iii) determine the number of shares of common stock or the amount of other consideration to be covered by each award granted; (iv) approve forms of award agreements for use under the 2011 Plan; (v) determine the terms and conditions of any award granted; (vi) subject to certain limitations set forth in the 2011 Plan, amend the terms of any outstanding award granted under the 2011 Plan; (vii) construe and interpret the terms of the 2011 Plan and awards, including without limitation, any notice of award or award agreement granted pursuant to the 2011 Plan; (viii) grant awards to employees, directors and consultants employed outside the United States on such terms and conditions different from those specified in the 2011 Plan as may, in the judgment of the 2011 Administrator, be necessary or desirable to further the purpose of the 2011 Plan; and (ix) take such other action, not inconsistent with the terms of the 2011 Plan, as the 2011 Administrator deems appropriate.

With respect to an amendment to the terms of any outstanding award, the 2011 Administrator may not make amendments to awards that would adversely affect the participant’s rights under any outstanding awards without the participant’s written consent, provided that an amendment or modification that may cause an incentive stock option to become a non-qualified stock option would not be treated as adversely affecting the rights of the participants. Additionally, the 2011 Administrator must also obtain stockholder approval in order to: (i) reduce the exercise price of any stock option or the base appreciation amount of any SAR awarded under the 2011 Plan; or (ii) cancel any stock option or SAR awarded under the 2011 Plan in exchange for another award or cash at a time when the exercise price exceeds the fair market value of the underlying shares, unless the cancellation and exchange occurs in connection with a Corporate Transaction (as defined below). However, canceling a stock option or SAR in exchange for another stock option, SAR, restricted stock or other award, with an exercise price, purchase price or base appreciation amount (as applicable) that is equal to or greater than the exercise price or base appreciation amount (as applicable) of the original stock option or SAR will not require stockholder approval.

Eligibility

The 2011 Plan provides that awards may be granted to our employees, directors and consultants (as such terms are defined in the 2011 Plan), but that incentive stock options may be granted only to employees. It is not possible to state at this time the precise type and extent of awards that any particular executive officer, all current executive officers as a group, any particular nominee for director, all current directors who are not executive officers as a group or all non-executive officers as a group will be granted under the 2011 Plan, since these matters will be determined by the 2011 Administrator based on each participant’s level of responsibility, compensation and contribution to our success.

Types and Designation of Awards

The 2011 Plan provides for the grant of stock options, SARs, restricted stock, RSUs, cash and other rights or benefits with the particular award to be designated in an award agreement. Stock options will be designated as either incentive stock options or non-qualified stock options subject to a restriction such that to the extent that the aggregate fair market value of shares of our common stock that are subject to options designated as incentive stock options and that become exercisable for the first time by a participant during any calendar year exceeds $100,000, the excess options will be treated as nonqualified stock options.

Conditions of Awards

The 2011 Plan provides that the 2011 Administrator will determine the provisions, terms and conditions of each award, including, among other things, the award vesting schedule, repurchase provisions, rights of first refusal and satisfaction of any performance criteria. The 2011 Plan includes the following performance criteria that may be considered by the 2011 Administrator when granting performance-based awards (in each case where applicable, on either a GAAP (as defined below) or non-GAAP basis): (i) appreciation in and/or maintenance of the price of the shares of common stock or any other publicly-traded securities of the Company, (ii) earnings or loss per share, (iii) total stockholder return, (iv) operating margin, (v) gross margin, (vi) return on equity, (vii) return on assets or net assets, (viii) return on investment, (ix) operating income, (x) net operating income,

(xi) pre-tax profit, (xii) cash flow or cash flow per share (before or after dividends), (xiii) revenue, (xiv) improvement in or attainment of expense levels or working capital levels, including cash, inventory and accounts receivable, (xv) earnings or losses (including earnings or losses before taxes, before interest and taxes, or before interest, taxes, depreciation and amortization), (xvi) economic value added, (xvii) market share, (xviii) relative or absolute share price, (xix) pro forma net income, (xx) customer orders, (xxi) net sales, (xxii) revenue growth or product revenue growth, (xxiii) operating income (before or after taxes), (xxiv) pre- or after-tax income or loss (before or after allocation of corporate overhead and bonus), (xxv) net income or loss (before or after taxes), (xxvi) return on equity, (xxvii) attainment of strategic and operational initiatives, (xxviii) comparisons with various stock market indices, (xxix) implementation, completion or attainment of measurable objectives with respect to research, development, commercialization, products or projects, acquisitions and divestitures, (xxx) factoring transactions and recruiting and maintaining personnel, (xxxi) gross profits, (xxxii) economic value-added models or equivalent metrics, (xxxiii) reductions in costs, (xxxiv) sales or licenses of our assets, including our intellectual property, whether in a particular jurisdiction or territory or globally; or through partnering transactions), (xxxv) return on capital (including return on total capital or return on invested capital), (xxxvi) cash flow return on investment, (xxxvii) cash balance as of the end of a given period, (xxxviii) cash margin, (xxxix) debt reduction, (xl) stockholders equity, (xli) operating efficiencies, (xlii) research and development achievements, (xliii) strategic partnerships or transactions (including in-licensing and out-licensing of intellectual property), (xliv) co-development, co-marketing, profit sharing, joint venture or other similar arrangements, (xlv) financial ratios, including those measuring liquidity, activity, profitability or leverage, (xlvi) cost of capital or assets under management, (xlvii) financing and other capital raising transactions (including sales of our equity or debt securities, (xlviii) factoring transactions, and (xlix) establishing relationships with commercial entities with respect to the marketing, distribution and sale of our products (including with group purchasing organizations, distributors and other vendors).

Acquisitions and Other Transactions; Deferral of Award Payments; Separate Programs

The 2011 Administrator may issue awards under the 2011 Plan in settlement, assumption or substitution for outstanding awards or obligations to grant future awards in connection with us or a related entity acquiring another entity, an interest in another entity or an additional interest in a related entity whether by merger, stock purchase, asset purchase or other form of transaction.

Under the 2011 Plan, the 2011 Administrator may establish one or more programs under the 2011 Plan to permit selected participants the opportunity to elect to defer receipt of consideration payable under an award. The 2011 Administrator also may establish under the 2011 Plan separate programs for the grant of particular forms of awards to one or more classes of grantees.

Section 162(m) of the Code and Limitations on Awards

The maximum number of shares of common stock with respect to which stock options and SARs may be granted to a participant during a calendar year is 1,500,000 shares.

Under Section 162(m) of the Code (“Section 162(m)”), no deduction is allowed in any taxable year for compensation in excess of $1 million paid to our “covered employees.” Under current tax laws, a “covered employee” is our Chief Executive Officer and our next three highest paid executive officers, other than our Chief Financial Officer. An exception to this deduction limitation applies to compensation that is paid to a covered employee pursuant to a stock incentive plan approved by stockholders and that specifies, among other things, the maximum number of shares with respect to which stock options and SARs may be granted to eligible participants under such plan during a specified period. Compensation paid pursuant to stock options or SARs granted under such a plan and with an exercise price equal to or greater than the fair market value of our common stock on the date of grant is deemed to be inherently performance-based, because such awards provide value to participants only if the stock price appreciates. To the extent required by Section 162(m) or the regulations thereunder, in applying the foregoing limitation, if any stock option or SAR is canceled, the cancelled award shall continue to count against the maximum number of shares of common stock with respect to which an award may be granted to a participant.

For awards of restricted stock and RSUs that are intended to be performance-based compensation under Section 162(m), the maximum number of shares subject to such awards that may be granted to a participant during a calendar year is 750,000 shares. The foregoing limitations will be adjusted proportionately by the 2011 Administrator in connection with any change in our capitalization due to a stock split, stock dividend or similar event affecting our common stock and our determination shall be final, binding and conclusive. In order for restricted stock, RSUs and other awards (e.g., cash) to qualify as performance-based compensation, the 2011 Administrator must establish a performance goal with respect to such award in writing not later than 90 days after the commencement of the services to which it relates and while the outcome is substantially uncertain. In addition, the performance goal must be stated in terms of an objective formula or standard.

For awards of cash, the maximum amount with respect to which such awards may be granted to any participant in any calendar year is $2,000,000.

Term of Award

The term of any award granted under the 2011 Plan may not be for more than 10 years (or five years in the case of an incentive stock option granted to any participant who owns stock representing more than 10% of the combined voting power of us or any parent or subsidiary of ours), excluding any period for which the participant has elected to defer the receipt of the shares or cash issuable pursuant to the award pursuant to a deferral program the 2011 Administrator may establish in its discretion.

Transferability of Awards

Under the 2011 Plan, incentive stock options may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised during the lifetime of the participant only by the participant. Other awards are transferable only by will and by the laws of descent and distribution and during the lifetime of a participant, to the extent and in the manner authorized by the 2011 Administrator, but only to the extent such transfers are made to family members, family trusts, family-controlled entities, charitable organizations, and pursuant to domestic relations orders or agreements, in all cases without payment for such transfers to the participant. The 2011 Plan permits the designation of beneficiaries by holders of awards, including incentive stock options.

Dividend Equivalents

Subject to the provisions of the 2011 Plan and any award agreement, the recipient of an award other than a stock option or SAR may, if so determined by the 2011 Administrator, be entitled to receive, currently or on a deferred basis, amounts equivalent to cash, stock or other property dividends on shares of our common stock with respect to the number of shares of our common stock covered by the award, as determined by the committee, in its sole discretion.

Exercise Price or Purchase Price

The 2011 Plan authorizes the 2011 Administrator to grant incentive stock options and non-qualified stock options at an exercise price not less than 100% of the fair market value of the common stock on the date the option is granted (or 110%, in the case of an incentive stock option granted to any employee who owns stock representing more than 10% of the combined voting power of us or any parent or subsidiary of ours). In the case of SARs, the base appreciation amount cannot be less than 100% of the fair market value of the common stock on the date of grant. In the case of awards intended to qualify as performance-based compensation, the exercise or purchase price, if any, cannot be less than 100% of the fair market value per share on the date of grant. In the case of all other awards granted under the 2011 Plan, the exercise or purchase price will be determined by the 2011 Administrator. The exercise or purchase price is generally payable in cash, check, shares of common stock or, with respect to stock options, payment through a broker-dealer sale and remittance procedure or a “net exercise” procedure.

Vesting of Awards

Subject to certain exceptions, under the 2011 Plan, stock options are subject to a vesting schedule of at least one year from the grant date, unless otherwise accelerated in accordance with the terms of the plan or applicable award agreement. Likewise, restricted stock or RSUs may not vest faster than pro rata over a three-year period from the date on which the award was granted. Notwithstanding the foregoing, the restrictions in the preceding sentence do not apply to grants of up to 10% of the number of shares available for issuance pursuant to awards as set forth in Section 3(a) of the 2011 Plan on the effective date of the 2011 Plan.

Unless otherwise provided in an award agreement, in the event that a participant dies while he or she is an employee, director or consultant and prior to the complete exercise of stock options or complete maturity of SARs granted to him or her under the 2011 Plan, any such remaining stock options or SARs will be fully vested and may be exercised in whole or in part within one year after the date of the participant’s death in accordance with the terms of the 2011 Plan.

Unless otherwise provided in an award agreement, in the event that an participant’s status as an employee, director or consultant terminates due to such participant’s disability prior to the complete exercise of stock options or complete maturity of SARs granted to him or her under the 2011 Plan, any such remaining stock options or SARs will be fully vested and may be exercised in whole or in part up to three years after the participant’s termination of status due to disability as an employee, director or consultant, as the case may be.

A participant who is terminated for cause (as defined in the 2011 Plan) will, unless otherwise determined by the 2011 Administrator, immediately forfeit, effective as of the date the participant engages in such conduct, all unexercised, unearned, and/or unpaid awards, including without limitation awards earned but not yet paid, all unpaid dividends and dividend equivalents, and all interest, if any, accrued on the foregoing.

Termination of Service

An award may not be exercised after the termination date of such award as set forth in the award agreement and may be exercised following the termination of a participant’s continuous service with us only to the extent provided in the award agreement. Where an award agreement permits a participant to exercise an award following termination of service, the award will terminate to the extent not exercised on the last day of the specified period or the last day of the original term of the award, whichever comes first. Any award designated as an incentive stock option, to the extent not exercised within the time permitted by law for the exercise of incentive stock options following the termination of employment, will convert automatically to a nonqualified stock option and thereafter will be exercisable as such to the extent exercisable by its terms for the period specified in the award agreement.

Adjustments Upon Change in Capitalization

Subject to any required action by our stockholders, the number of shares of common stock covered by outstanding awards, the number of shares of common stock that have been authorized for issuance under the 2011 Plan, the exercise or purchase price of each outstanding award, the maximum number of shares of common stock that may be granted subject to awards to any participant in a calendar year, and the like, will be proportionally adjusted by the 2011 Administrator in the event of (i) any increase or decrease in the number of issued shares of common stock resulting from a stock split, stock dividend, combination or reclassification or similar event affecting our common stock; (ii) any other increase or decrease in the number of issued shares of common stock effected without receipt of consideration by us; or (iii) any other transaction with respect to common stock including a corporate merger, consolidation, acquisition of property or stock, separation (including a spin-off or other distribution of stock or property), reorganization, liquidation (whether partial or complete), distribution of cash or other assets to stockholders other than a normal cash dividend, or any similar transaction. For purposes of the foregoing, the conversion of any of our convertible securities will not be deemed to have been “effected without receipt of consideration.”

Corporate Transactions and Changes in Control

Upon the consummation of a Corporate Transaction, outstanding awards may be assumed or replaced by the successor entity. Any awards that have not been assumed, replaced or exercised as of the consummation of a Corporate Transaction will terminate unless the 2011 Administrator, in its sole and absolute discretion (i) provides for the payment of cash or other consideration to the participants in exchange for the satisfaction and cancellation of all or some outstanding awards or (ii) makes such other modifications to outstanding awards or the 2011 Plan as the 2011 Administrator deems necessary or appropriate.

Except as provided in an individual award agreement, in the event of a Corporate Transaction or Change in Control, for the portion of each award that is not assumed or replaced by the successor entity, such portion of the award will automatically vest and become exercisable and be released from any repurchase or forfeiture rights immediately prior to the effective date of the Corporate Transaction or Change in Control, as applicable.

Under the 2011 Plan, a Corporate Transaction is generally defined as:

•	the sale, transfer or other disposition of all or substantially all of the assets of the Company;

•	the complete liquidation or dissolution of the Company;

•

any reverse merger or series of related transactions culminating in a reverse merger in which the Company is the surviving entity but (A) the shares of our common stock outstanding immediately prior to such merger are converted or exchanged by virtue of the merger into other property, whether in the form of securities, cash or otherwise, or (B) in which securities possessing more than 40% of the total combined voting power of our outstanding securities are transferred to a person or persons different from those who held such securities immediately prior to such merger or the initial transaction culminating in such merger; or

•

the acquisition in a single or series of related transactions by any person or related group of persons (other than the Company or by a Company-sponsored employee benefit plan) of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than 50% of the total combined voting power of our outstanding securities, but excluding any such transaction or series of related transactions that the 2011 Administrator determines shall not be a Corporate Transaction.

Under the 2011 Plan, a Change in Control is generally defined as:

•

the direct or indirect acquisition by any person or related group of persons (other than an acquisition from or by the Company or by a Company-sponsored employee benefit plan or by a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than 50% of the total combined voting power of our outstanding securities pursuant to a tender or exchange offer made directly to our stockholders which a majority of our Board members (who have served on our Board for at least 12 months) who are not affiliates of the offeror do not recommend such stockholders accept; or

•

a change in the composition of the Board over a period of 12 months or less such that a majority of the Board members (rounded up to the next whole number) ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who have either been Board members continuously for a period of at least 12 months or have been Board members for less than 12 months and were elected or nominated for election by at least a majority of Board members who have served on our Board for at least 12 months.

Term of the 2011 Plan; Amendment, Suspension or Termination of the 2011 Plan

The 2011 Plan has a term of 10 years unless sooner terminated by the Board. The Board may at any time amend, suspend or terminate the 2011 Plan. To the extent necessary to comply with applicable provisions of federal securities laws, state corporate and securities laws, the Code, the rules of any applicable stock exchange or national market system, and the rules of any non-U.S. jurisdiction applicable to awards granted to residents therein, we intend to seek stockholder approval of any such amendment to the 2011 Plan in such a manner and to such a degree as is required.

Anticipated U.S. Federal Income Tax Consequences

The following summary of the federal income tax consequences of the 2011 Plan and the awards to be granted thereunder is based upon federal income tax laws in effect on the date of this proxy statement, all of which are subject to change (possibly to retroactive effect) and to differing interpretations. Any such change could affect the accuracy of the statements and conclusions set forth in this summary. This summary does not purport to be complete, and does not discuss non-U.S., state or local tax consequences or additional guidance that is expected to be issued by the Treasury Department under the Code.

Nonqualified Stock Options

The grant of a nonqualified stock option under the 2011 Plan will not result in any federal income tax consequences to the optionholder or to us. Upon exercise of a nonqualified stock option, the optionholder is subject to income taxes at the rate applicable to ordinary compensation income on the excess of the fair market value of the shares on the date of exercise over the option exercise price. This income is subject to withholding for federal income and employment tax purposes. We are entitled to an income tax deduction in the amount of the income recognized by the option holder, subject to possible limitations imposed by Section 162(m) and so long as we withhold the appropriate taxes with respect to such income (if required) and the optionholder’s total compensation is deemed reasonable in amount. Any gain or loss on the optionholder’s subsequent disposition of the shares of common stock will receive long or short-term capital gain or loss treatment, depending on whether the shares are held for more than one year following exercise. We do not receive a tax deduction for any such gain.

If a nonqualified stock option is amended, such option may be considered deferred compensation and subject to the rules of Section 409A of the Code (“Section 409A”), which provide, among other things, rules regarding the timing of payment of deferred compensation. A stock option subject to Section 409A which fails to comply with the rules of Section 409A can result in the acceleration of income recognition, an additional 20% tax obligation, plus penalties and interest.

Incentive Stock Options

The grant of an incentive stock option under the 2011 Plan will not result in any federal income tax consequences to the optionholder or to us. An optionholder recognizes no federal taxable income upon exercising an incentive stock option (subject to the alternative minimum tax rules discussed below) and we receive no deduction at the time of exercise. In the event of a disposition of stock acquired upon exercise of an incentive stock option, the tax consequences depend upon how long the optionholder has held the shares of common stock. If the optionholder does not dispose of the shares within two years after the incentive stock option was granted, nor within one year after the incentive stock option was exercised, the optionholder will recognize a long-term capital gain (or loss) equal to the difference between the sale price of the shares and the exercise price. We are not entitled to any deduction under these circumstances.

If the optionholder fails to satisfy either of the foregoing holding periods, he or she must recognize ordinary income in the year of the disposition (referred to as a “disqualifying disposition”). The amount of such ordinary income generally is the lesser of (i) the excess (if any) of the amount realized on the disposition over the exercise price or (ii) the excess of the fair market value of the shares on the exercise date over the exercise price. Any gain in excess of the amount taxed as ordinary income will be treated as a long or short-term capital gain, depending on whether the stock was held for more than one year. We, in the year of the disqualifying disposition, are entitled to a deduction equal to the amount of ordinary income recognized by the optionholder, subject to possible limitations imposed by Section 162(m) and so long as the optionholder’s total compensation is deemed reasonable in amount.

The “spread” under an incentive stock option—i.e., the excess of the fair market value of the shares at exercise over the exercise price—is classified as an item of adjustment in the year of exercise for purposes of the alternative minimum tax. If an optionholder’s alternative minimum tax liability exceeds such optionholder’s regular income tax liability, the optionholder will owe the larger amount of taxes. In order to avoid the application of alternative minimum tax with respect to incentive stock options, the optionholder must sell the shares within the same calendar year in which the incentive stock options are exercised. However, such a sale of shares within the same year of exercise will constitute a disqualifying disposition, as described above.

In the event an incentive stock option is amended, such option may be considered deferred compensation and subject to the rules of Section 409A. A stock option subject to Section 409A which fails to comply with the rules of Section 409A can result in the acceleration of income recognition, an additional 20% tax obligation, plus penalties and interest. In addition, the amendment of an incentive stock option may convert the option from an incentive stock option to a nonqualified stock option.

Restricted Stock

The grant of restricted stock will subject the recipient to ordinary compensation income on the excess of the fair market value of the shares on the date that the restrictions lapse over the amount paid, if any, for such stock. For recipients who are employees, this income is subject to withholding for federal income and employment tax purposes. We are entitled to an income tax deduction in the amount of the ordinary income recognized by the recipient, subject to possible limitations imposed by Section 162(m) and so long as we withhold the appropriate taxes with respect to such income (if required and which may be accomplished by the withholding of a number of shares covered by the award equal to the withholding obligation) and the recipient’s total compensation is deemed reasonable in amount. Any gain or loss on the recipient’s subsequent disposition of the shares will receive long or short-term capital gain or loss treatment depending on how long the stock has been held since the restrictions lapsed. We do not receive a tax deduction for any such gain.

Recipients of restricted stock may make an election under Section 83(b) of the Code (the “Section 83(b) Election”) to recognize as ordinary compensation income in the year that such restricted stock is granted, the amount equal to the excess of the fair market value on the date of the issuance of the stock over the amount paid, if any, for such stock. If such an election is made, the recipient recognizes no further amounts of compensation income upon the lapse of any restrictions and any gain or loss on subsequent disposition will be long or short-term capital gain to the recipient based on how long the stock has been held since the date of issuance. The Section 83(b) Election must be made within 30 days from the time the restricted stock is issued.

Stock Appreciation Rights

Recipients of SARs generally should not recognize income until the SAR is exercised. Upon exercise, the recipient will normally recognize taxable ordinary income for federal income tax purposes equal to the amount of cash and fair market value of the shares, if any, received upon such exercise. Recipients who are employees will be subject to withholding for federal income and employment tax purposes with respect to income recognized upon exercise of a SAR. Recipients will recognize gain upon the disposition of any shares received on exercise of a SAR equal to the excess of (i) the amount realized on such disposition over (ii) the ordinary income recognized with respect to such shares under the principles set forth above. That gain will be taxable as long or short-term capital gain depending on whether the shares were held for more than one year. We will be entitled to a tax deduction to the extent and in the year that ordinary income is recognized by the recipient due to the exercise of an SAR, subject to possible limitations imposed by Section 162(m) and so long as we withhold the appropriate taxes with respect to such income (if required and which may be accomplished by the withholding of a number of shares covered by the award equal to the withholding obligation) and the recipient’s total compensation is deemed reasonable in amount.

A SAR can be considered non-qualified deferred compensation that is subject to the rules of Section 409A. A SAR that does not meet the requirements of Section 409A can result in the acceleration of income recognition, an additional 20% tax obligation, plus penalties and interest.

Restricted Stock Units

Recipients of RSUs generally should not recognize income until such units are converted into cash or shares of stock. Upon conversion, the recipient will normally recognize taxable ordinary income for federal income tax purposes equal to the amount of the fair market value of the shares received upon conversion. Recipients who are employees will be subject to withholding for federal income and employment tax purposes with respect to income recognized upon conversion of the RSUs. Participants will recognize gain upon the disposition of any shares received upon conversion of the RSUs equal to the excess of (i) the amount realized on such disposition over (ii) the ordinary income recognized with respect to such shares under the principles set forth above. That gain will be taxable as long or short-term capital gain depending on whether the shares were held for more than one year. We will be entitled to a tax deduction to the extent and in the year that ordinary income is recognized by the recipient, subject to possible limitations imposed by Section 162(m) and so long as we withhold the appropriate taxes with respect to such income (if required and which may be accomplished by the withholding of a number of shares covered by the award equal to the withholding obligation) and the recipient’s total compensation is deemed reasonable in amount.

RSUs also can be considered non-qualified deferred compensation that is subject to the rules of Section 409A. A grant of RSUs that does not meet the requirements of Section 409A can result in the acceleration of income recognition, an additional 20% tax obligation, plus penalties and interest.

Burn Rate Threshold

In order to address potential shareholder concerns regarding the number of stock options, SARs or other stock awards we intend to grant in a given year, the board of directors commits to our shareholders that over the three fiscal years commencing on January 1, 2011, it will not grant a number of shares subject to stock options, SARs or other stock awards to employees or nonemployee directors at an average annual rate greater than 7.26% of the number of shares of our common stock that we believe will be outstanding over such three-year period. For purposes of calculating the number of shares granted in a year, any full-value awards will count as equivalent to 2.5 shares.

Vote Required; Recommendation

To be approved, this Proposal No. 5 must receive a “for” vote from the holders of a majority of the shares of common stock present and entitled to vote either in person or by proxy at the annual meeting. Abstentions will have the same effect as votes “against” Proposal No. 5; broker non-votes will have no effect. The Board recommends a vote “for” this Proposal No. 5 to approve the 2011 Plan.

PROPOSAL NO. 6

APPROVAL OF AMENDMENT TO 2005 EMPLOYEE STOCK PURCHASE PLAN TO INCREASE

THE NUMBER OF SHARES OF COMMON STOCK AVAILABLE FOR FUTURE GRANT

Background

At the 2011 annual meeting of stockholders, the stockholders will be asked to approve an amendment to the 2005 ESPP to increase the number of shares of the common stock available for future grant under the 2005 ESPP by 1,500,000 shares from 1,000,000 to 2,500,000. As of May 31, 2011, a total of 242,898 shares of common stock remain available for future purchases, without giving effect to the proposed amendment.

The Board believes that the 2005 ESPP benefits our stockholders by providing our eligible employees, officers, directors and consultants with an opportunity to purchase, through payroll deductions, shares of the our common stock at a discount through payroll deductions, which helps to attract, retain and motivate valued employees. To provide a reasonable reserve of shares to permit us to continue offering this opportunity to our employees, the Board has approved an amendment to increase the number of shares of common stock reserved for issuance under the 2005 ESPP by 1,500,000 shares, which amendment will only become effective upon approval by the stockholders of the Company at the annual meeting. Below is a summary of the principal provisions of the 2005 ESPP and its operation.

Summary of the 2005 ESPP

The following summary sets forth the primary features of the 2005 ESPP. This summary is qualified in its entirety by the terms of the 2005 ESPP, which is attached to this proxy statement as Annex B.

General

The 2005 ESPP is primarily designed to retain and motivate the employees of the Company and its designated subsidiaries by encouraging them to acquire ownership in the Company on a discounted, tax-favored basis. In particular, the 2005 ESPP is intended to be an “employee stock purchase plan” within the meaning of Section 423 of the Code and allow participating employees to defer recognition of taxes when purchasing common stock at a discount under the 2005 ESPP.

Authorized Shares

The Company originally reserved 1,000,000 shares of common stock for issuance under the 2005 ESPP, which shares could be issued from the Company’s authorized but unissued reserves or via the purchase by the Designated Broker (as defined below) of shares of common stock either from the Company or on the open market. To the extent the Company offers to sell shares purchased by a broker at a price below fair market value, the Company makes cash payments to the broker to subsidize the discount.

Administration

The 2005 ESPP is administered by the Board or a person or committee appointed from time to time by the Board (the “2005 ESPP Administrator”). The Board or the 2005 ESPP Administrator, if one has been appointed, is vested with full authority to construe, interpret and apply the terms of the 2005 ESPP, to determine eligibility, to adjudicate all disputed claims under the 2005 ESPP, to adopt, amend and rescind any rules deemed appropriate for the administration of the 2005 ESPP, and to make all other determinations necessary or advisable for the administration of the 2005 ESPP. Determinations by the Board or the 2005 ESPP Administrator as to the interpretation and operation of the 2005 ESPP are final and binding on all parties.

Offering Periods

Under the 2005 ESPP, the Company conducts 12-month offerings (each, an “Offering”) of shares of the Company’s common stock, with each such Offering consisting of two 6-month purchase periods (each, a “Purchase Period”). However, the 2005 ESPP Administrator may prospectively shorten or lengthen the duration of these periods. The Purchase Periods generally commence on June 1 and December 1 of each year. The 2005 ESPP Administrator or the Board may change the term of any Offering or Purchase Period to up to 27 months, without further stockholder approval.

Eligibility

All employees of the Company and its designated subsidiaries (including, for sub-plans, designated related entities) are eligible to participate in the 2005 ESPP, except persons whose customary employment is less than

20 hours per week or five months or less per year and, with respect to any given Offering, those hired subsequent to the beginning of such Offering. Persons who are deemed for purposes of Section 423(b)(3) of the Code to own shares of common stock representing five percent or more of the total combined voting power or value of all classes of the Company’s common stock or shares of a subsidiary are ineligible to participate in the 2005 ESPP. In addition, to the extent an option granted pursuant to the 2005 ESPP would permit a person’s rights to purchase shares of common stock to accrue at a rate that exceeds $25,000 of the fair market value of such common stock for any calendar year, such person is not eligible to participate in the 2005 ESPP. The Board or the 2005 ESPP Administrator, in its sole discretion, may permit Company directors, employees who own five percent or more of the total combined voting power or value of all classes of the Company’s common stock or shares of a subsidiary, and consultants to participate in certain sub-plans which are not designed to meet the requirements set forth in Section 423 of the Code. As of May 31, 2011, the Company and its designated subsidiaries had no directors or consultants who were eligible to participate in the 2005 ESPP and approximately 518 employees who were eligible to participate in the 2005 ESPP.

Participation

Eligible employees may elect to participate in one or more of the Offerings by completing a subscription agreement on the form provided by the Company, electing to make payroll deductions during the Offering, and filing it with the Company’s Human Resources Department or the stock brokerage or other financial services firms designated or approved by the 2005 ESPP Administrator from time to time (each, a “Designated Broker”) prior to the applicable offering date. The amount of the payroll deductions must not exceed a percentage (initially 10%) of the participant’s annual compensation as established from time to time by the Board or the 2005 ESPP Administrator. Likewise, a participant may not purchase more than 1,000 shares of common stock per Purchase Period during an Offering, subject to adjustment before the commencement of each Offering both for capital changes and based on the discretion of the Board or the 2005 ESPP Administrator. All sums deducted from the regular compensation of participants are credited to a stock purchase account established for each participant on the Company’s books. Prior to use of these funds for the purchase of shares of common stock in accordance with the 2005 ESPP, the Company may use these funds for any valid corporate purpose. In no event is the Company under any obligation to pay interest on funds credited to a participant’s stock purchase account.

Price

Generally, the price per share of common stock sold under the 2005 ESPP during an Offering is 85% of the closing price of the Company’s common stock on NASDAQ on the first day of the Offering (or, if less, 85% of the closing price of the Company’s common stock on NASDAQ on the last day of the Purchase Period). However, before the first business day of any Offering, the Board or the 2005 ESPP Administrator may establish a different formula for determining the price, so long as the formula does not result in a lower price than is allowed under Section 423(b)(6) of the Code. Each eligible employee receives an option, effective on the first day of the Offering, to purchase shares of common stock on the last day of each Purchase Period during the Offering. The number of shares which a participant may purchase pursuant to the option during each Offering is the quotient of the aggregate payroll deductions in the Offering authorized by the participant and not withdrawn, divided by the applicable purchase price, subject to the limitations described above. Any amounts left over in an eligible employee’s account following a Purchase Period are returned to the applicable employee.

Purchase of Shares

A participant’s option to purchase common stock pursuant to the 2005 ESPP is automatically exercised on the last day of each Purchase Period associated with an Offering. Before that date, a participant may terminate his or her participation in the 2005 ESPP by providing written notice to the 2005 ESPP Administrator or its designated broker. A participant who terminates his or her participation in the 2005 ESPP during an Offering receives a refund of his or her 2005 ESPP contributions. If a participant fails to work at least 20 hours per week during an Offering, the participant is automatically deemed to have terminated his or her participation in the 2005

ESPP. Once an Offering begins, a participant may not increase how much he or she has elected to contribute to the 2005 ESPP during the Offering unless the Board or the 2005 ESPP Administrator provided for such adjustments before the Offering began.

Transferability

Options under the 2005 ESPP may not be assigned, transferred, pledged or otherwise disposed of except by will or in accordance with the laws of descent and distribution.

Termination of Employment

If a participant’s employment terminates for any reason, his or her payroll deductions or contributions are refunded.

Amendment or Termination of the 2005 ESPP

The Board or the 2005 ESPP Administrator may at any time amend the 2005 ESPP. Such amendments are subject to stockholder approval only to the extent the Board or the 2005 ESPP Administrator determines that such approval is appropriate. Currently, for example, the approval of the stockholders of the Company is required to increase the number of shares of common stock authorized for purchase under the 2005 ESPP or to change the class of employees eligible to receive options under the 2005 ESPP, other than to designate additional subsidiaries as eligible subsidiaries for purposes of the 2005 ESPP. The Board or the 2005 ESPP Administrator may also terminate the 2005 ESPP at any time.

Change in Company Capital Structure

If there is any change in the common stock of the Company as a result of a merger, consolidation, reorganization, recapitalization, declaration of stock dividends, stock split, combination of shares, exchange of shares, change in corporate structure or similar event, appropriate adjustments will be made to the class and number of shares subject to the 2005 ESPP.

New Plan Benefits

Participation in the 2005 ESPP is voluntary and each eligible employee makes his or her own decision as to whether and to what extent he or she participates in the 2005 ESPP. It is therefore not possible to determine the benefits or amount that will be received in the future by individual employees or groups of employees under the 2005 ESPP.

None of our directors who are not also executive officers are eligible to participate in the 2005 ESPP. Since its inception, no shares of common stock have been issued under the 2005 ESPP to any other nominee for election as a director, or any associate of any such director, nominee or executive officer, and no other person has been issued five percent or more of the total amount of shares issued under the 2005 ESPP.

Summary of U.S. Federal Income Tax Consequences of the 2005 ESPP

The Company anticipates that all purchases through the 2005 ESPP will qualify for tax-favored treatment under Section 423 of the Code, with the consequences described below for participants subject to U.S. taxation. Any non-qualifying purchases could subject the purchaser to income tax, including penalty taxes under Section 409A of the Code, either at the time of grant or of exercise of the purchase option.

For purchases qualifying under Section 423 of the Code, no taxable income will be recognized by employees until the sale or other disposition of the shares of common stock acquired under the 2005 ESPP. At that time, a participant generally will recognize ordinary income and capital gains. When the shares are disposed of by a participant two years or more after the beginning of the Offering in which the shares were purchased, or one year or more after the date such shares are actually purchased, he or she will recognize ordinary income equal to the lesser of: (i) the excess of the fair market value of the shares on the purchase date over the purchase price (the “Discount”); and (ii) the excess of the fair market value of the shares at disposition over the purchase price. We are not entitled to any deduction under these circumstances. If the participant fails to satisfy either of the foregoing holding periods (in what is known as a “disqualifying disposition”), the participant must recognize ordinary income in the amount of the Discount, even if the disposition is a gift or is at a loss. In the event of a participant’s death while owning shares acquired under the 2005 ESPP, ordinary income must be recognized in the year of death as though the shares had been sold.

In the cases discussed above (other than death), the amount of ordinary income recognized by a participant is added to the purchase price paid by the participant, and this amount becomes the tax basis for determining the amount of the capital gain or loss from the disposition of the shares. Additional gain, if any, will be short-term or long-term capital gain depending on whether the shares were held for 12 months or less, or more than 12 months.

Net capital gains from the disposition of capital stock held more than 12 months are currently taxed at a maximum federal income tax rate of 15% and net capital gains from the disposition of stock held not more than 12 months is taxed as ordinary income (maximum rate of 35%). However, limitations on itemized deductions and the phase-out of personal exemptions may result in effective marginal tax rates higher than 15% for net capital gains and 35% for ordinary income.

The Company is entitled to tax deductions for shares issued under the 2005 ESPP only in the event of disqualifying dispositions. For disqualifying dispositions, the Company is allowed a deduction to the extent of the amount of ordinary income includable in gross income by such participant for the taxable year as a result of the premature disposition of the shares. The 2005 ESPP will not meet the requirements in Section 162(m), which means that there may be no Company deductions for disqualifying dispositions by the Company’s chief executive officer and four other most highly paid executive officers.

Please note that the foregoing discussion of the anticipated U.S. federal income tax consequences relating to the 2005 ESPP sets forth general rules only, and each participant’s particular tax situation may differ. Accordingly, in the event that the 2005 ESPP is approved by the Company’s stockholders at the annual meeting, the Company strongly recommends that each participant consult his or her own tax advisors for tax advice relating to his or her participation in the 2005 ESPP.

Vote Required; Recommendation

To be approved, this Proposal No. 6 must receive a “for” vote from the holders of a majority of the shares of common stock present and entitled to vote either in person or by proxy at the annual meeting. Abstentions will have the same effect as votes “against” Proposal No. 6; broker non-votes will have no effect. The Board recommends a vote “for” this Proposal No. 6 to approve an amendment to the 2005 ESPP to increase the number of shares of common stock available for future grant under the 2005 ESPP.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership

The following table sets forth information as of June 8, 2011 regarding the beneficial ownership of our common stock by (i) each person known to our Board to own beneficially five percent or more of our common stock; (ii) each director of the Company; (iii) the Named Executive Officers (as defined below in the Summary Compensation Table); and (iv) all of our directors and executive officers as a group. Information with respect to beneficial ownership is based solely on a review of our capital stock transfer records and on publicly available filings made with SEC by or on behalf of the stockholders listed below. The address for all executive officers and directors is c/o Accelrys, Inc., 10188 Telesis Court, Suite 100, San Diego, California, 92121.

Percentage of beneficial ownership is calculated based on the 55,472,306 shares of our common stock (net of treasury shares) outstanding as of June 8, 2011. Beneficial ownership is determined in accordance with the rules of the SEC which generally attribute beneficial ownership of securities to persons who possess sole or shared voting or investment power with respect to those securities and includes shares of our common stock issuable pursuant to the exercise of stock options, warrants or other securities that are exercisable or convertible into shares of our common stock within 60 days of June 8, 2011. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
5% Stockholders
Brown Capital Management, Inc	7,895,451	(1)	14.2%
1201 N. Calvert St. Boston, MA 21202

Park West Asset Management LLC	3,447,222	(2)	6.2%
900 Larkspur Landing Circle, Suite 165 Larkspur, CA 94939

BlackRock Inc	3,233,951	(3)	5.8%
40 E 52nd Street New York, NY 10022

Named Executive Officers
Max Carnecchia	458,000	(4)	*	%
Michael Piraino	80,647	(5)	*	%
Todd Johnson	80,981	(6)	*	%
Trevor Heritage	194,229	(7)	*	%
Anil Thakur	28,750	(8)	*	%
Mathew Hahn	478,418	(9)	*	%

Directors
Kenneth L. Coleman	63,515	(10)	*	%
Ricardo B. Levy	61,514	(11)	*	%
Christopher J. Steffen	59,000	(12)	*	%
Jeffrey Rodek	18,000	(13)	*	%
Larry Ferguson	—		—%
Steven Goldby	323,658	(14)	*	%
Timothy Harkness	13,208	(15)	*	%
Chris van Ingen	13,208	(16)	*	%
Bruce Pasternack	15,195	(17)	*	%
Max Carnecchia	458,000	(4)	*	%

All current executive officers and directors as a group (18 persons)	2,466,731	(18)	4.3%

*	Less than one percent.

(1)	Brown Capital Management, Inc. (“Brown”) has no shared voting power or shared dispositive power and has sole voting power with respect to 4,171,840 shares and sole dispositive power with respect to all shares, which includes 3,612,650 shares beneficially owned by The Brown Capital Management Small Company Fund, a registered investment company, which is managed by Brown Capital Management, LLC. The foregoing information is based solely upon information contained in a Schedule 13G/A filed with the SEC by Brown on April 15, 2011 with respect to holdings of Company common stock as of March 31, 2011.

(2)	Park West Asset Management LLC (“PWAM”) is the investment manager of Park West Investors Masters Fund, Limited (“PWIMF”) and Park West Partners International, Limited, a Cayman Islands exempted company (“PWPI”). Peter S. Park is the sole member and manager of PWAM. The reporting persons’ beneficial ownership as of January 13, 2011 were as follows: (i) PWAM beneficially owned 3,447,222 Shares, consisting of 2,798,684 Shares held by PWIMF and 648,538 Shares held by PWPI; (ii) Peter S. Park, as sole member and manager of PWAM, beneficially owned the 3,447,222 Shares beneficially owned by PWAM; and (iii) PWIMF owned 2,798,684 Shares. Each of the reporting persons has no shared voting power or shared dispositive power and has sole voting power and sole dispositive power with respect to all their shares. The foregoing information is based solely upon information contained in a Schedule 13G/A filed with the SEC by PWAM on January 24, 2011 with respect to holdings of Company common stock.

(3)	BlackRock Inc. (“BlackRock”) has sole voting power and sole dispositive power with respect to all shares. Based on information contained in a Schedule 13G/A filed with the SEC by BlackRock on February 3, 2011 with respect to holdings of Company common stock as of December 31, 2010.

(4)	Represents 3,000 shares of common stock held of record by Mr. Carnecchia, options to purchase 441,666 shares of common stock that are exercisable within 60 days of June 8, 2011 and 13,334 RSUs that will vest within 60 days of June 8, 2011.

(5)	Represents 12,001 shares of common stock held of record by Mr. Piraino, options to purchase 61,979 shares of common stock that are exercisable within 60 days of June 8, 2011 and 6,667 RSUs that will vest within 60 days of June 8, 2011.

(6)	Represents 34,107 shares of common stock held of record by Mr. Johnson and options to purchase 46,874 shares of common stock that are exercisable within 60 days of June 8, 2011.

(7)	Represents 1,000 shares of common stock held of record by Dr. Heritage, options to purchase 179,895 shares of common stock that are exercisable within 60 days of June 8, 2011 and 13,334 RSUs that will vest within 60 days of June 8, 2011.

(8)	Represents options to purchase 18,750 shares of common stock that are exercisable within 60 days of June 8, 2011 and 10,000 RSUs that will vest within 60 days of June 8, 2011.

(9)	Represents 274,042 shares of common stock held of record by Dr. Hahn, options to purchase 194,375 shares of common stock that are exercisable within 60 days of June 8, 2011 and 10,001 RSUs that will vest within 60 days of June 8, 2011.

(10)	Represents 14,000 shares of common stock held of record by Mr. Coleman and options to purchase 49,515 shares of common stock that are exercisable within 60 days of June 8, 2011.

(11)	Represents 12,000 shares of common stock held of record by Mr. Levy and options to purchase 49,514 shares of common stock that are exercisable within 60 days of June 8, 2011.

(12)	Represents 19,000 shares of common stock held of record by Mr. Steffen and options to purchase 40,000 shares of common stock that are exercisable within 60 days of June 8, 2011.

(13)	Represents 18,000 shares of common stock held of record by Mr. Rodek.

(14)	Represents 50,591 shares of common stock held of record by Mr. Goldby and options to purchase 273,067 shares of common stock that are exercisable within 60 days of June 8, 2011.

(15)	Represents 13,208 shares of common stock held of record by Mr. Harkness.

(16)	Represents 13,208 shares of common stock held of record by Mr. van Ingen.

(17)	Represents 15,195 shares of common stock held of record by Mr. Pasternack.

(18)	Represents 641,436 shares of common stock held of record by our current executive officers and directors, options to purchase 1,729,672 shares of common stock that are exercisable within 60 days of June 8, 2011, and 95,623 RSUs that will vest within 60 days of June 8, 2011.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) (“Section 16(a)”) of the Exchange Act requires our directors, executive officers and beneficial owners of more than 10% of any class of our securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Directors, executive officers and 10% beneficial owners are required by SEC regulations to furnish us with copies of all Section 16(a) forms that they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and certain written representations that no other reports were required during the Transition Period, all Section 16(a) filing requirements applicable to our directors, executive officers and 10% beneficial owners were complied with, with the exception of one Form 4 that was filed late by Mr. Johnson.

BOARD MATTERS AND CORPORATE GOVERNANCE

Information Regarding the Board and Its Committees

The Board met 10 times during the Transition Period. Each member of the Board attended 75% or more of the aggregate number of meetings of the Board and of the committees of the Board on which he served that were held during the period for which he was a director or committee member, respectively.

The Board has three committees: the Audit Committee, the Human Resources Committee and the Governance and Nominating Committee. The following table provides meeting information for Transition Period and current membership for each of the committees of the Board:

Name	Audit Committee		Human Resources Committee		Governance and Nominating Committee
Kenneth L. Coleman	X		X		X
Christopher J. Steffen	X	**	X		X
Ricardo B. Levy	X		X	*	X
Jeffrey Rodek.	X		X		X	*
Larry Ferguson	X		X		X
Timothy Harkness±	X		X		X
Chris van Ingen±	X		X		X
Bruce Pasternack±	X		X		X
Total meetings in the Transition Period	4		7		7

*	Committee Chairperson

**	Audit Committee Financial Expert and Committee Chairperson

±	Appointed to the Board and each of the committees on July 1, 2010, in connection with the completion of the Merger.

Below is a description of each committee of the Board. The Board has determined that each member of each committee is “independent” within the meaning of the applicable listing standards of the NASDAQ Stock Market (“NASDAQ”), as well as applicable SEC rules and regulations and that each member is free of any relationship that would interfere with his individual exercise of independent judgment with regard to the Company.

Audit Committee

The Audit Committee bears direct responsibility for the appointment and termination, compensation and oversight of the work of our independent registered public accounting firm, who reports directly to the Audit Committee. The committee also reviews and discusses with our management and independent registered public accounting firm the financial statements and disclosures in our quarterly financial press releases and SEC filings. Committee members periodically meet separately with our management and independent registered public accounting firm to discuss issues and concerns, and the committee has established procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or audit matters, in a confidential manner.

As of June 8, 2011, the members of the Audit Committee are Christopher J. Steffen, Ricardo B. Levy, Kenneth L. Coleman, Jeffrey Rodek, Larry Ferguson, Timothy Harkness, Chris van Ingen and Bruce Pasternack. Mr. Steffen serves as chairman of the Audit Committee and the Board has determined that he qualifies as an “audit committee financial expert” in accordance with applicable SEC rules.

The Audit Committee charter can be found in the “About Accelrys” section of our corporate website located at www.accelrys.com, under “Company Leadership—Corporate Governance”.

Human Resources Committee

Pursuant to its charter, the Human Resources Committee administers our executive compensation program and is responsible for establishing, implementing and monitoring adherence to our philosophy with respect to executive compensation. In addition, the Human Resources Committee oversees our compensation and other benefit plans and policies, administers our stock plans (including reviewing and approving equity grants to our officers) and reviews and approves all compensation decisions relating to directors and elected officers, including the Named Executive Officers. In connection with performing their duties, the members of the Human Resources Committee are fully empowered to engage an executive compensation consultant and have retained Frederic W. Cook & Co., Inc. in this capacity.

As of June 8, 2011, the members of the Human Resources Committee are Ricardo B. Levy, Kenneth L. Coleman, Christopher J. Steffen, Jeffrey Rodek, Larry Ferguson, Timothy Harkness, Chris van Ingen and Bruce Pasternack. Mr. Levy serves as chairman of the Human Resources Committee.

Additionally, the Board has appointed a secondary committee which has the authority to approve awards to our non-executive officers. Mr. Levy is the sole member of the secondary committee.

The Human Resources Committee charter can be found in the “About Accelrys” section of our corporate website located at www.accelrys.com, under “Company Leadership—Corporate Governance”.

Governance and Nominating Committee

The Governance and Nominating Committee makes recommendations to the Board regarding candidates for election to the Board, as well as the composition and size of the Board and its committees and qualifications for membership. In connection with performing their duties, the members of the Governance and Nominating Committee are fully empowered to engage one or more search firms to identify potential director candidates. The committee is also charged with establishing effective corporate governance processes, including oversight of the appointment of new directors, committee structure and membership, director compensation and chief executive officer succession planning.

As of June 8, 2011, the members of the Governance and Nominating Committee are Kenneth L. Coleman, Ricardo B. Levy, Christopher J. Steffen, Jeffrey Rodek, Larry Ferguson, Timothy Harkness, Chris van Ingen and Bruce Pasternack. Mr. Rodek serves as chairman of the Governance and Nominating Committee.

The Governance and Nominating Committee has adopted a charter that can be found in the “About Accelrys” section of our corporate website located at www.accelrys.com, under “Company Leadership—Corporate Governance”.

Board Leadership Structure

We have, and since April 2004 have had, an independent chairman separate from the chief executive officer. The Board believes it is important to have an independent director in a board leadership position at all times. Our Chairman provides independent leadership of the Board and enables non-management directors to raise issues and concerns for consideration by the Board without immediately involving management. Our Chairman also serves as a liaison between the Board and our senior management. The Board has determined that this structure is the most appropriate structure for the Company at this time.

Director Compensation

Historically, we have paid our Chairman an annual retainer of $100,000 while each non-employee director has received an annual retainer of $30,000. In addition, the Audit Committee chairman has historically received an annual retainer of $20,000 while the chairmen of the Human Resources Committee and the Governance and Nominating Committee have received annual retainers of $10,000. Finally, our non-employee directors have historically received $1,500 for each board and committee meeting they attend, as well as reimbursement for all reasonable travel-related expenses for attendance at meetings of the Board and its committees.

In addition to cash compensation, during the Transition Period, Mr. Harkness, Mr. van Ingen, Mr. Pasternack and Mr. Goldby were each granted 18,000 RSUs on August 3, 2010. Mr. Coleman, Mr. Levy, Mr. Steffen, Mr. Rodek and Mr. Ferguson were each granted 9,000 RSUs on December 3, 2010. The RSUs granted to our non-employee directors vest quarterly over three years and receipt of the common stock underlying the RSUs is deferred until the earlier of the three-year anniversary of the grant of the RSUs or such time as the director ceases providing services to the Company.

The following table provides information concerning the compensation of our non-employee directors for the Transition Period. Directors who are employees of the Company receive no compensation for their services as directors.

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Total
Kenneth L. Coleman	$105,000	$76,770	$181,770
Ricardo B. Levy	60,000	76,770	136,770
Christopher J. Steffen	66,000	76,770	142,770
Jeffrey Rodek	60,000	76,770	136,770
Larry Ferguson	52,500	76,770	129,270
Timothy Harkness	30,000	124,020	154,020
Chris van Ingen	30,000	124,020	154,020
Bruce Pasternack	24,000	124,020	148,020
Steven Goldby	21,000	124,020	145,020

(1)	The amounts shown under the “Stock Awards” column is equal to the aggregate grant date fair value of RSUs granted to each director during the Transition Period computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“ASC Topic 718”), excluding the effect of any estimated forfeitures. As of December 31, 2010, the aggregate number of RSUs outstanding for each director was as follows: Mr. Coleman, 21,834; Mr. Levy, 17,250; Mr. Steffen, 17,250; Mr. Rodek, 17,250; Mr. Ferguson, 20,250; Mr. Harkness, 16,500; Mr. van Ingen, 16,500; Mr. Pasternack, 16,500; and Mr. Goldby, 16,500. A discussion of the assumptions used in calculating the grant date fair value is set forth in Note 4 to our consolidated financial statements included in our Transition Report on Form 10-K for the Transition Period.

Our non-employee directors did not receive any option grants during the Transition Period. As of December 31, 2010, the aggregate number of stock options outstanding for each director was as follows: Mr. Coleman, 49,515; Mr. Levy, 54,271; Mr. Steffen, 40,000; Mr. Rodek, 0; and Mr. Ferguson, 0; Mr. Harkness, 0; Mr. van Ingen, 0; Mr. Pasternack, 0; and Mr. Goldby, 312,076.

The Human Resources Committee is currently evaluating our non-employee director compensation policies and practices, including the amounts of the annual retainers and per meeting fees and grants of equity awards, for fiscal year 2011.

Key Corporate Governance Initiatives

We are committed to continuously improving our corporate governance process to meet and, if possible, exceed all applicable regulatory requirements. The following description of our corporate governance profile highlights some of the key corporate governance initiatives undertaken by the Board:

Independent Directors. All of the members of our Board, other than Max Carnecchia and Steven Goldby, meet the independence standards of the SEC and NASDAQ, and only one of our directors, Max Carnecchia, is employed by us. Moreover, our independent directors regularly meet in executive session to discuss matters of interest to them without management present. Finally, the Board has established the position of Chairman of the Board, currently held by Kenneth L. Coleman, an independent director. The Chairman of the Board presides at Board meetings and acts as a liaison between management and directors.

Code of Business Conduct and Ethics. The Board has adopted a Code of Business Conduct and Ethics that all directors, executive officers and employees must review and observe. The Code of Business Conduct and Ethics includes policies on regulatory compliance, conflicts of interest and confidentiality. The Code of Business Conduct and Ethics can be found in the “About Accelrys” section of our corporate website located at www.accelrys.com, under “Company Leadership—Corporate Governance”.

Nomination of Directors

As mentioned above, the Governance and Nominating Committee is charged with making recommendations to the Board regarding qualified candidates to serve as directors. The committee’s goal is to assemble a board of directors with the skills and characteristics that, taken as a whole, will assure a strong board of directors with experience and expertise in all aspects of corporate governance. Accordingly, the Governance and Nominating Committee believes that candidates for director should have certain minimum qualifications, including personal integrity, strength of character, an inquiring and independent mind, practical wisdom and mature judgment. In evaluating director nominees, the Governance and Nominating Committee considers the following factors:

•	The appropriate size of the Board;

•	Our needs with respect to the particular talents and experience of its directors; and

•

The knowledge, skills and experience of nominees, including experience in technology, business, finance, administration or public service, in light of prevailing business conditions and the knowledge, skills and experience already possessed by other Board members.

In addition to the foregoing criteria, the Governance and Nominating Committee considers diversity of age, sex, race and ethnicity in determining the composition and size of the Board, as such factors are believed to foster the effective functioning of the Board and to promote the interests of the Company and its stockholders. The Governance and Nominating Committee does not assign specific weight to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. We believe that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities to the Company and its stockholders.

Other than the foregoing, there are no stated minimum criteria for director nominees, although the Governance and Nominating Committee may also consider such other factors as it deems to be in our best interests and those of our stockholders. The Governance and Nominating Committee does, however, believe it appropriate for at least one member of the Board to meet the criteria for an “audit committee financial expert” as defined by SEC rules, and for a majority of the members of the Board to meet the definition of an “independent director” under NASDAQ listing standards. The Governance and Nominating Committee also believes it is appropriate for our Chief Executive Officer to participate as a member of the Board.

The Governance and Nominating Committee identifies nominees by first evaluating the current members of the Board willing to continue in service. Current members of the Board with skills and experience that are relevant to our business and who are willing to continue in service are considered for re-nomination, but the committee at all times seeks to balance the value of continuity of service by existing members of the Board with that of obtaining a new perspective. The Governance and Nominating Committee annually reviews the performance of the Board, its committees and each director. If any member of the Board does not wish to continue in service, the Governance and Nominating Committee’s policy is to require the Board member to submit a letter of resignation. In such event or if the Governance and Nominating Committee or the Board decides not to re-nominate a member for re-election, the Governance and Nominating Committee identifies the desired skills and experience of a new nominee in light of the criteria above. The Governance and Nominating Committee then uses its network of contacts to compile a list of candidates, but may also engage, if it deems appropriate, a professional search firm. To date, the Governance and Nominating Committee has not paid a fee to any third party to assist in identifying potential nominees.

We do not have a formal policy concerning stockholder recommendations of director candidates to the Governance and Nominating Committee. The absence of such a policy does not mean, however, that such recommendations will not be considered. To date, we have not received any recommendations from stockholders, including recommendations from a stockholder that beneficially owns more than five percent of our common stock, requesting that the Governance and Nominating Committee consider a candidate for inclusion among the committee’s slate of nominees in our proxy statement. Stockholders wishing to make such a recommendation of a director candidate may do so by sending a written notice to the Governance and Nominating Committee, Attn: Chairman, Accelrys, Inc., 10188 Telesis Court, Suite 100, San Diego, California 92121, naming the proposed candidate and providing detailed biographical and contact information for such proposed candidate.

Report of the Audit Committee of the Board

The Audit Committee of the Board is comprised solely of independent directors, as defined by the listing standards of NASDAQ. In addition, at least one member of the Audit Committee is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”). The Audit Committee has furnished the following report:

The purpose of the Audit Committee is to oversee Accelrys’s financial reporting, internal controls and audit functions. The Audit Committee operates under a written charter adopted by the Board. The Audit Committee reviews and assesses the adequacy of its charter on an annual basis.

The Audit Committee met on four occasions during the Transition Period. The Audit Committee met privately in executive session with E&Y as a part of each regularly scheduled meeting.

The Audit Committee has reviewed and discussed Accelrys’s audited consolidated financial statements for the Transition Period with management and E&Y. Management is responsible for the (i) preparation, presentation and integrity of Accelrys’s financial statements, (ii) accounting and financial reporting principles, (iii) establishing and maintaining disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act), (iv) establishing and maintaining internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act), (v) evaluating the effectiveness of disclosure controls and procedures,

(vi) evaluating the effectiveness of internal control over financial reporting, and (vii) evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting. E&Y is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America (“GAAP”), as well as expressing an opinion on the effectiveness of internal control over financial reporting.

The Audit Committee reviewed and accepted E&Y’s Report of Independent Registered Public Accounting Firm included in Accelrys’ Transition Report on Form 10-K for the Transition Period related to its audit of the consolidated financial statements and financial statement schedule and their Report of Independent Registered Public Accounting Firm on Internal Control Over Financial Reporting related to the effectiveness of internal control over financial reporting.

The Audit Committee has discussed with E&Y the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees” and PCAOB Auditing Standard No. 2, “An Audit of Internal Control Over Financial Reporting Performed in Conjunction with an Audit of Financial Statements.” In addition, E&Y has provided the Audit Committee with the written disclosures and the letter required by the Independence Standards Board Standard No. 1, as amended, “Independence Discussions with Audit Committees,” and the Audit Committee has discussed with E&Y their firm’s independence.

Based on its review of the consolidated financial statements and discussions with and representations from management and E&Y referred to above, the Audit Committee approved the audited financial statements for inclusion in Accelrys’ Transition Report on Form 10-K for the Transition Period, for filing with the SEC.

Submitted by the Audit Committee:

Christopher J. Steffen, Chairman

Ricardo B. Levy

Kenneth L. Coleman

Jeffrey Rodek

Larry Ferguson

Timothy Harkness

Bruce Pasternack

Chris van Ingen

This foregoing Audit Committee report is not “soliciting material,” is not deemed “filed” with the SEC, and shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing of ours under the Securities Act or under the Exchange Act, except to the extent we specifically incorporate this report by reference.

Stockholder Communications with the Board

Historically, we have not adopted a formal process for stockholder communications with the Board. Nevertheless, every effort has been made to ensure that the views of our stockholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. We currently believe that these informal efforts to receive and respond to stockholder communications to the Board have proven effective in obviating the need for any formal process.

Per our policy, members of the Board are invited to attend annual meetings of our stockholders. Two directors attended our 2010 annual meeting of stockholders.

Certain Relationships and Related Transactions

Transactions with Related Persons. Other than as disclosed in the Summary Compensation Table, we have not entered into any transactions with related persons since the beginning of the Transition Period and we are not currently considering any proposed transactions with related persons.

Review, Approval or Ratification of Transactions with Related Persons. In January 2007, the Board adopted a related person transaction policy (the “Policy”). Pursuant to the Policy, each of our officers and directors is required to report to the Board any transaction which he or she believes may be a related person transaction and must obtain the approval of the Board prior to entering into such transaction. For purposes of the Policy, a related person transaction is any transaction in which (i) we are a participant; (ii) the amount involved exceeds $120,000; and (iii) the officer or director has a direct or indirect material interest.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Explanatory Note and Brief Overview

On August 3, 2010, the Board approved the change of our fiscal year-end to coincide with the end of the calendar year. As a result, we filed with the SEC our Transition Report on Form 10-K for the Transition Period. Accordingly, the information contained in this Compensation Discussion and Analysis relates to our compensation practices during and for the nine-month Transition Period, as opposed to an entire twelve-month period.

Our decision to change our fiscal year-end to coincide with the end of the calendar year partially resulted from the Merger. The Merger was transformational for both Accelrys and Symyx, and their respective stockholders, with each company’s stockholders owning approximately 50% of the combined company at the conclusion of the Merger. In our view, and as reflected in the Company’s increased revenues and market capitalization following the Merger, the combined company has the scope, scale and potential which neither company possessed alone prior to the Merger. From an operating standpoint, the size of the Company’s workforce, its product portfolio and the overall breadth of the Company also significantly increased. These fundamental changes impacted our compensation practices during the Transition Period in various ways, as described in detail below. Overall, however, our compensation practices were designed to provide incentives to our executives to complete the Merger and integration activities while continuing to meet the Company’s short-term financial targets; to align our executives’ compensation with those of our new Compensation Peer Group (as defined below); to foster the retention and motivation of our executives which have accepted new or expanded roles; and to account for the increased scope of responsibilities and span of control of our continuing executives as a result of the Merger.

Company Highlights During the Transition Period

Due in large part to the successful completion of the Merger, the Company achieved a number of positive results on behalf of its stockholders during the Transition Period. For example:

•	Our revenues during the Transition Period were $80.2 million, as compared to $62.2 million for the nine months ended December 31, 2009, representing an increase of 29%;

•	Our cash and cash equivalents as of the end of the Transition Period were $141.1 million, as compared to $93.1 as of March 31, 2010, representing an increase of 52%;

•	Our stock price as of the end of the Transition Period was $8.30, as compared to:

•	$6.16 as of March 31, 2010, representing an increase of 35%; and

•	$7.53 as of December 31, 2007, representing an increase of 10%.

As described in greater detail below, in light of these positive results, which our executive officers were instrumental in achieving, and in light of the stated objectives of our compensation practices, we generally structured and administered our compensation program for the Transition Period to account for the expanded responsibilities of our executives as a result of the Merger and the importance of our integration of Symyx, while remaining focused on critical business and operational objectives. As a result, during the Transition Period, we:

•

Increased base salaries and target bonus percentages where appropriate due to the expanded responsibilities of our executives as a result of the Merger, while otherwise maintaining executives’ base salaries and target bonus percentages consistent with prior-period levels;

•

Maintained two short-term cash-based incentive plans designed to provide incentives relating to the achievement of key corporate and individual performance targets, ultimately awarding payments equal to 103% of each executive’s target incentive amount under the first plan and 87.25% of each executive’s target incentive amount under the second plan; and

•

Issued awards pursuant to our long-term equity incentive program so as to account for new and expanded responsibilities following the Merger, while otherwise maintaining award levels consistent with prior-period levels.

Role of the Human Resources Committee

Pursuant to its charter, our Human Resources Committee administers our executive compensation program and has responsibility for establishing, implementing and monitoring adherence to our philosophy with respect to executive compensation. The Human Resources Committee seeks to ensure that the total compensation paid to the executive officers and members of the Board is fair, reasonable and competitive. Generally, the types of compensation and benefits provided to the Named Executive Officers (as defined in the “Summary Compensation Table”) are similar to those provided to all other executive officers of the Company.

The Human Resources Committee is comprised entirely of independent directors. The Human Resources Committee’s Chairman is Ricardo B. Levy. The remaining Human Resources Committee members are Jeffrey Rodek, Christopher J. Steffen, Kenneth L. Coleman, Chris van Ingen, Timothy Harkness, Bruce Pasternack and Larry Ferguson. The Board has determined that each of these members is independent under NASDAQ listing standards currently in effect.

The Human Resources Committee oversees our compensation and other benefit plans and policies, administers our stock plans (including reviewing and approving equity grants to our executive officers) and reviews and approves all compensation decisions relating to our directors and executive officers, including the Named Executive Officers. The Human Resources Committee works with management and our Compensation Consultant (as defined below) to align our compensation structure with our organizational goals and market standards relevant to the Company. The Human Resources Committee’s membership is determined by the Board.

The Human Resources Committee operates pursuant to a charter approved by the Human Resources Committee and the Board. The Human Resources Committee charter can be found in the “About Accelrys” section of our corporate website at www.accelrys.com, under “Company Leadership—Corporate Governance”.

Compensation Objective and Philosophy

The objective of our compensation program is to provide total compensation packages that will enable us to:

•	attract, motivate and retain outstanding employees, including the Named Executive Officers;

•	align the financial interests of our employees, including the Named Executive Officers, with the interests of our stockholders;

•	provide incentives for superior company and individual Named Executive Officer’s performance; and

•	encourage each Named Executive Officer to have a stake in our long-term performance and success.

To achieve this objective, our Human Resources Committee has designed a compensation philosophy that seeks to combine “fixed” forms of compensation, such as base salaries and certain other perquisites and ancillary benefits, with “at-risk” forms of compensation, such as performance-based cash bonuses and long-term equity incentive awards. In particular, the Human Resources Committee believes that paying “fixed” forms of compensation that are competitive relative to our Compensation Peer Group (as defined below) helps to ensure that we maintain our ability to attract, motivate and retain individuals of superior ability and managerial talent in key positions. Likewise, the Human Resources Committee believes that awarding “at-risk” forms of compensation helps to further align our employees’ interests with those of our stockholders by providing incentives for superior performance relative to established goals, while also encouraging employees to value our long-term performance. Thus, our compensation program allows us to reward short-term achievement of objectives and to foster long-term participation in our success.

We utilize four basic categories of compensation, including:

•	Base salaries set at levels designed to attract and retain qualified executives based on their levels of experience relevant to our business;

•	Performance-based cash bonuses meant to reward achievement of certain key financial and operational goals;

•	Long-term equity incentive awards, which vest over time, intended to encourage sustained loyalty and performance and to foster in each executive a sense of ownership and shared purpose; and

•	Specific additional perquisites and ancillary benefits that the Human Resources Committee has determined to be widely offered within the Compensation Peer Group.

To date, the Human Resources Committee has not established any formal policy or target for the relative balance of “fixed” and “at-risk” compensation. However, in light of the importance of uniting the concepts of personal performance with our corporate performance and success, a significant percentage of the total compensation for our executive officers is generally allocated to “at-risk” forms of compensation, such as performance-based cash bonuses, which reward achievement of our fiscal year objectives, and long-term equity incentive awards, which reward increasing our value over the long-term. In general, the Human Resources Committee targets all components of compensation to fall between the median and 75th percentile of the Compensation Peer Group and believes that the total compensation program represents an appropriate balance of incentives and compensation approaches and does not encourage our executives to take excessive risks in their management of our business.

Process for Setting Executive Compensation

The Human Resources Committee understands that the Company competes with many companies for executive-level talent. Accordingly, the Human Resources Committee strives to implement compensation packages for our executive officers that are competitive with the total compensation paid to similarly situated executives of the companies comprising what we refer to as our “Compensation Peer Group”. The companies within the Compensation Peer Group that the Human Resources Committee considers when implementing compensation packages may vary depending on the nature of the executive role being considered. The Compensation Peer Group for 2010 consisted of companies in the software industry, as defined by Standard & Poor’s. Pay data for this group was analyzed by Frederic W. Cook & Co., Inc., our independent compensation consultant (the “Compensation Consultant”) using each company’s recent public filings. This group was chosen by reference to revenue, headcount, profit and loss and market capitalization within ranges believed by the Human Resources Committee to be similar to that of the Company. This Compensation Peer Group was used, when available, for all executive officers, including Named Executive Officers. The Compensation Peer Group included 28 companies. When selected, the companies ranged from $92 million to $410 million in annual revenues, 307 to 2,539 employees, a loss of $27 million to a profit of $59 million and $130 million to $971 million in market capitalization. The table below sets forth certain reference data relating to the Compensation Peer Group. In estimating the Company’s anticipated relative position within the Compensation Peer Group assuming the completion of the Merger, the Human Resources Committee made assumptions relating to revenues, profit and loss, headcount and market capitalization based on the combination of the Company and Symyx as standalone entities, which resulted in an estimation that the Company would fall between the 25th and 75th percentile in all such metrics.

Latest Available Four Quarters ($ Millions)				Employees		Market Capitalization as of 6/30/10 ($ Millions)
Revenues		Net Income
Epicor Software	$410	Microstrategy	$59	Epicor Software	2,539	Commvault Systems	$971
Microstrategy	$391	Netscout Systems	$28	Tyler Technologies	2,018	Microstrategy	$885
Websense	$316	Tyler Technologies	$26	Manhattan Associates	1,819	Ultimate Software	$819
Radiant Systems	$299	Manhattan Associates	$23	Microstrategy	1,816	Websense	$817
Tyler Technologies	$291	Deltek	$23	S1	1,560	Netsuite	$800
Commvault Systems	$271	S1	$20	Websense	1,452	ArcSight	$761
Deltek	$268	Commvault Systems	$18	Qad	1,350	Sonicwall	$650
Netscout Systems	$260	ART Tech	$16	Radiant Systems	1,310	Manhattan Associates	$626
Manhattan Associates	$260	Sonicwall	$16	Commvault Systems	1,154	Netscout Systems	$595
Epiq Systems	$234	Epiq Systems	$14	Deltek	1,140	Synchronoss Tech	$594
S1	$232	Synchronoss Tech	$13	Ultimate Software	989	Deltek	$562
Qad	$211	Actuate	$11	Netsuite	968	Tyler Technologies	$544
Sonicwall	$209	Sourcefire	$11	Sonicwall	819	ART Tech	$537
Ultimate Software	$203	eResearch Tech	$10	RightNow Tech	797	Sourcefire	$522
ART Tech	$182	ArcSight	$10	Netscout Systems	788	Epicor Software	$504
Netsuite	$169	Interactive Intelligence	$9	Bottomline Tech	676	RightNow Tech	$502
ArcSight	$165	Smith Micro Software	$6	Interactive Intelligence	654	Radiant Systems	$491
RightNow Tech	$159	OPNET Tech	$6	OPNET Tech	593	Epiq Systems	$474
Bottomline Tech	$151	Medidata Solutions	$5	Medidata Solutions	574	Bottomline Tech	$410
Medidata Solutions	$144	RightNow Tech	$5	Epiq Systems	550	eResearch Tech	$385
Interactive Intelligence	$137	Qad	$3	ART Tech	545	Medidata Solutions	$359
Sychronoss Tech	$134	Epicor Software	$0	Sonic Solutions	518	Smith Micro Software	$326
OPNET Tech	$126	Ultimate Software	($0)	Synchronoss Tech	511	SI	$311
Actuate	$120	Bottomline Tech	($1)	Actuate	497	OPNET Tech	$310
Smith Micro Software	$113	Sonic Solutions	($2)	Smith Micro Software	486	Interactive Intelligence	$287
Sourcefire	$111	Radiant Systems	($8)	ArcSight	400	Sonic Solutions	$256
Sonic Solutions	$110	Websense	($9)	eResearch Tech	353	Actuate	$202
eResearch Tech	$92	Netsuite	($27)	Sourcefire	307	Qad	$130
75th Percentile	$262		$17		1,320		$632
Median	$193		$10		792		$513
25th Percentile	$136		$2		538		$351

In addition to comparing compensation levels relative to the Compensation Peer Group, the Human Resources Committee may, as it deems appropriate in the case of certain executive roles, refer to the practices of other similarly situated companies within the high-technology sector or to the practices of companies similar to us in terms of size, location, operations and other attributes. The Human Resources Committee also incorporates salary survey data from the Radford High Technology Survey to determine appropriate compensation levels.

Ultimately, the Human Resources Committee makes all compensation decisions for our executive officers. Per its charter, however, the Human Resources Committee has the authority to engage the services of outside advisors, experts and others to assist it in fulfilling its duties. In accordance with this authority, during the Transition Period, the Human Resources Committee consulted with the Compensation Consultant to advise it on matters related to the compensation and benefits of our Chief Executive Officer and other executives. The Compensation Consultant was engaged by, reported to and received compensation approved by the Human Resources Committee (rather than the Company itself). In addition, from time to time, the Human Resources Committee may solicit the input of our President and Chief Executive Officer, Max Carnecchia, Vice President of Human Resources, Judith Ohrn Hicks, and Senior Vice President and General Counsel, David R. Mersten, with respect to executive compensation matters.

Executive Compensation Components

The following discussion further describes the components and mix of compensation we pay to our executive officers, as well as how we generally determine the amount of each component. It also explains how each component of compensation fits into our overall compensation objectives and affects decisions regarding other components of compensation. This discussion and analysis should be read together with the “Summary Compensation Table” and the “Grants of Plan-Based Awards Table” (and the related narrative disclosure for each such table) that appear directly following this Compensation Discussion and Analysis.

As referenced above, during the Transition Period, the principal components of compensation for our executive officers were:

•	base salary;

•	performance-based cash bonuses;

•	long-term equity incentive awards; and

•	certain other perquisites and ancillary benefits.

Each of these components is described in greater detail below.

Base Salary

We provide our executive officers and other employees with base salaries to compensate them for services rendered during the fiscal year. During its review of base salaries for executive officers for the Transition Period, the Human Resources Committee primarily considered:

•	Compensation Peer Group market data provided by our Compensation Consultant along with data published by independent third-party sources;

•	the results of its own internal review and appraisal of the executive’s compensation, both individually and relative to our other executive officers; and

•	the individual performance and scope of responsibility of the executive.

Base salary levels are considered annually as part of our performance review process, as well as upon a promotion or other material change in job responsibility. Changes in base salary levels may be merit-based or circumstance-based as determined to be appropriate by the Human Resources Committee. In reviewing individual executive performance, the Human Resources Committee considered factors including functional role expertise, leadership skills, business and financial acumen, ability to drive results and the executive’s overall performance in his or her position. For the Transition Period, the Human Resources Committee determined that base salaries would generally remain constant at the 2009 levels, subject to additions and adjustments based on the impact of the Merger, as described in greater detail below. In reviewing base salaries, the Human Resources Committee generally strived to maintain base salaries between the median and 75th percentile of equivalent positions within the Compensation Peer Group, in alignment with the Human Resources Committee’s targets for executive base salaries.

In April 2010, we appointed Todd Johnson to serve as our Executive Vice President of Sales, Marketing and Services. Mr. Johnson had previously served as our Senior Vice President of Marketing and Operations, on a part-time basis. In light of Mr. Johnson’s new position, the Human Resources Committee set his base salary at $300,000 per year after taking into account the base salaries of our other executive officers and similarly situated executives in the Compensation Peer Group, as well as his salary in his prior role. As a result of the Merger, we also appointed Trevor Heritage to serve as our Executive Vice President of Software Products and Anil Thakur to serve as our Senior Vice President of Software Development.

In part given that the position held by Dr. Heritage is substantially equivalent to his position with Symyx prior to the Merger, the Human Resources Committee determined that it was appropriate to continue paying him the same base salary of $300,000 per year that he had received prior to the Merger. Finally, given the increase in their respective responsibilities as a result of the Merger, the Human Resources Committee determined that it was appropriate to increase the base salaries of Mr. Thakur and Mathew Hahn, our Senior Vice President and Chief Technology Officer, to $280,000 and $280,000 per year, respectively.

Performance-Based Cash Incentive Compensation

Our Management Incentive Plan (the “Management Incentive Plan”) is one of the key components of the “at-risk” compensation we offer to our executives. The Management Incentive Plan allows each executive officer to earn up to 100% of his or her target incentive amount based upon actual achievement as compared to certain specified corporate performance targets set by the Human Resources Committee. In addition, each executive officer may earn up to an additional 100% of his or her target incentive amount based upon exceeding these performance targets. In setting the corporate performance targets, the Human Resources Committee’s goal is to set targets which are challenging, reflect the business conditions within our markets and are consistent with achieving our short- and long-term goals. By so doing, the Human Resources Committee believes we can leverage this compensation element to align the personal performance objectives of its executive officers with its annual performance objectives. The Management Incentive Plan also allows the Human Resources Committee to exercise discretion over various elements of the Management Incentive Plan, including the amounts of the awards ultimately earned under the Management Incentive Plan. Accordingly, the Human Resources Committee reserves the right to modify individual incentive targets, specified corporate performance targets or payment levels—in each case, upwards or downwards—in order to maintain the appropriate levels of retention and reward value as individual, company or market conditions may dictate.

During quarter ended June 30, 2010, the Human Resources Committee met to implement a new Management Incentive Plan. In this meeting, the Human Resources Committee considered the pendency of the Merger, which was anticipated to be completed in the short-term. In order to facilitate prompt integration of the combined company after the Merger, the Human Resources Committee decided to implement a new Management Incentive Plan for the period of April 1, 2010 to June 30, 2010 (the “One Quarter Plan”) rather than for the normal 12-month period. In so doing, the Human Resources Committee selected the specific group of employees eligible to participate in the One Quarter Plan, established the specific corporate performance targets and set target bonus percentages for each participant. We included the One Quarter Plan as an exhibit to our Current Report on Form 8-K filed with the SEC on April 15, 2010. The target bonus percentage (represented as a percentage of base salary) for our participating executive officers was 15% of what the Human Resources Committee determined to be each participant’s appropriate annual bonus target. Accordingly, the President and Chief Executive Officer was eligible to earn 12% of his base salary (based on an annual target percentage of 80% of base salary); the Executive Vice President and Chief Financial Officer was eligible to earn 7.5% of his base salary (based on an annual target percentage of 50% of base salary; the Executive Vice President of Sales, Marketing and Services was eligible to earn 15% of his annual base salary (based on a target percentage of 100% of base salary, with greater emphasis on the orders bookings target); and the Senior Vice President, Chief Technology Officer was eligible to earn 6% of his annual base salary (based on a target percentage of 40% of base salary).

The One Quarter Plan took into account both corporate and individual performance components. The corporate performance component consisted of two equally-weighted financial metrics—non-GAAP operating income and orders—which collectively comprised 80% of the total target bonus. The individual performance component, which consisted of individual performance objectives, comprised 20% of the total target bonus. Performance against individual performance objectives was determined at the sole discretion of our Chief Executive Officer and payment was awarded upon approval by the Human Resources Committee. Following the end of the quarter ended June 30, 2010, the Human Resources Committee assessed our performance against each corporate performance component and determined that we had overachieved against one of our targets and slightly underachieved against the other target. With respect to the individual performance components, our Chief Executive Officer assessed the performance of each executive officer based on achievement of the individual performance targets and made his determinations as to the 20% discretionary portion of the total target bonus, which was approved by the Human Resources Committee. Accordingly, the Human Resources Committee approved bonus payments to executives in an amount of up to 103% of each executive’s target incentive amount pursuant to the One Quarter Plan.

Following the completion of the Merger, due to the Board’s decision to change our fiscal year-end to coincide with the end of the calendar year, and in order to facilitate the prompt integration of the combined companies after the Merger, the Human Resources Committee again decided to implement a new Management Incentive Plan for less than a full year, with the new plan covering the two quarters remaining during the 2010 calendar year (the “Two Quarter Plan”). In so doing, the Human Resources Committee selected the specific group of employees eligible to participate in the Two Quarter Plan, established the specific corporate performance targets and set target bonus percentages for each participant. We included the Two Quarter Plan as an exhibit to our Quarterly Report on Form 10-Q filed with the SEC on August 9, 2010. Pursuant to the Two Quarter Plan, executives who had been employed us prior to the Merger were eligible to earn 60% of their overall annual bonus targets, while executives who were employed by Symyx prior to the Merger were eligible to earn 50% of their overall annual bonus targets. Accordingly, the Chief Executive Officer was eligible to earn 54% of his base salary (based on an annual target percentage of 90% of base salary); the Chief Financial Officer and Chief Technology Officer were eligible to earn 30% of their respective base salaries (based on annual target percentages of 50% of their respective base salaries); the Executive Vice President, Sales, Marketing and Services was eligible to earn 60% of his base salary (based on an annual target percentage of 100% of base salary, with an emphasis on performance against the sales quota); the Executive Vice President, Software Products was eligible to earn 32.5% of his base salary (based on an annual target percentage of 65% of base salary); and the Senior Vice president of Software Development was eligible to earn 20% of his base salary (based on an annual target percentage of 40% of base salary). The Human Resources Committee also determined, in discussions with our Chief Executive Officer, that the Chief Executive Officer and the executives who report directly to the Chief Executive Officer would not be eligible to receive the discretionary portions of their bonuses if we did not meet our internal orders targets.

The Two Quarter Plan took into account both corporate and individual performance components. The corporate performance component consisted of two financial metrics—non-GAAP operating income (on which 50% of each bonus would be based) and non-GAAP revenue (on which 30% of each bonus would be based)—which collectively comprised 80% of the total target bonus. The individual performance component, which consisted of individual performance objectives, comprised 20% of the total target bonus. Performance against individual performance objectives was determined at the sole discretion of our Chief Executive Officer and payment was awarded upon approval by the Human Resources Committee. Following the end of the quarter ended December 31, 2010, the Human Resources Committee assessed our performance against the two corporate performance components and determined that we had overachieved against both matrices but had not achieved our internal orders targets. Accordingly, the Human Resources Committee awarded no discretionary bonus payments to our Chief Executive Officer and the executives who report directly to the Chief Executive Officer, resulting in overall bonus payments equaling 87.25% of the amounts which could have been earned at target pursuant to the Two Quarter Plan.

Following the completion of the Merger, the Human Resources Committee also reviewed the target bonus percentages of the Named Executive Officers and other executives. Due to the increased scope of their responsibilities as a result of the Merger, the Human Resources Committee decided to increase the target bonus percentage of our Chief Executive Officer from 80% to 90% of his base salary and to increase the target bonus percentage of our Chief Technology Officer from 40% to 50% of his base salary.

Long-Term Equity Incentive Compensation

Our long-term equity incentive compensation program is another key component of our “at-risk” compensation package. However, whereas other components such as performance-based cash compensation ultimately tie individual success to predefined corporate performance targets, the value of our long-term incentive compensation program is even more directly related to the value we create for our stockholders via appreciating stock prices.

Under the long-term equity incentive compensation program, grants of equity-based awards are made to the Named Executive Officers and other eligible employees upon commencement of employment with the Company, promotion to a new role and/or annually thereafter following our earnings release for the first quarter of each fiscal year and based upon eligibility and performance criteria upon completion of our annual prior-year performance review process. When making equity award decisions, the Human Resources Committee considers market data relating to the Compensation Peer Group, the grant size, the forms of long-term equity compensation available to it under existing plans, the status of awards granted in previous years, our performance and the value of a specific position to the Company and individual performance criteria. All long-term equity incentive compensation awards made during the Transition Period were granted pursuant to either the 2004 Stock Plan or the 2007 Stock Plan. During the Transition Period, the Human Resources Committee referred to relevant market data relating to the Compensation Peer Group and, in consultation with the Compensation Consultant, determined an appropriate percentage of the Company’s market capitalization to be utilized in connection with awarding of annual grants to our executives and other continuing employees. From this percentage, the Human Resources Committee, by factoring in the anticipated value of awards, derived the proper number of shares of common stock to be reserved for the annual equity incentive award pool. Finally, based on relevant market data and input from the Compensation Consultant, the Human Resources Committee calculated the relative sizes of equity awards to be made to eligible recipients.

As a result of the approach described above, the Human Resources Committee determined that approximately 1.34% of our market capitalization would be utilized in connection with the annual long-term incentive compensation program for the Transition Period, resulting in approximately 1,800,000 shares of common stock being reserved for the 2010 annual equity incentive award pool. Such award pool fell between the median (1.9%) and the 75th percentile (3.4%) of the market capitalization utilized by the Compensation Peer Group in connection with their respective annual long-term incentive compensation programs. Based upon the Compensation Consultant’s recommendations, the Human Resources Committee decided to award approximately 65% of this available annual equity incentive award pool for the Transition Period to our executive officers. In deciding individual annual executive officer grants, the Human Resources Committee considers each executive’s existing ownership level and equity stake in the Company. During the Transition Period, the Human Resources Committee reviewed the Compensation Consultant’s analysis of Compensation Peer Group data, together with individual performance reviews provided by our Chief Executive Officer, and conducted a review of our Chief Executive Officer’s performance. As a result, the Human Resources Committee awarded Messrs. Carnecchia, Hahn and Piraino options to purchase 100,000, 40,000, and 50,000 shares of our common stock, respectively, and further awarded each of them RSUs representing the right to acquire 40,000, 10,000, and 20,000 shares of our common stock, respectively.

In connection with, and in recognition of, their appointments as officers of the Company after the completion of the Merger, the Human Resources Committee awarded Messrs. Heritage and Thakur options to purchase 100,000 and 75,000 shares of our common stock, respectively, and further awarded them RSUs representing the right to acquire 40,000 and 30,000 shares of our common stock, respectively. Such awards were made in an effort to align their respective long-term equity incentives with that of our other officers and similarly situated executives in the Compensation Peer Group. In addition, in connection with his appointment as our Executive Vice President of Sales, Marketing and Services, the Human Resources Committee awarded Mr. Todd Johnson an option to purchase 150,000 shares of our common stock and RSUs representing the right to acquire 100,000 shares of our common stock. Such awards were made in order to align his equity with that of our other officers and with similarly situated executives in the Compensation Peer Group and in recognition of his prior service to the Company.

Perquisites and Other Ancillary Benefits

We provide the Named Executive Officers and other employees with perquisites and other ancillary benefits that the Human Resources Committee believes are consistent with its objectives and philosophy set forth above. A description of these perquisites and other ancillary benefits, which the Human Resources Committee periodically reviews and adjusts as deemed necessary, is set forth below.

Employee Stock Purchase Plan. In order to encourage ownership of our common stock and to align our employees’ interests with those of our stockholders, all employees are eligible to participate in the 2005 ESPP. However, none of our employees may be granted an opportunity to purchase stock under the 2005 ESPP if immediately after the grant, he or she would own stock representing 5% or more of the total combined voting power or value of all classes of our capital stock. The 2005 ESPP permits participants to purchase shares of our common stock through payroll deductions of up to 10% of their total annual compensation resulting in the purchase of up to 1,000 shares of Company common stock in any given six-month period. Amounts deducted and accumulated by the participant are used to purchase shares of our common stock at the end of each purchase period. The price of stock purchased under the 2005 ESPP is generally 85% of the lower of the fair market value of our common stock either at the beginning of the offering period or at the end of the purchase period. Participants may end their participation at any time during an offering period and, if they elect to do so, they are paid their accumulated payroll deductions to date, without interest. Participation in the 2005 ESPP ends automatically upon termination of employment with the Company, at which time we refund to the employee accumulated payroll deductions, without interest, through the date of such termination.

Retirement Benefits. All of our employees in the United States are eligible to participate in our 401(k) Savings Plan (the “Savings Plan”). The Savings Plan is a tax-qualified retirement savings plan pursuant to which all U.S. based employees, including the Named Executive Officers, are permitted to contribute up to the limit prescribed by the IRS to the Savings Plan on a before-tax basis. We match 50% of the first 8% of pay that is contributed to the Savings Plan by each participant each year. Our matching contributions vest over a three-year period and an employee forfeits any unvested dollar amounts in the event of his or her termination of employment prior to the completion of the applicable vesting period. Once an employee completes three years of service with the Company, all matching contributions, including those made by us following such three-year period, are fully vested.

Life and Long Term Disability Insurance. All of the Named Executive Officers and other executive officers in the United States are enrolled in our group life and disability insurance plans. All executive participants are entitled to a benefit under the group life insurance plan equal to two times their respective annual base salary and target bonus in effect on the date of death, up to a maximum benefit of $1 million. The long-term disability plan provides a monthly benefit to executive officers in the event of disability of 60% of the participant’s annual base salary to a maximum monthly amount of $15,000.

Reimbursement of Relocation Expenses. During the Transition Period, pursuant to the terms of their respective employment agreements, we reimbursed Mr. Carnecchia and Mr. Piraino for expenses associated with their relocations to San Diego County, California, in the amount of $40,181 and $14,232, respectively.

Tax and Accounting Implications

As part of its role in developing and overseeing our compensation programs, the Human Resources Committee reviews and considers the deductibility of executive compensation under Section 162(m), which generally provides that we may not deduct compensation of more than $1 million that is paid to certain individuals. To qualify for deductibility under Section 162(m), compensation in excess of $1 million per year paid to the Named Executive Officers at the end of such fiscal year generally must be “performance-based” compensation as determined under Section 162(m). The Human Resources Committee generally intends to comply with the requirements for full deductibility of executive compensation under Section 162(m). However, the Human Resources Committee will balance the costs and burdens involved in such compliance against the value to the Company and our stockholders of the tax benefits that we would obtain as a result, and may in certain instances pay compensation that is not fully deductible if, in its determination, such costs and burdens outweigh such benefits.

In granting awards pursuant to the long-term equity incentive compensation program, the Human Resources Committee considers the effect of ASC Topic 718, which requires companies to estimate and record as an expense the fair value of stock-based awards on the date of grant using an option-pricing model. When determining the appropriate form of incentive award (e.g., stock options, restricted stock, RSUs or SARs), the Human Resources Committee’s goal is to weigh the cost of these grants with their potential benefits as a compensation tool. In part due to the adoption of ASC Topic 718 and the resulting compensation expense associated with the granting of stock-based awards (as discussed above), the Human Resources Committee awarded RSUs and stock options to our Named Executive Officers during the Transition Period.

Executive Employment Agreements

We have employment agreements with certain of its executive officers, including certain Named Executive Officers, which provide those executives with certain severance benefits. These arrangements are intended to attract and retain qualified executives and include restrictive covenants in favor of the Company in exchange for the severance benefits that we believe provide us with significant value in prohibiting our executives from competing against us, using our confidential information and hiring our best talent if they wish to leave our employment. The agreements also provide for severance payments to be made after a change of control of the Company.

The provisions of these agreements related to severance and change of control were based on relevant market data from, and extensive consultation with, our Compensation Consultant. We believe that not providing these agreements may put us at a competitive disadvantage in our ability to attract and retain qualified executives and to limit the ability of our competitors to hire away our best talent and our former employees to compete against us.

During the Transition Period, we entered into an employment agreement with Mr. Johnson as a result of his new role as our Executive Vice President of Sales, Marketing and Services.

For a detailed description of our employment agreements with our executive officers, see the section entitled “Accelrys Executive Compensation—Potential Payments Upon Termination of Employment or Change of Control.”

Risk Assessment

Because performance-based incentives play a large role in our executive compensation program, it is important to ensure that these incentives do not result in our executive officers taking actions that may conflict with the long-term interests of the Company. The Human Resources Committee has reviewed and discussed the structure of our executive compensation programs to assess whether any aspect of the programs could potentially be expected to provide an incentive to our executive officers to take any unnecessary or inappropriate risks that could threaten our operating results, financial condition or impact long-term stockholder value. The Human Resources Committee considered the findings of the assessment, which was conducted internally, and concluded that our compensation programs are designed and administered with the appropriate balance of risk and reward in relation to our overall business strategy and do not encourage our executives to take unnecessary or excessive risks that are reasonably likely to have a material adverse effect on the Company.

Report of the Human Resources Committee of the Board of Directors

The Human Resources Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Human Resources Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the Human Resources Committee:

Ricardo B. Levy, Chairman

Kenneth L. Coleman

Christopher J. Steffen

Jeffrey Rodek

Larry Ferguson

Chris van Ingen

Timothy Harkness

Bruce Pasternack

The foregoing Human Resources Committee report is not “soliciting material,” is not deemed “filed” with the SEC, and shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing of ours under the Securities Act or under the Exchange Act, except to the extent we specifically incorporate this report by reference.

Human Resources Committee Interlocks and Insider Participation

As noted above, the Human Resources Committee consists of Messrs. Coleman, Levy, Steffen, Rodek, Ferguson, Harkness, van Ingen and Pasternack. None of these directors has at any time been an officer of the Company or any of its subsidiaries. During the Transition Period, no interlocking relationship existed between the Board or the Human Resources Committee and the board of directors, human resources committee or compensation committee, as appropriate, of any other entity.

Executive Officers

The following table and text set forth certain information concerning our current executive officers.

Name	Age	Position
Max Carnecchia	48	President and Chief Executive Officer
Michael A. Piraino	57	Executive Vice President and Chief Financial Officer
Todd Johnson	48	Executive Vice President of Sales, Marketing and Services
David R. Mersten	46	Senior Vice President, General Counsel and Secretary
Frank K. Brown, Ph.D.	52	Senior Vice President and Chief Science Officer
Mathew Hahn, Ph.D.	50	Senior Vice President and Chief Technology Officer
Trevor Heritage, Ph.D.	45	Executive Vice President, Software Products
Anil Thakur	47	Senior Vice President, Software Development
Judith Ohrn Hicks	47	Vice President, Human Resources

Max Carnecchia currently serves as our President and Chief Executive Officer and has also served on the Board since June 2009. Prior to joining Accelrys, Mr. Carnecchia served as President of Interwoven, Inc., which was acquired by Autonomy Corporation plc in January 2009. Prior to joining Interwoven, Inc., Mr. Carnecchia served as Vice President of Global Sales of Xoriant Corporation from April 2000 to January 2001 and as Vice President of Sales and Services of SmartDB Corporation from September 1996 to February 2000.

Michael A. Piraino has served as our Executive Vice President and Chief Financial Officer since July 2010. He previously served as our Senior Vice President and Chief Financial Officer from January 2010 to July 2010. Prior to joining Accelrys, he served as Chief Financial Officer of M2 Technology Partners, LLC, a private investment company focused on domestic and international acquisitions of software and services businesses, from May 2008 to June 2009. From April 2003 to May 2008, he was Executive Vice President and Chief Financial Officer of Epicor Software Corporation, a leading global provider of enterprise business software solutions for midmarket-sized companies.

Todd Johnson has served as our Executive Vice President of Sales, Marketing and Services since April 2010. Mr. Johnson previously served as the Senior Vice President of Marketing and Operations of Accelrys from July 2009 through March 2010 and as Accelrys’ interim President and Chief Executive Officer from January 2009 through June 2009. Prior to joining Accelrys, Mr. Johnson was Chief Executive Officer of Kontiki, Inc., prior to its acquisition by VeriSign, Inc., following which Mr. Johnson was appointed to the roles of Vice President of VeriSign’s broadband content business and Senior Vice President of Global Marketing. Mr. Johnson began his career with Hewlett Packard and spent 11 years at Silicon Graphics, Inc., where he became Senior Vice President of Worldwide Marketing.

David R. Mersten has served as our Senior Vice President, General Counsel and Secretary since 2005. Prior to joining Accelrys, from 2000 to 2005, Mr. Mersten served as Vice President, General Counsel and Assistant Secretary for Applied Micro Circuits Corporation, a company that designs hardware and software solutions for the communications and storage markets. From 1997 to 2000, Mr. Mersten served as corporate counsel for Integrated Device Technology, Inc., a designer of semiconductors.

Frank K. Brown, Ph.D., has served as our Senior Vice President and Chief Science Officer since 2006. Prior to joining Accelrys, from 1997 to 2006, Dr. Brown held positions of increasing responsibility at Johnson & Johnson, one of the world’s largest pharmaceutical companies. Most recently, he held the position of Senior Research Fellow within the Office of the Chief Information Officer.

Mathew Hahn, Ph.D., has served as our Senior Vice President and Chief Technology Officer since July 2010. Prior to that, he served as our Senior Vice President of Research and Development from 2009 to 2010, our Vice President of Research and Development, from 2008 to 2009, our Vice President of Platform Strategy and Technologies from 2006 to 2008, and our Vice President, Chief Science Officer from 2005 to 2006. From 2004 to 2005, Dr. Hahn served as Vice President, General Manager of SciTegic, Inc., a wholly-owned subsidiary of Accelrys that Dr. Hahn co-founded in 1999 and we acquired in 2005. Prior to founding SciTegic, Inc., Dr. Hahn served as Director of Development at Accelrys from 1989 to 1999.

Trevor Heritage, Ph.D., has served as our Executive Vice President of Software Products since July 2010. Prior to the Merger, Dr. Heritage was the President of Symyx’s software division, having joined Symyx in 2007 when Symyx acquired MDL Information Systems, where he served as Senior Vice President of Software Product Management and Strategy. Prior to joining MDL, Dr. Heritage was with Tripos, Inc., a discovery informatics company focused on the life sciences industry, from 1994 to 2005, most recently serving as Senior Vice President and General Manager, Discovery Informatics, where he was responsible for leading product development efforts.

Anil Thakur has served as our Senior Vice President of Software Development since July 2010. Prior to the Merger, Mr. Thakur was Senior Vice President of Product Development of Symyx’s software division, having joined Symyx in 2008. Prior to joining Symyx, he was employed at Oracle Corporation between 1996 and 2008, most recently holding the position of Vice President of Server Technology, where he led the strategy, design, development and launch of the Software Configuration Manager, as well as Vice President of Service Engineering and Director of Oracle Outsourcing.

Judith Ohrn Hicks has served as our Vice President, Human Resources since 1999. Mrs. Ohrn Hicks originally joined Accelrys in 1993 and has held a variety of human-resources-related positions during her tenure with Accelrys. Prior to 1993, she held positions with the specialty retail division of General Mills, Inc., a leading producer of packaged consumer foods, and Software Developers Corporation, a publicly-traded software company that was acquired by Programmer’s Paradise, Inc., a publicly-traded company, in June 1996.

There are no family relationships among any of our executive officers. There currently are no legal proceedings, and during the past 10 years there have been no legal proceedings, that are material to the evaluation of the ability or integrity of any of our executive officers.

Summary Compensation Table

The following summary compensation table sets forth certain information concerning cash and non-cash compensation earned by our Chief Executive Officer, Chief Financial Officer, and the four other most highly compensated executive officers (collectively, the “Named Executive Officers”) during the Transition Period.

Name and Principal Position	Year Ended		Salary	Bonus	Stock Awards (2)	Option Awards (2)	Non-Equity Incentive Compensation (3)	All Other Compensation		Total
Max Carnecchia	December 31, 2010	(1)	$300,000	$—	$275,600	$310,550	$215,870	$49,477	(4)	$1,151,497
President and Chief Executive Officer	March 31, 2010		318,205	—	—	2,283,200	314,179	52,363	(5)	2,967,947
	March 31, 2009		—	—	—	—	—	—		—
	March 31, 2008		—	—	—	—	—	—		—

Michael A. Piraino	December 31, 2010	(1)	225,000	5,000	137,800	155,275	91,323	17,135	(6)	631,533
Executive Vice President and Chief Financial Officer	March 31, 2010		72,885	—	346,200	347,650	43,315	710	(7)	810,760
	March 31, 2009		—	—	—	—	—	—		—
	March 31, 2008		—	—	—	—	—	—		—

Todd Johnson	December 31, 2010	(1)	270,094	5,000	713,400	496,868	182,646	8,402	(8)	1,676,410
Executive Vice President of Sales, Marketing and Services	March 31, 2010		201,125	—	—	—	170,219	6,322	(9)	377,666
	March 31, 2009		102,038	—	—	—	100,000	3,938	(10)	205,976
	March 31, 2008		—	—	—	—	—	—		—

Trevor Heritage	December 31, 2010	(1)	150,000	—	275,600	310,550	85,508	1,534	(11)	823,192
Executive Vice President of Software Products	March 31, 2010		—	—	—	—	—	—		—
	March 31, 2009		—	—	—	—	—	—		—
	March 31, 2008		—	—	—	—	—	—		—

Anil Thakur	December 31, 2010	(1)	139,167	—	206,700	232,913	49,112	1,813	(12)	629,705
Senior Vice President of Software Development	March 31, 2010		—	—	—	—	—	—		—
	March 31, 2009		—	—	—	—	—	—		—
	March 31, 2008		—	—	—	—	—	—		—

Mathew A. Hahn	December 31, 2010	(1)	205,000	5,000	68,900	124,220	82,260	8,576	(13)	493,956
Senior Vice President and Chief Technology Officer	March 31, 2010		242,667	—	122,200	306,120	120,363	9,854	(14)	801,204
	March 31, 2009		208,000	—	170,500	249,240	68,390	10,403	(15)	706,533
	March 31, 2008		120,000	—	9,540	—	—	342	(16)	129,882

(1)	Refers only to the Transition Period.

(2)	The amounts shown under the “Stock Awards” and “Option Awards” columns are equal to the aggregate grant date fair value of each RSU and stock option award computed in accordance with ASC Topic 718, excluding the effect of any estimated forfeitures. A discussion of the assumptions used in calculating the grant date fair value is set forth in Note 4 to our consolidated financial statements included in the Transition Report on Form 10-K for the Transition Period.

(3)	The amounts shown under the “Non-Equity Incentive Compensation” column represent annual management incentive bonuses earned in the Transition Period and in each of the previous fiscal years.

(4)	Represents relocation related benefits of $29,196 paid pursuant to Mr. Carnecchia’s employment agreement, a tax gross up of $10,985, a matching contribution of $7,833 under the Savings Plan and group term life insurance premiums of $1,463 paid on behalf of Mr. Carnecchia.

(5)	Represents relocation related benefits of $33,900 paid pursuant to Mr. Carnecchia’s employment agreement, a tax gross up of $16,734, a matching contribution of $417 under the Savings Plan and group term life insurance premiums of $1,312 paid on behalf of Mr. Carnecchia.

(6)	Represents relocation related benefits of $10,505 paid pursuant to Mr. Piraino’s employment agreement, a tax gross up of $3,727 and group term life insurance premiums of $2,903 paid on behalf of. Mr. Piraino.

(7)	Represents group term life insurance premiums of $710 paid on behalf of Mr. Piraino.

(8)	Represents a matching contribution of $7,140 under the Savings Plan and group term life insurance premiums of $1,262 paid on behalf of Mr. Johnson.

(9)	Represents a matching contribution of $5,778 under the Savings Plan and group term life insurance premiums of $544 paid on behalf of Mr. Johnson.

(10)	Represents a matching contribution of $3,582 under the Savings Plan and group term life insurance premiums of $356 paid on behalf of Mr. Johnson.

(11)	Represents a matching contribution of $925 under the Savings Plan, group term life insurance premiums of $420 and long term disability premiums of $189 paid on behalf of Dr. Heritage.

(12)	Represents a matching contribution of $994 under the Savings Plan, group term life insurance premiums of $630 and long term disability premiums of $189 paid on behalf of Mr. Thakur.

(13)	Represents a matching contribution of $7,200 under the Savings Plan and group term life insurance premiums of $1,376 paid on behalf of Dr. Hahn.

(14)	Represents a matching contribution of $8,770 under the Savings Plan and group term life insurance premiums of $1,084 paid on behalf of Dr. Hahn.

(15)	Represents a matching contribution of $9,520 under the Savings Plan and group term life insurance premiums of $883 paid on behalf of Dr. Hahn.

(16)	Represents group term life insurance premiums of $342 paid on behalf of Dr. Hahn.

Grants of Plan-Based Awards

The following table sets forth information regarding plan-based awards granted by us during the Transition Period to each of the Named Executive Officers.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)		All Other Stock Awards: Number Of Shares Of Stock or Units (2)	All Other Option Awards: Number Of Securities Underlying Options (3)	Exercise or Base Price of Option Awards (4)	Grant Date Fair Value of Stock And Option Awards (5)
		Target	Maximum
Max Carnecchia	—	$360,000	$720,000	—	—	—	—
	8/3/2010	—	—	—	100,000	6.89	$310,550
	8/3/2010	—	—	40,000	—	—	275,600

Michael A. Piraino	—	150,000	300,000	—	—	—
	8/3/2010	—	—	—	50,000	6.89	155,275
	8/3/2010	—	—	20,000	—	—	137,800

Todd Johnson	—	300,000	600,000	—	—	—	—
	4/9/2010	—	—	—	125,000	7.11	413,475
	4/9/2010	—	—	60,000	—	—	426,600
	4/19/2010	—	—	—	25,000	7.17	83,393
	4/19/2010	—	—	40,000	—	—	286,800

Trevor Heritage	—	195,000	390,000
	8/3/2010	—	—	—	100,000	6.89	310,550
	8/3/2010	—	—	40,000	—	—	275,600

Anil Thakur	—	112,000	224,000
	8/3/2010	—	—	—	75,000	6.89	232,913
	8/3/2010	—	—	30,000	—	—	206,700

Mathew A. Hahn	—	140,000	280,000	—	—	—	—
	8/3/2010	—	—	—	40,000	6.89	124,220
	8/3/2010	—	—	10,000	—	—	68,900

(1)	Mr. Carnecchia, Mr. Piraino, Mr. Johnson and Dr. Hahn were participants in the One Quarter Plan and were eligible to receive cash bonuses based on the achievement of certain corporate performance goals, as described in the “Compensation Discussion and Analysis” section of this proxy statement. The target payments under the One Quarter Plan were based on achieving the targeted level of performance and ranged from 6% to 15% of the annual base salary for each participating officer. Mr. Carnecchia, Mr. Piraino, Mr. Johnson, Dr. Hahn, Dr. Heritage and Mr. Thakur were participants in the Two Quarter Plan and were eligible to receive cash bonuses based on the achievement of certain corporate performance goals, as described in the “Compensation Discussion and Analysis” section of this proxy statement. The target payments under the Two Quarter Plan were based on achieving the targeted level of performance and ranged from 20% to 60% of the annual base salary for each participating officer.

(2)	The RSUs vest in equal annual installments over the three-year period commencing on the date of grant.

(3)	One-quarter of the stock options granted vest upon the first anniversary of the date of grant and 1/48th of the shares vest monthly thereafter so that the stock option will be fully vested on the fourth anniversary of the date of grant.

(4)	In accordance with the terms of our stock plans, the exercise price of stock options awarded is the closing price of our common stock on the NASDAQ Global Market on the date of grant.

(5)	The amounts disclosed in the “Grant Date Fair Value of Stock and Option Awards” column are equal to the aggregate grant date fair value of each RSU and stock option award computed in accordance with ASC Topic 718. A discussion of the assumptions used in calculating the grant date fair value is set forth in Note 4 to the consolidated financial statements included in our Transition Report on Form 10-K for the Transition Period.

Narrative Discussion of Summary Compensation Table and Grants of Plan-Based Awards Table

For a narrative discussion of the Summary Compensation Table and the Grants of Plan Based Awards table, see the footnotes to the tables as well as the Compensation Discussion and Analysis. In addition, below is a description of the material compensation-related terms of all employment agreements in effect during the Transition Period with the Named Executive Officers, including annual base salaries during the Transition Period. For a description of the payments and benefits that would be provided to the Named Executive Officers in connection with a termination of their employment or a change of control, see the section entitled “Executive Compensation—Potential Payments Upon Termination of Employment or Change of Control”.

Current Named Executive Officers

Max Carnecchia

In June 2009, we entered into an employment agreement with Max Carnecchia, our current President and Chief Executive Officer. Mr. Carnecchia’s annual base salary is $400,000 and, pursuant to the terms of the employment agreement is subject to annual review by the Human Resources Committee. He is also eligible to participate in the Management Incentive Plan with a targeted bonus of 80% of his base salary under the One Quarter Plan and 90% of his base salary under the Two Quarter Plan, which may be earned upon the achievement of corporate and individual objectives, and is entitled to medical, dental and disability coverage and the Savings Plan, life insurance and other benefit eligibility comparable to that provided to our other salaried employees. Mr. Carnecchia is also entitled to receive certain severance payments and benefits in the event that his employment is terminated by us without cause, by him for good reason or in connection with a change of control, as discussed under the section entitled “Executive Compensation—Potential Payments Upon Termination of Employment or Change of Control”.

Michael A. Piraino

In January 2010, we entered into an employment agreement with Michael A. Piraino, our Executive Vice President and Chief Financial Officer. Mr. Piraino’s annual base salary is $300,000 and, pursuant to the terms of the employment agreement, is subject to annual review by the Human Resources Committee. He is also eligible to participate in the Management Incentive Plan with a targeted bonus of 50% of his base salary, which may be earned upon the achievement of corporate and individual objectives, and is entitled to medical, dental and disability coverage and the Savings Plan, life insurance and other benefit eligibility comparable to that provided to our other salaried employees. Mr. Piraino is also entitled to receive certain severance payments and benefits in the event that his employment is terminated by us without cause, by him for good reason or in connection with a change of control, as discussed under the section entitled “Executive Compensation—Potential Payments Upon Termination of Employment or Change of Control”.

Todd Johnson

In April 2010, we entered into an employment agreement with Todd Johnson, our current Executive Vice President of Sales, Marketing and Services. Mr. Johnson’s annual base salary is $300,000 and, pursuant to the terms of the employment agreement, is subject to annual review by the Human Resources Committee. He is also eligible to participate in the Management Incentive Plan with a targeted bonus of 100% of his base salary, which may be earned upon the achievement of corporate and individual objectives, and is entitled to medical, dental and disability coverage and the Savings Plan, life insurance and other benefit eligibility comparable to that provided to our other salaried employees. Mr. Johnson is also entitled to receive certain severance payments and benefits in the event that his employment is terminated by Accelrys without cause, by him for good reason or in connection with a change of control, as discussed under the section entitled “Executive Compensation—Potential Payments Upon Termination of Employment or Change of Control”.

Mathew A. Hahn, Ph.D.

In September 2004, we entered into an employment agreement with Dr. Hahn, which was amended in August 2005 and September 2006. As amended, the agreement entitles Dr. Hahn to receive certain severance payments and benefits in the event that his employment is terminated by us without cause or by him for good reason, as discussed under the section entitled “Executive Compensation—Potential Payments Upon Termination of Employment or Change of Control”. In June 2009, Dr. Hahn was promoted to Senior Vice President of Research and Development. Dr. Hahn’s annual base salary is $280,000 and he is also eligible to participate in the Management Incentive Plan with a targeted bonus of 40% of his base salary under the One Quarter Plan and 50% of his base salary under the Two Quarter Plan. Dr. Hahn is also entitled to medical, dental and disability coverage and the Savings Plan, life insurance and other benefit eligibility comparable to that provided to our other salaried employees.

Trevor Heritage

On October 1, 2007, Symyx entered into a letter agreement with Dr. Heritage in connection with Symyx’s acquisition of MDL Information Systems, Inc. In connection with the Merger, we assumed the letter agreement and appointed Dr. Heritage to serve as our Executive Vice President of Software Products. Dr. Heritage’s annual base salary is $300,000 and he is also eligible to participate in the Management Incentive Plan with a targeted bonus of 65% of his base salary. Dr. Heritage is also entitled to medical, dental and disability coverage and the Savings Plan, life insurance and other benefit eligibility comparable to that provided to our other salaried employees. Dr. Heritage is a participant in the Symyx Executive Change in Control and Severance Benefit Plan, more fully described below, which became binding on the Company upon completion of the Merger.

Anil Thakur

In connection with the completion of the Merger, Mr. Thakur was appointed to serve as our Senior Vice President of Software Development. Mr. Thakur’s annual base salary is $280,000 and he is also eligible to participate in the Management Incentive Plan with a targeted bonus of 40% of his base salary. Mr. Thakur is also entitled to medical, dental and disability coverage and the Savings Plan, life insurance and other benefit eligibility comparable to that provided to our other salaried employees. Mr. Thakur is a participant in the Symyx Executive Change in Control and Severance Benefit Plan, more fully described below, which became binding on the Company upon completion of the Merger.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding outstanding equity awards held by the Named Executive Officers as of December 31, 2010. Each equity grant is shown separately for each Named Executive Officer.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (1)	Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price	Option Expiration Date	Number of Stock Units That Have Not Vested		Market Value of Stock Units that Have Not Vested (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Max Carnecchia	300,000	500,000	(3)	5.38	6/15/2019	—		—	—	—
	—	100,000	(4)	6.89	8/3/2020	—		—	—	—
	—	—		—	—	40,000	(5)	332,000	—	—

Michael A. Piraino	—	125,000	(6)	5.77	1/5/2020	—		—	—	—
	—	50,000	(4)	6.89	8/3/2020	—		—	—	—
	—	—		—	—	60,000	(7)	498,000	—	—
	—	—		—	—	20,000	(5)	166,000	—	—

Todd Johnson	—	125,000	(8)	7.11	4/9/2020	—		—	—	—
	—	25,000	(9)	7.17	4/19/2020	—		—	—	—
	—	—		—	—	60,000	(10)	498,000	—	—
	—	—		—	—	40,000	(11)	332,000	—	—

Trevor Heritage	—	11,859	(12)	5.50	12/31/2011	—		—	—	—
	46,812	31,208	(13)	12.59	8/4/2013	—		—	—	—
	52,012	26,008	(14)	4.73	12/8/2015	—		—	—	—
	—	100,000	(4)	6.89	8/3/2017	—		—	—	—
	—	—		—	—	40,000	(5)	332,000	—	—

Anil Thakur	—	75,000	(4)	6.89	8/3/2017	—		—	—	—
	—	—		—	—	30,000	(5)	249,000	—	—

Mathew A. Hahn	50,000	—		5.65	9/27/2014	—		—	—	—
	25,000	—		7.09	6/20/2016	—		—	—	—
	48,437	26,563	(15)	6.82	5/19/2018	—		—	—	—
	35,416	64,584	(16)	6.11	7/30/2019	—		—	—	—
	—	40,000	(4)	6.89	8/3/2020	—		—	—	—
	—	—		—	—	8,333	(17)	69,164	—	—
	—	—		—	—	13,333	(18)	110,664	—	—
	—	—		—	—	10,000	(5)	83,000	—	—

(1)	With the exception of Dr. Heritage, one-quarter of the stock options vest upon the first anniversary of the date of grant and 1/48th of the shares vest monthly thereafter as set forth below. With respect to Dr. Heritage, the 46,812 options vested on an annual basis and the 52,012 vested on a quarterly basis.

(2)	The market value of the RSUs which have not vested is based on the closing stock price of our common stock on the NASDAQ Global Market on December 31, 2010 ($8.30 per share).

(3)	The unexercisable shares relating to the option award as of December 31, 2010 vest at a rate of 16,666 options per month and will be fully vested on June 15, 2013.

(4)	One-quarter of the stock options vest on August 3, 2011 and 1/48th of the options vest monthly thereafter and will be fully vested on August 3, 2014.

(5)	The unvested RSUs as of December 31, 2010 vest in equal annual installments on August 3, 2011, August 3, 2012 and August 3, 2013.

(6)	One-quarter of the stock options vested on January 5, 2011 and 1/48th of the options vest monthly thereafter and will be fully vested on January 5, 2014.

(7)	33-1/3% of the shares subject to the unvested RSUs as of December 31, 2010 vested on January 5, 2011 and the remaining unvested RSUs as of December 31, 2010 vest in equal annual installments on January 5, 2012 and January 5, 2013.

(8)	One-quarter of the stock options vested on April 9, 2011 and 1/48th of the options vest monthly thereafter and will be fully vested on April 9, 2014.

(9)	One-quarter of the stock options vested on April 19, 2011 and 1/48th of the options vest monthly thereafter and will be fully vested on April 19, 2014.

(10)	33-1/3% of the shares subject to the unvested RSUs as of December 31, 2010 vested on April 9, 2011 and the remaining unvested RSUs as of December 31, 2010 vest in equal annual installments on April 9, 2012 and April 9, 2013.

(11)	33-1/3% of the shares subject to the unvested RSUs as of December 31, 2010 vested on April 19, 2011 and the remaining unvested RSUs as of December 31, 2010 vest in equal annual installments on April 19, 2012 and April 19, 2013.

(12)	The unvested stock options as of December 31, 2010 became fully vested on March 2, 2011.

(13)	The unvested stock options as of December 31, 2010 became fully vested on June 1, 2011.

(14)	The unvested stock options vest quarterly and will be fully vested on December 8, 2011.

(15)	The unexercisable shares relating to the option award as of December 31, 2010 vest at a rate of 1,563 options per month and will be fully vested on May 19, 2012.

(16)	One-quarter of the stock options vested on July 30, 2010 and 1/48th of the options vest monthly thereafter and will be fully vested on July 30, 2013.

(17)	The unvested RSUs as of December 31, 2010, became full vested on May 19, 2011.

(18)	The unvested RSUs as of December 31, 2010 vest in equal annual installments on July 30, 2011 and July 30, 2012.

Option Exercises and Stock Vested

The following table sets forth information for the Named Executive Officers for the Transition Period regarding exercises of stock options and vesting of restricted stock awards.

Name	Option Awards			Stock Awards
	Number of Shares Acquired on Exercise		Value Realized on Exercise	Number of Shares Acquired on Vesting		Value Realized on Vesting
Max Carnecchia	—		—	—		$—
Michael A. Piraino	—		—	—		—
Todd Johnson	—		—	—		—
Trevor Heritage	11,859	(1)	31,341	—		—
Anil Thakur	—		—	—		—
Mathew A. Hahn	50,000	(2)	142,500	—		—
	—		—	8,333	(3)	60,498	(4)
	—		—	6,667	(5)	47,002	(6)

(1)	The value realized upon same-day exercise and sale was based on the sale price of $8.1428 per share reflected in Dr. Heritage’s Form 4 filed with the SEC on November 11, 2010.

(2)	The value realized upon same-day exercise and sale was based on the sale price of $8.20 per share reflected in Dr. Hahn’s Form 4 filed with the SEC on November 11, 2010.

(3)	Included in the vested shares are 3,152 shares tendered to us for payment of payroll tax obligations.

(4)	The value realized on vesting was calculated based on the closing stock price of our common stock on the NASDAQ Global Market on May 19, 2010, the date of vesting of the restricted stock awards ($7.26 per share).

(5)	Included in the vested shares are 2,446 shares tendered to us for payment of payroll tax obligations.

(6)	The value realized on vesting was calculated based on the closing stock price of our common stock on the NASDAQ Global Market on July 30, 2010, the date of vesting of the restricted stock awards ($7.05 per share).

Potential Payments Upon Termination of Employment or Change of Control

The payments and benefits the Named Executive Officers are entitled to receive in the event of termination of employment or change of control are set forth in their respective employment agreements or other arrangements, as applicable, the relevant terms of which are more fully described below.

Employment Agreements with Certain Current Executives

Pursuant to the terms of the employment agreements with Max Carnecchia, Michael A. Piraino and Todd Johnson, we may terminate each such employment agreement upon advance notice as specified in each agreement. Such notice may be given to the applicable executive commencing 12 months after execution of such executive’s employment agreement. However, even during the term of each employment agreement, each executive’s employment with us will be at-will, meaning that either the Company or such executive may terminate the employment relationship at any time. If an executive’s employment with us is terminated by us during the term without Cause (as defined below) or by the executive for Good Reason (as defined below), such executive will be entitled to receive, subject to such executive’s continued compliance with certain non-competition, non-solicitation and non-disparagement provisions contained in such executive’s employment agreement, severance payments and benefits generally consisting of (i) an amount equal to such executive’s then-current base salary, payable in equal monthly installments over 12 months following the date of termination; (ii) a pro-rated amount equal to the incentive bonus that such executive would otherwise have been entitled to receive under the Management Incentive Plan for the then-current fiscal year, payable as a lump sum; (iii) an amount equal to such executive’s then-current target bonus amount under the Management Incentive Plan, payable in equal monthly installments over a period of 12 months following the date of termination; and (iv) in some cases, reimbursements for COBRA payments made under our medical and dental insurance plans for a period of up to 12 months following the date of termination. However, the employment agreements for Mr. Piraino and Mr. Johnson do not provide for the payments referenced in clause (ii) of the preceding sentence and the agreement for Mr. Johnson does not provide for the payment referenced in clause (iii) of the preceding sentence.

In addition, if any of the above executives’ employment with us is terminated by us without Cause or by the executive for Good Reason within the period commencing two months prior to, and extending to eighteen months following, the occurrence of a Change of Control (as defined below) which takes place during the term of the applicable employment agreement, each such executive will be entitled to receive, subject to such executive’s continued compliance with certain non-competition, non-solicitation and non-disparagement provisions contained in such executive’s employment agreement, severance payments and benefits generally consisting of (i) an amount equal to twice the amount of such executive’s then-current base salary, payable in equal monthly installments over a period of one year following the date of termination; (ii) a pro-rated amount equal to the incentive bonus that such executive would otherwise have been entitled to receive under the Management Incentive Plan for the then-current fiscal year, payable as a lump sum; (iii) an amount equal to twice the amount of such executive’s then-current target bonus amount under the Management Incentive Plan, payable in equal monthly installments over a period of one year following the date of termination; and (iv) in some cases, reimbursements for COBRA payments made under our medical and dental insurance plans for a period of up to one year following the date of termination. However, the employment agreements for Mr. Piraino and Mr. Johnson (a) with respect to clause (ii) of the preceding sentence, do not provide for the pro-rated incentive bonuses; and (b) with respect to clause (iii) of the preceding sentence, provide for a payment in an amount equal to the amount of such executive’s then-current target bonus amount under the Management Incentive Plan, payable in equal monthly installments over a period of one year following the date of termination.

Mr. Carnecchia’s employment agreement also provides that upon any such termination, all equity awards held by him will accelerate and all accelerated stock options will be exercisable during the earlier of one year following the date of termination or the original expiration date of the stock option.

The timing of severance payments and benefits under any such executive’s employment agreement may be deferred to avoid incurring additional taxes and penalties pursuant to Section 409A. Mr. Carnecchia’s employment agreement also provides that such severance payments are generally subject to certain gross-up provisions in the event that they are characterized as “excess parachute payments” within the meaning of Section 280G of the Code (“Section 280G”). We have not entered into employment agreements containing such provisions with any other executives subsequent to the execution of Mr. Carnecchia’s employment agreement in June 2009.

In September 2004, we entered into an employment agreement with Dr. Hahn, which was amended in August 2005 and September 2006. As amended, the agreement entitles Dr. Hahn to receive severance payments in the amount of $125,000 in the event his employment is terminated by us without Cause or by him for Good Reason.

The foregoing benefits under the above referenced employment agreements (collectively, the “Employment Agreements”) are conditioned upon the executive’s execution of a separation and release agreement and release of all claims. For purposes of the above referenced Employment Agreements, and as used in the table below, the terms “Cause”, “Good Reason” and “Change of Control” have the following meanings:

Cause. As defined more completely in the Employment Agreements, “Cause” generally means the executive’s (i) failure to faithfully and professionally carry out his duties or to comply with the material terms of his employment agreement; (ii) dishonesty or other willful misconduct, if such conduct is intended to or likely to materially injure our business; and (iii) conviction of certain crimes, whether or not relating to the executive’s employment.

Good Reason. As defined more completely in the Employment Agreements, “Good Reason” generally means (i) the Company’s (a) breach of any of the material terms of the employment agreement or (b) relocation of its office at which the executive is principally employed to a location which is more than 50 miles from both the executive’s residence and our offices and requiring the executive to commute to such location without the executive’s consent; (ii) a material diminution in the executive’s title, duties or responsibilities or conditions of his/her employment; or (iii) except in the case of Dr. Hahn’s employment agreement, a reduction of more than 10% in the executive’s annual base salary then in effect without the executive’s consent (other than such a reduction applicable generally to other senior executives). Dr. Hahn’s employment agreement also provides that “Good Reason” means our failure to have a successor company assume its obligations under the employment agreement.

Under the terms of Mr. Johnson’s employment agreement, “Good Reason” generally means (i) there is a material breach of our material obligations under the agreement or (ii) the executive’s base salary is reduced by more than 10%.

As it relates to a Change of Control in each Employment Agreement, other than Dr. Hahn’s employment agreement, “Good Reason” also means a reduction in the executive’s target bonus. For the avoidance of doubt, other than in the event of termination without Cause or resignation for Good Reason under a Change of Control, an executive’s bonus target percentage may be modified by the Board or a duly appointed committee thereof at any time at the Board’s or such committee’s sole discretion.

Change of Control. As defined more completely in the Employment Agreements, “Change of Control” generally means the occurrence of any of the following events: (i) any person or group (within the meaning of Section 13(d) or 14(d), as applicable, of the Exchange Act), subject to certain exceptions specified in the Employment Agreements (a “Person”), becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of securities representing 50% or more of the voting power of our then outstanding securities (“Company Voting Securities”); (ii) the consummation of a share exchange or a merger or consolidation of the Company, where the Persons who were the beneficial owners of Company Voting Securities outstanding immediately prior to such transaction do not beneficially own more than 50% of the voting securities of the Company or the Acquiring Company (as defined in the applicable employment agreements) immediately after such transaction; (iii) a sale or other disposition of all or substantially all of our assets; or (iv) such time as the Continuing Directors (as defined in the applicable Employment Agreements) do not constitute at least a majority of the Board (or, if applicable, of the board of directors of a successor to the Company).

Executive Change in Control and Severance Benefit Plan

Trevor Heritage and Anil Thakur are participants in the Symyx Executive Change in Control and Severance Benefit Plan (the “Severance Plan”), which became binding on the Company upon completion of the Merger.

Pursuant to the terms of the Severance Plan, if a participant is terminated by means of either an Involuntary Termination Without Cause (as defined below) or a Constructive Termination (as defined below) (either of such terminations, a “Covered Termination”), such participant will be entitled to receive (i) monthly cash severance payments in an amount equal to such participant’s monthly base salary (excluding incentive pay, premium pay, commissions, overtime, bonuses and other forms of variable compensation), for a period of nine months for a Covered Termination that is not a Change in Control Termination (as defined below) or 15 months for a Covered Termination that is a Change in Control Termination (either of such periods, a “Coverage Period”) and (ii) subject to certain conditions, COBRA benefits for continuation coverage (including coverage for the participant’s eligible dependents) for a period equal to the applicable Coverage Period. In the event of a Change in Control Termination (as defined below), the participant shall also be entitled to accelerated vesting and exercisability of such participant’s then-outstanding equity awards for that number of shares that would have become vested and exercisable over the following 24 months of service. The foregoing benefits under the Severance Plan are conditioned upon the participant’s execution of a general waiver and release of claims in favor of the Company.

The timing of severance payments and benefits under the Severance Plan may be deferred to avoid incurring additional taxes and penalties pursuant to Section 409A. Payments are generally subject to certain reductions as set forth in the Severance Plan in the event that they are characterized as “excess parachute payments” within the meaning of Section 280G.

For purposes of the Severance Plan, and as used in the table below, the terms “Constructive Termination”, “Involuntary Termination Without Cause”, “Change in Control” and “Change in Control Termination” have the following meanings:

Constructive Termination. As defined in the Severance Plan, “Constructive Termination” generally means, subject to certain limitations set forth in the Severance Plan, a participant’s resignation of employment within 90 days the Company, without the participant’s consent: (i) reduces the participant’s base salary, target bonus and/or other cash compensation programs, taken as a whole, unless such reduction is made in connection with an across-the-board, proportionate reduction of substantially all executives’ annual base salaries, bonuses, plans and/or other cash compensation programs instituted because the Company, taken as a whole, is in financial distress; (ii) reduces or eliminates the participant’s eligibility to participate in or the benefits associated with participating in our benefit programs that is inconsistent with the eligibility to participate in and benefits associated with participation enjoyed by similarly situated employees of the Company; or (iii) relocates the participant’s primary business office more than 50 miles from the location at which the participant predominately performed duties prior to such relocation, except for required travel on Company business to an extent substantially consistent with the participant’s prior business travel obligations.

Involuntary Termination Without Cause. As defined in the Severance Plan, “Involuntary Termination Without Cause” generally means a termination by the Company of a participant’s employment relationship for any reason other than the participant: (i) willfully refuses to perform in any material respect the participant’s duties or responsibilities for the Company or willfully disregards in any material respect any financial or other budgetary limitations established in good faith by the Board; (ii) engages in conduct that causes, or is reasonably likely to cause, material and demonstrable injury, monetarily or otherwise, to the Company; or (iii) engages in an act of moral turpitude or conviction of or entry of a plea of nolo contendere to a felony.

Change in Control. As defined in the Severance Plan, “Change in Control” generally means the occurrence of any of the following: (i) our stockholders approve a plan of complete liquidation of the

Company or of an agreement for the sale or disposition of all or substantially all of our assets; (ii) our stockholders approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; (iii) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 30% or more of our then outstanding voting securities; or (iv) a change in the composition of the Board, as a result of which fewer than 66% of the directors are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of those directors whose election or nomination was not in connection with any transactions described in subsections (i), (ii) or (iii), or in connection with an actual or threatened proxy contest relating to the election of our directors.

Change in Control Termination. As defined in the Severance Plan, “Change in Control Termination” generally means a Covered Termination occurring within the period commencing three months prior to a Change in Control and ending 12 months after the Change in Control. For purposes of this definition only, a Change in Control Termination shall also include, solely in the context of a Change in Control (as defined immediately above) and within the time periods described in the preceding sentence, a participant’s resignation of employment within 90 days after the Company significantly reduces the participant’s duties, authority or responsibilities relative to the participant’s duties, authority or responsibilities in effect immediately prior to such reduction, taken as a whole, without the participant’s express written consent; provided, however, that (i) within 30 days following the occurrence of the conduct, the participant provides our Chief Executive Officer written notice specifying (a) the particulars of the conduct and (b) that the participant deems such conduct to be a reduction as described herein and (ii) the conduct described has not been cured within 30 days following receipt by our Chief Executive Officer of such notice.

The table below estimates the amount of compensation to be provided to each of the Named Executive Officers in the event of termination of such executive’s employment. These amounts are estimates of the amounts that would be paid or provided to the executives upon termination of employment or a change of control had the termination occurred on December 31, 2010. The actual amounts can only be determined at the time of such executive’s separation from the Company and may, as described elsewhere in this proxy statement, be subject in certain circumstances to adjustment as a result of the operation of features the Employment Agreements or the Severance Plan, as applicable.

In the table below, the assumed payouts for the accelerated vesting of RSUs upon a change of control were calculated by multiplying $8.30, which was the closing price of our common stock on the NASDAQ Global Market as of December 31, 2010, by the number of shares of common stock underlying RSUs that would have vested if the change of control had occurred on December 31, 2010. The assumed payouts for the accelerated vesting of stock options was calculated by taking the difference between the exercise price of the stock option and $8.30 and multiplying that by the number of stock options which would become vested if the change of control had occurred on December 31, 2010. There are no amounts reported in the table below for the accelerated vesting of stock options with an exercise price greater than $8.30 per share on December 31, 2010, as the Named Executive Officer would receive no benefit for the accelerated vesting of those options. These assumed payouts are determined for SEC disclosure purposes and are not necessarily indicative of the actual benefit the executive would receive.

These payments are dependent on both a change of control and a termination of employment under circumstances specified in the Employment Agreements and the Severance Plan, as applicable. In addition, the Severance Plan and our various equity compensation plans pursuant to which the Named Executive Officers obtained equity awards generally contain provisions which accelerate the vesting of the equity awards in connection with termination of employment pursuant to a change of control. These provisions apply to all recipients of equity awards under these plans, thus, the equity awards granted to the Named Executive Officers may accelerate under such circumstances regardless of the existence of separate Employment Agreements or the provisions of the Severance Plan.

Name	Benefit	Involuntary Termination by the Company Without Cause or Resignation for Good Reason (1)*		Change of Control Termination Without Cause or Resignation for Good Reason*
Max Carnecchia	Base Salary	400,000	(2)	800,000	(3)
	Management Incentive Compensation	360,000	(4)(13)	720,000	(5)
	Equity Plans	—		1,933,000	(6)
	Health Benefits	12,000	(7)	12,000	(7)

Michael A. Piraino	Base Salary	300,000	(2)	600,000	(3)
	Management Incentive Compensation	150,000	(4)	150,000	(4)
	Equity Plans	—		1,050,750	(8)
	Health Benefits	12,000	(7)	12,000	(7)

Todd Johnson	Base Salary	300,000	(2)	300,000	(2)
	Management Incentive Compensation	—		300,000	(4)
	Equity Plans	—		1,007,000	(15)
	Health Benefits	—		—

Trevor Heritage	Base Salary	225,000	(11)	375,000	(12)
	Management Incentive Compensation	—		—
	Equity Plans	—		429,637	(13)
	Health Benefits	—		—

Anil Thakur	Base Salary	210,000	(11)	350,000	(12)
	Management Incentive Compensation	—		—
	Equity Plans	—		227,688	(14)
	Health Benefits	—		—

Mathew A. Hahn	Base Salary	125,000	(9)	125,000	(9)
	Management Incentive Compensation	—		—
	Equity Plans	—		499,980	(10)
	Health Benefits	—		—

*	For purposes of the Severance Plan, as applicable to Dr. Heritage and Mr. Thakur, the phrase “Resignation for Good Reason” contained in this heading instead refers to the concept of “Constructive Termination” described above.

(1)	If the executive’s employment is terminated due to disability, the benefits due to the executive are equivalent to the benefits due upon termination of the executive without cause.

(2)	Amount represents 100% of the executive’s base salary in effect at December 31, 2010.

(3)	Amounts represent twice the amount of the executive’s base salary in effect at December 31, 2010.

(4)	Amount represents the executive’s annual target incentive compensation.

(5)	Amount represents twice the executive’s annual target incentive compensation.

(6)	Amount represents accelerated vesting of 600,000 unvested stock options and 40,000 unvested RSUs.

(7)	Amount represents estimated payments for continued health insurance coverage for 12 months.

(8)	Amount represents accelerated vesting of 175,000 unvested stock options and 80,000 unvested RSUs.

(9)	Pursuant to Dr. Hahn’s employment agreement, as amended, Dr. Hahn is entitled to receive $125,000 upon termination by the Company without Cause or resignation for Good Reason as discussed above.

(10)	Amount represents accelerated vesting of 131,147 unvested stock options and 31,666 unvested RSUs.

(11)	Represents an amount equal to the executive’s monthly base salary, as in effect at December 31, 2010, for a period of nine months.

(12)	Represents an amount equal to the executive’s monthly base salary, as in effect at December 31, 2010, for a period of 15 months.
(13)	Amount represents accelerated vesting of 127,408 unvested stock options and 26,667 unvested RSUs.

(14)	Amount represents accelerated vesting of 43,750 unvested stock options and 20,000 unvested RSUs.

(15)	Amount represents accelerated vesting of 150,000 unvested stock options and 100,000 unvested RSUs.

Equity Compensation Plan Information

The following table sets forth certain information regarding our equity compensation plans as of December 31, 2010:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights and vesting of RSUs (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders (1)	5,767,889		$9.55	4,601,106
Equity compensation plans not approved by security holders (2)	1,109,044	(3)	5.90	—

Total	6,876,933			4,601,106

(1)	Securities are to be issued upon exercise of outstanding options and rights under the following Company equity plans: 1994 Incentive Stock Plan, 1995 Director Option Plan, 1996 Equity Incentive Plan, 2000 Stock Option Plan, 2004 Stock Plan, 2005 ESPP and the 2007 Stock Plan. In connection with the approval of the 2004 Stock Plan, the 1994 Incentive Stock Plan, 1996 Equity Incentive Plan, 2000 Stock Option Plan and the 2004 New Hire Equity Incentive Plan (the “2004 Equity Plan” and, collectively with the 1994 Incentive Stock Plan, the 1996 Equity Incentive Plan and the 2000 Stock Option Plan, the “Inactive Plans”) are no longer active and have no shares available for issuance. Currently, shares of Company common stock subject to awards from the Inactive Plans that terminate by expiration, forfeiture, cancellation or otherwise without issuance, are settled in cash in lieu of Company common stock or are exchanged for awards not involving Company common stock become available for issuance pursuant to awards issued under the 2004 Stock Plan, in each case subject to the terms and conditions thereof. However, in the event that our stockholders approve the 2011 Plan, and as described in greater detail elsewhere in this proxy statement (i) all such shares, plus any shares subject to awards from the 2004 Stock Plan or the 2007 Stock Plan that terminate by expiration, forfeiture, cancellation or otherwise without issuance, are settled in cash in lieu of Company common stock or are exchanged for awards not involving Company common stock, in each case at any time following May 31, 2011, will become available for issuance pursuant to awards issued under the 2011 Plan, in each case subject to the terms and conditions thereof and (ii) the 2004 Stock Plan and the 2007 Stock Plan will no longer be active or have any shares available for issuance.

(2)	The 2004 Equity Plan allowed for the grant of stock awards to newly hired employees. As a result of the approval of the 2004 Stock Plan, the 2004 Equity Plan is no longer active. In connection with his appointment as President and Chief Executive Officer of the Company in June 2009, Mr. Carnecchia was granted an option to purchase up to 800,000 shares of Company common stock. This grant was made without stockholder approval as an inducement award pursuant to Rule 5635(c)(4) of the NASDAQ Listing Rules.

(3)	Also includes 61,071 outstanding options under the Symyx 2001 Nonstatutory Plan, IntelliChem, Inc. 2003 Stock Option Plan assumed in connection with the IntelliChem acquisition and the Synthematix, Inc. 2000 Equity Compensation Plan, as amended, assumed in connection with the Synthematix acquisition by Symyx.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

In connection with the annual meeting, a number of brokers with account holders who are stockholders of the Company will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement, please notify your broker or contact our Secretary (Attn: David R. Mersten, Accelrys, Inc., 10188 Telesis Court, Suite 100, San Diego, California 92121). Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors,

David R. Mersten
Secretary

June 15, 2011

Appendix A

ACCELRYS, INC.

2011 STOCK INCENTIVE PLAN

1. Purposes of the Plan. The purpose of this Plan is to provide motivation to selected Employees, Directors and Consultants to put forth maximum efforts toward the continued growth, profitability, and success of the Company by providing incentives to such Employees, Directors and Consultants through the ownership and performance of Common Stock, and to align the interests of such individuals with those of the Company’s stockholders.

2. Definitions. The following definitions shall apply as used herein and in the individual Award Agreements except as defined otherwise in an individual Award Agreement. In the event a term is separately defined in an individual Award Agreement, such definition shall supercede the definition contained in this Section 2.

(a) “Administrator” means the Board or any of the Committees appointed to administer the Plan.

(b) “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 promulgated under the Exchange Act.

(c) “Applicable Laws” means the legal requirements relating to the Plan and the Awards under applicable provisions of federal securities laws, state corporate and securities laws, the Code, the rules of any applicable stock exchange or national market system, and the rules of any non-U.S. jurisdiction applicable to Awards granted to residents therein.

(d) “Assumed” means that pursuant to a Corporate Transaction either (i) the Award is expressly affirmed by the Company or (ii) the contractual obligations represented by the Award are expressly assumed (and not simply by operation of law) by the successor entity or its Parent in connection with the Corporate Transaction with appropriate adjustments to the number and type of securities of the successor entity or its Parent subject to the Award and the exercise or purchase price thereof which at least preserves the compensation element of the Award existing at the time of the Corporate Transaction as determined in accordance with the instruments evidencing the agreement to assume the Award.

(e) “Award” means the grant of an Option, SAR, Restricted Stock, Restricted Stock Unit, cash or other right or benefit under the Plan.

(f) “Award Agreement” means the written agreement evidencing the grant of an Award executed by the Company and the Grantee, including any amendments thereto.

(g) “Board” means the Board of Directors of the Company.

(h) “Cause” means, with respect to the termination by the Company or a Related Entity of the Grantee’s Continuous Service, that such termination is for “Cause” as such term (or word of like import) is expressly defined in a then-effective written agreement between the Grantee and the Company or such Related Entity, or in the absence of such then-effective written agreement and definition, is based on, in the determination of the Administrator, the Grantee’s: (i) performance of any act or failure to perform any act in bad faith and to the detriment of the Company or a Related Entity; (ii) dishonesty, intentional misconduct or material breach of any agreement with the Company or a Related Entity; or (iii) commission of a crime involving dishonesty, breach of trust, or physical or emotional harm to any person; provided, however, that with regard to any agreement that defines “Cause” on the occurrence of or in connection with a Corporate Transaction or a Change in Control, such definition of “Cause” shall not apply until a Corporate Transaction or a Change in Control actually occurs.

(i) “Change in Control” means a change in ownership or control of the Company effected through either of the following transactions:

(i) the direct or indirect acquisition by any person or related group of persons (other than an acquisition from or by the Company or by a Company-sponsored employee benefit plan or by a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities pursuant to a tender or exchange offer made directly to the Company’s stockholders which a majority of the Continuing Directors who are not Affiliates or Associates of the offeror do not recommend such stockholders accept, or

(ii) a change in the composition of the Board over a period of twelve (12) months or less such that a majority of the Board members (rounded up to the next whole number) ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who are Continuing Directors.

(j) “Code” means the Internal Revenue Code of 1986, as amended.

(k) “Committee” means any committee composed of members of the Board appointed by the Board to administer the Plan.

(l) “Common Stock” means the common stock of the Company.

(m) “Company” means Accelrys, Inc., a Delaware corporation, or any successor entity that adopts the Plan in connection with a Corporate Transaction.

(n) “Consultant” means any person (other than an Employee or a Director, solely with respect to rendering services in such person’s capacity as a Director) who is engaged by the Company or any Related Entity to render consulting or advisory services to the Company or such Related Entity.

(o) “Continuing Directors” means members of the Board who either (i) have been Board members continuously for a period of at least twelve (12) months or (ii) have been Board members for less than twelve (12) months and were elected or nominated for election as Board members by at least a majority of the Board members described in clause (i) who were still in office at the time such election or nomination was approved by the Board.

(p) “Continuous Service” means that the provision of services to the Company or a Related Entity in any capacity of Employee, Director or Consultant is not interrupted or terminated. In jurisdictions requiring notice in advance of an effective termination as an Employee, Director or Consultant, Continuous Service shall be deemed terminated upon the actual cessation of providing services to the Company or a Related Entity notwithstanding any required notice period that must be fulfilled before a termination as an Employee, Director or Consultant can be effective under Applicable Laws. A Grantee’s Continuous Service shall be deemed to have terminated either upon an actual termination of Continuous Service or upon the entity for which the Grantee provides services ceasing to be a Related Entity. Continuous Service shall not be considered interrupted in the case of (i) any approved leave of absence, (ii) transfers among the Company, any Related Entity, or any successor, in any capacity of Employee, Director or Consultant, or (iii) any change in status as long as the individual remains in the service of the Company or a Related Entity in any capacity of Employee, Director or Consultant (except as otherwise provided in the Award Agreement). Notwithstanding the foregoing, except as otherwise determined by the Administrator, in the event of any spin-off of a Related Entity, service as an Employee, Director or Consultant for such Related Entity following such spin-off shall be deemed to be Continuous Service for purposes of the Plan and any Award under the Plan. An approved leave of absence shall include sick leave, military leave, or any other authorized personal leave. For purposes of each Incentive Stock Option granted under the Plan, if such leave exceeds three (3) months, and reemployment upon expiration of such leave is not guaranteed by statute or contract, then the Incentive Stock Option shall be treated as a Non-Qualified Stock Option on the day three (3) months and one (1) day following the expiration of such three (3) month period.

(q) “Corporate Transaction” means any of the following transactions, provided, however, that the Administrator shall determine under parts (iv) and (v) whether multiple transactions are related, and its determination shall be final, binding and conclusive:

(i) a merger or consolidation in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the state in which the Company is incorporated;

(ii) the sale, transfer or other disposition of all or substantially all of the assets of the Company;

(iii) the complete liquidation or dissolution of the Company;

(iv) any reverse merger or series of related transactions culminating in a reverse merger (including, but not limited to, a tender offer followed by a reverse merger) in which the Company is the surviving entity but (A) the shares of Common Stock outstanding immediately prior to such merger are converted or exchanged by virtue of the merger into other property, whether in the form of securities, cash or otherwise, or (B) in which securities possessing more than forty percent (40%) of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from those who held such securities immediately prior to such merger or the initial transaction culminating in such merger; or

(v) acquisition in a single or series of related transactions by any person or related group of persons (other than the Company or by a Company-sponsored employee benefit plan) of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities but excluding any such transaction or series of related transactions that the Administrator determines shall not be a Corporate Transaction.

(r) “Covered Employee” means an Employee who is a “covered employee” under Section 162(m)(3) of the Code.

(s) “Director” means a member of the Board or the board of directors of any Related Entity.

(t) “Disability” means as defined under the long-term disability policy of the Company or the Related Entity to which the Grantee provides services regardless of whether the Grantee is covered by such policy. If the Company or the Related Entity to which the Grantee provides service does not have a long-term disability plan in place, “Disability” means that a Grantee is unable to carry out the responsibilities and functions of the position held by the Grantee by reason of any medically determinable physical or mental impairment for a period of not less than ninety (90) consecutive days. A Grantee will not be considered to have incurred a Disability unless he or she furnishes proof of such impairment sufficient to satisfy the Administrator in its discretion.

(u) “Employee” means any person, including an Officer or Director, who is in the employ of the Company or any Related Entity, subject to the control and direction of the Company or any Related Entity as to both the work to be performed and the manner and method of performance. The payment of a director’s fee by the Company or a Related Entity shall not be sufficient to constitute “employment” by the Company.

(v) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(w) “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i) If the Common Stock is listed on one or more established stock exchanges or national market systems, including without limitation The NASDAQ Global Select Market, The NASDAQ Global Market or The NASDAQ Capital Market of The NASDAQ Stock Market LLC, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on the principal exchange or system on which the Common Stock is listed (as determined by the Administrator) on the date of determination (or, if no closing sales price or closing bid was reported on that date, as applicable, on the last trading date such closing sales price or closing bid was reported), as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii) If the Common Stock is regularly quoted on an automated quotation system (including the OTC Bulletin Board) or by a recognized securities dealer, its Fair Market Value shall be the closing sales price for such stock as quoted on such system or by such securities dealer on the date of determination, but if selling prices are not reported, the Fair Market Value of a share of Common Stock shall be the mean between the high bid and low asked prices for the Common Stock on the date of determination (or, if no such prices were reported on that date, on the last date such prices were reported), as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(iii) In the absence of an established market for the Common Stock of the type described in (i) and (ii), above, the Fair Market Value thereof shall be determined by the Administrator in good faith.

(x) “Grantee” means an Employee, Director or Consultant who receives an Award under the Plan.

(y) “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.

(z) “Non-Qualified Stock Option” means an Option not intended to qualify as an Incentive Stock Option.

(aa) “Officer” means a person who is an officer of the Company or a Related Entity within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(bb) “Option” means an option to purchase Shares pursuant to an Award Agreement granted under the Plan.

(cc) “Parent” means a “parent corporation”, whether now or hereafter existing, as defined in Section 424(e) of the Code.

(dd) “Performance-Based Compensation” means compensation qualifying as “performance-based compensation” under Section 162(m) of the Code.

(ee) “Plan” means this 2011 Stock Incentive Plan.

(ff) “Related Entity” means any Parent or Subsidiary of the Company.

(gg) “Replaced” means that pursuant to a Corporate Transaction the Award is replaced with a comparable stock award or a cash incentive program of the Company, the successor entity (if applicable) or Parent of either of them which preserves the compensation element of such Award existing at the time of the Corporate Transaction and provides for subsequent payout in accordance with the same (or a more favorable) vesting schedule applicable to such Award. The determination of Award comparability shall be made by the Administrator and its determination shall be final, binding and conclusive.

(hh) “Restricted Stock” means Shares issued under the Plan to the Grantee for such consideration, if any, and subject to such restrictions on transfer, rights of first refusal, repurchase provisions, forfeiture provisions, and other terms and conditions as established by the Administrator.

(ii) “Restricted Stock Units” means an Award which may be earned in whole or in part upon the passage of time or the attainment of performance criteria established by the Administrator and which may be settled for cash, Shares or other securities or a combination of cash, Shares or other securities as established by the Administrator.

(jj) “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor thereto.

(kk) “SAR” means a stock appreciation right entitling the Grantee to Shares or cash compensation, as established by the Administrator, measured by appreciation in the value of Common Stock.

(ll) “Section 409A” means Section 409A of the Code.

(mm) “Share” means a share of the Common Stock.

(nn) “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

3. Stock Subject to the Plan.

(a) Maximum Number of Shares and Other Limits. Subject to the provisions of Section 11, below, the maximum aggregate number of Shares (including Incentive Stock Options) which may be issued pursuant to all Awards is seventeen million seven hundred fifty thousand (17,750,000) Shares, (i) less (x) that number of shares of Common Stock subject to a stock option or stock appreciation right granted after May 31, 2011 under the Company’s Amended and Restated 2004 Stock Incentive Plan, as amended (the “2004 Plan”), or the 2007 Stock Incentive Plan of Symyx Technologies, Inc, as amended, which plan was assumed by the Company on August 3, 2010 in accordance with NASDAQ Rule 5635 (the “2007 Plan” and, together with the 2004 Plan, the “Prior Plans”) and (y) 2.22 shares of Common Stock for every one share of Common Stock that was subject to an award other than a stock option or stock appreciation right granted after May 31, 2011 under the Prior Plans, and (ii) plus (x) that number of shares of Common Stock subject to a stock option or stock appreciation right, that in each case would, at any time after May 31, 2011, otherwise return to the available pool of unissued shares reserved for awards under any Prior Plan (ignoring the termination or expiration of such plans for the purpose of determining the number of shares available under the plan) and (y) 2.22 shares of Common Stock for every one share of Common Stock that was subject to an award other than a stock option or stock appreciation right, that in each case would, at any time after May 31, 2011, otherwise return to the available pool of unissued shares reserved for awards under any Prior Plan (ignoring the termination or expiration of such plans for the purpose of determining the number of shares available under the plan); provided, however, that the maximum aggregate number of shares that may be issued pursuant to Incentive Stock Options is seventeen million seven hundred fifty thousand (17,750,000) Shares. Notwithstanding the foregoing, any Shares issued in connection with Awards other than SARs and Options shall be counted against the limit set forth herein as two and twenty-two hundredths (2.22) Shares for every one (1) Share issued in connection with such Award (and shall be counted as two and twenty-two hundredths (2.22) Shares for one (1) Share returned or deemed not have been issued from the Plan pursuant to Section 3(b) below in connection with Awards other than Options and SARs). For example, a grant of a restricted stock award for 1,000 shares would count as 2,220 shares against the reserve, and if returned to the Plan would count as 2,220 shares returned to the Plan. The Shares to be issued pursuant to Awards may be authorized, but unissued, or reacquired Common Stock.

(b) Shares Available for Future Issuance. Any Shares covered by an Award (or portion of an Award) which is forfeited, canceled or expires (whether voluntarily or involuntarily) or issued as substitution awards pursuant to Section 6(d) below, shall be deemed not to have been issued for purposes of determining the maximum aggregate number of Shares which may be issued under the Plan. Shares that actually have been issued under the Plan pursuant to an Award shall not be returned to the Plan and shall not become available for future issuance under the Plan, except that if unvested Shares are forfeited, or repurchased by the Company at the lower of their original purchase price or their Fair Market Value at the time of repurchase, such Shares shall become available for future grant under the Plan. Notwithstanding anything to the contrary contained herein: (i) Shares tendered or withheld in payment of an Option exercise price shall not be returned to the Plan and shall not become available for future issuance under the Plan; (ii) Shares withheld by the Company to satisfy any tax withholding obligation shall not be returned to the Plan and shall not become available for future issuance under the Plan; and (iii) all Shares covered by the portion of an SAR that is exercised (whether or not Shares are actually issued to the Grantee upon exercise of the SAR) shall be considered issued pursuant to the Plan.

4. Administration of the Plan.

(a) Plan Administrator.

(i) Administration with Respect to Directors and Officers. With respect to grants of Awards to Directors or Employees who are also Officers or Directors of the Company, the Plan shall be administered by (A) the Board or (B) a Committee designated by the Board, which Committee shall be constituted in such a manner as to satisfy Applicable Laws and to permit such grants and related transactions under the Plan to be exempt from Section 16(b) of the Exchange Act in accordance with Rule 16b-3. Once appointed, such Committee shall continue to serve in its designated capacity until otherwise directed by the Board.

(ii) Administration With Respect to Consultants and Other Employees. With respect to grants of Awards to Employees or Consultants who are neither Directors nor Officers of the Company, the Plan shall be administered by (A) the Board or (B) a Committee designated by the Board, which Committee shall be constituted in such a manner as to satisfy Applicable Laws. Once appointed, such Committee shall continue to serve in its designated capacity until otherwise directed by the Board. The Board may authorize one or more Officers to grant such Awards and may limit such authority as the Board determines from time to time.

(iii) Administration With Respect to Covered Employees. Notwithstanding the foregoing, grants of Awards to any Covered Employee intended to qualify as Performance-Based Compensation shall be made only by a Committee (or subcommittee of a Committee) which is comprised solely of two or more Directors eligible to serve on a committee making Awards qualifying as Performance-Based Compensation. In the case of such Awards granted to Covered Employees, references to the “Administrator” or to a “Committee” shall be deemed to be references to such Committee or subcommittee.

(iv) Administration Errors. In the event an Award is granted in a manner inconsistent with the provisions of this subsection (a), such Award shall be presumptively valid as of its grant date to the extent permitted by Applicable Laws.

(b) Powers of the Administrator. Subject to Applicable Laws and the provisions of the Plan (including any other powers given to the Administrator hereunder ), and except as otherwise provided by the Board, the Administrator shall have the authority, in its discretion:

(i) to select the Employees, Directors and Consultants to whom Awards may be granted from time to time hereunder;

(ii) to determine whether and to what extent Awards are granted hereunder;

(iii) to determine the number of Shares or the amount of other consideration to be covered by each Award granted hereunder;

(iv) to approve forms of Award Agreements for use under the Plan;

(v) to determine the terms and conditions of any Award granted hereunder;

(vi) to amend the terms of any outstanding Award granted under the Plan, provided that (A) any amendment that would adversely affect the Grantee’s rights under an outstanding Award shall not be made without the Grantee’s written consent, provided, however, that an amendment or modification that may cause an Incentive Stock Option to become a Non-Qualified Stock Option shall not be treated as adversely affecting the rights of the Grantee, (B) the reduction of the exercise price of any Option awarded under the Plan and the base appreciation amount of any SAR awarded under the Plan shall be subject to stockholder approval and (C) canceling an Option or SAR at a time when its exercise price or base appreciation amount (as applicable) exceeds the Fair Market Value of the underlying Shares, in exchange for another Option, SAR, Restricted Stock, cash or other Award shall be subject to stockholder approval, unless the cancellation and exchange occurs in connection with a Corporate Transaction. Notwithstanding the foregoing, canceling an Option or SAR in exchange for another Option, SAR, Restricted Stock, or other Award with an exercise price, purchase price or base appreciation amount (as applicable) that is equal to or greater than the exercise price or base appreciation amount (as applicable) of the original Option or SAR shall not be subject to stockholder approval;

(vii) to construe and interpret the terms of the Plan and Awards, including without limitation, any notice of award or Award Agreement, granted pursuant to the Plan;

(viii) to grant Awards to Employees, Directors and Consultants employed outside the United States on such terms and conditions different from those specified in the Plan as may, in the judgment of the Administrator, be necessary or desirable to further the purpose of the Plan; and

(ix) to take such other action, not inconsistent with the terms of the Plan, as the Administrator deems appropriate.

In addition to the foregoing, the Administrator shall have the discretion to interpret or construe ambiguous, unclear, or implied (but omitted) terms in any fashion it deems to be appropriate in its sole discretion, and to make any findings of fact needed in the administration of the Plan or Award Agreements. The Administrator’s prior exercise of its discretionary authority shall not obligate it to exercise its authority in a like fashion thereafter. The Administrator’s interpretation and construction of any provision of the Plan, or of any Award or Award Agreement, and all determination the Administrator makes pursuant to the Plan shall be final, binding, and conclusive. The validity of any such interpretation, construction, decision or finding of fact shall not be given de novo review if challenged in court, by arbitration, or in any other forum, and shall be upheld unless clearly made in bad faith or materially affected by fraud.

The express grant in the Plan of any specific power to the Administrator shall not be construed as limiting any power or authority of the Administrator; provided that the Administrator may not exercise any right or power reserved to the Board. Any decision made, or action taken, by the Administrator or in connection with the administration of this Plan shall be final, conclusive and binding on all persons having an interest in the Plan.

(c) Indemnification. In addition to such other rights of indemnification as they may have as members of the Board or as Officers or Employees of the Company or a Related Entity, members of the Board and any Officers or Employees of the Company or a Related Entity to whom authority to act for the Board, the Administrator or the Company is delegated shall be defended and indemnified by the Company to the extent permitted by law on an after-tax basis against all reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any claim, investigation, action, suit or proceeding, or in connection with any appeal therein, other than such matters relating to their participation in the Plan, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, or any Award granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by the Company) or paid by them in satisfaction of a judgment in any such claim, investigation, action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such claim, investigation, action, suit or proceeding that such person is liable for gross negligence, bad faith or intentional misconduct; provided, however, that within thirty (30) days after the institution of such claim, investigation, action, suit or proceeding, such person shall offer to the Company, in writing, the opportunity at the Company’s expense to defend the same.

5. Eligibility. Awards other than Incentive Stock Options may be granted to Employees, Directors and Consultants. Incentive Stock Options may be granted only to Employees of the Company or a Parent or a Subsidiary of the Company. An Employee, Director or Consultant who has been granted an Award may, if otherwise eligible, be granted additional Awards. Awards may be granted to such Employees, Directors or Consultants who are residing in non-U.S. jurisdictions as the Administrator may determine from time to time.

6. Terms and Conditions of Awards.

(a) Types of Awards. The Administrator is authorized under the Plan to award any type of arrangement to an Employee, Director or Consultant that is not inconsistent with the provisions of the Plan and that by its terms involves or might involve the issuance of (i) Shares, (ii) cash or (iii) an Option, a SAR, or similar right with a fixed or variable price related to the Fair Market Value of the Shares and with an exercise or conversion privilege related to the passage of time, the occurrence of one or more events, or the satisfaction of performance criteria or other conditions. Such awards include, without limitation, Options, SARs, sales or bonuses of Restricted Stock or Restricted Stock Units, and an Award may consist of one such security or benefit, or two (2) or more of them in any combination or alternative.

(b) Designation of Award. Each Award shall be designated in the Award Agreement. In the case of an Option, the Option shall be designated as either an Incentive Stock Option or a Non-Qualified Stock Option. However, notwithstanding such designation, an Option will qualify as an Incentive Stock Option under the Code only to the extent the $100,000 dollar limitation of Section 422(d) of the Code is not exceeded. The $100,000 limitation of Section 422(d) of the Code is calculated based on the aggregate Fair Market Value of the Shares subject to Options designated as Incentive Stock Options which become exercisable for the first time by a Grantee during any calendar year (under all plans of the Company or any Parent or Subsidiary of the Company). For purposes of this calculation, Incentive Stock Options shall be taken into account in the order in which they were granted, and the Fair Market Value of the Shares shall be determined as of the grant date of the relevant Option.

(c) Conditions of Award. Subject to the terms of the Plan, the Administrator shall determine the provisions, terms, and conditions of each Award including, but not limited to, the Award vesting schedule, repurchase provisions, rights of first refusal, forfeiture provisions, form of payment (cash, Shares, or other consideration) upon settlement of the Award, payment contingencies, and satisfaction of any performance criteria. The performance criteria established by the Administrator may be based on any one of, or combination of, the following: (i) appreciation in and/or maintenance of the price of the Shares or any other publicly-traded securities of the Company, (ii) earnings or loss per share, (iii) total stockholder return, (iv) operating margin, (v) gross margin, (vi) return on equity, (vii) return on assets or net assets, (viii) return on investment, (ix) operating income, (x) net operating income, (xi) pre-tax profit, (xii) cash flow or cash flow per share (before or after dividends), (xiii) revenue, (xiv) improvement in or attainment of expense levels or working capital levels, including cash, inventory and accounts receivable, (xv) earnings or losses (including earnings or losses before taxes, before interest and taxes, or before interest, taxes, depreciation and amortization), (xvi) economic value added, (xvii) market share, (xviii) relative or absolute share price, (xix) pro forma net income, (xx) customer orders, (xxi) net sales, (xxii) revenue growth or product revenue growth, (xxiii) operating income (before or after taxes), (xxiv) pre- or after-tax income or loss (before or after allocation of corporate overhead and bonus), (xxv) net income or loss (before or after taxes), (xxvi) return on equity, (xxvii) attainment of strategic and operational initiatives, (xxviii) comparisons with various stock market indices, (xxix) implementation, completion or attainment of measurable objectives with respect to research, development, commercialization, products or projects, acquisitions and divestitures, (xxx) factoring transactions and recruiting and maintaining personnel, (xxxi) gross profits, (xxxii) economic value-added models or equivalent metrics, (xxxiii) reductions in costs, (xxxiv) sales or licenses of the Company’s assets, including its intellectual property, whether in a particular jurisdiction or territory or globally; or through partnering transactions), (xxxv) return on capital (including return on total capital or return on invested capital), (xxxvi) cash flow return on investment, (xxxvii) year-end cash, (xxxviii) cash margin, (xxxix) debt reduction, (xl) stockholders equity, (xli) operating efficiencies, (xlii) research and development achievements, (xliii) strategic partnerships or transactions (including in-licensing and out-licensing of intellectual property), (xliv) co-development, co-marketing, profit sharing, joint venture or other similar arrangements, (xlv) financial ratios, including those measuring liquidity, activity, profitability or leverage, (xlvi) cost of capital or assets under management, (xlvii) financing and other capital raising transactions (including sales of the Company’s equity or debt securities, (xlviii) factoring transactions, and (xlix) establishing relationships with commercial entities with respect to the marketing, distribution and sale of the Company’s products (including with group purchasing organizations, distributors and other vendors). Such performance criteria also may be based solely by reference to the Company’s performance or the performance of a Subsidiary, division, business segment or business unit of the Company, or based upon the relative performance of other companies or upon comparisons of any of the indicators of performance relative to other companies. The Administrator may also exclude charges related to an event or occurrence which the Administrator determines should appropriately be excluded, including (A) restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring charges, (B) an event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management, or (C) the cumulative effects of tax or accounting changes in accordance with U.S. generally accepted accounting principles. Such performance goals shall be set by the Administrator within the time period prescribed by, and shall otherwise comply with the requirements of, Section 162(m) of the Code, and the regulations thereunder. Performance based Awards shall be subject to a performance period set by the Administrator and partial achievement of the specified criteria may result in a payment or vesting corresponding to the degree of achievement as specified in the Award Agreement.

(d) Acquisitions and Other Transactions. The Administrator may issue Awards under the Plan in settlement, assumption or substitution for, outstanding awards or obligations to grant future awards in connection with the Company or a Related Entity acquiring another entity, an interest in another entity or an additional interest in a Related Entity whether by merger, stock purchase, asset purchase or other form of transaction.

(e) Deferral of Award Payment. The Administrator may establish one or more programs under the Plan to permit selected Grantees the opportunity to elect to defer receipt of consideration upon exercise of an Award, satisfaction of performance criteria, or other event that absent the election would entitle the Grantee to payment or receipt of Shares or other consideration under an Award. The Administrator may establish the election procedures, the timing of such elections, the mechanisms for payments of, and accrual of interest or other earnings, if any, on amounts, Shares or other consideration so deferred, and such other terms, conditions, rules and procedures that the Administrator deems advisable for the administration of any such deferral program.

(f) Separate Programs. The Administrator may establish one or more separate programs under the Plan for the purpose of issuing particular forms of Awards to one or more classes of Grantees on such terms and conditions as determined by the Administrator from time to time.

(g) Individual Limitations on Awards.

(i) Individual Limit for Options and SARs. The maximum number of Shares with respect to which Options and SARs may be granted to any Grantee in any calendar year shall be 1,500,000 Shares. The foregoing limitation shall be adjusted proportionately in connection with any change in the Company’s capitalization pursuant to Section 11 below. To the extent required by Section 162(m) of the Code or the regulations thereunder, in applying the foregoing limitations with respect to a Grantee, if any Option or SAR is canceled, the canceled Option or SAR shall continue to count against the maximum number of Shares with respect to which Options and SARs may be granted to the Grantee. For this purpose, the repricing of an Option to the extent approved by stockholders (or in the case of a SAR, the base amount on which the stock appreciation is calculated is reduced to reflect a reduction in the Fair Market Value of the Common Stock) shall be treated as the cancellation of the existing Option or SAR and the grant of a new Option or SAR.

(ii) Individual Limit for Restricted Stock and Restricted Stock Units. For awards of Restricted Stock and Restricted Stock Units that are intended to be Performance-Based Compensation, the maximum number of Shares with respect to which such Awards may be granted to any Grantee in any calendar year shall be 750,000 Shares. The foregoing limitation shall be adjusted proportionately in connection with any change in the Company’s capitalization pursuant to Section 11 below.

(iii) Individual Limit for Cash Awards. For awards of cash, the maximum amount with respect to which such Awards may be granted to any Grantee in any calendar year shall be $2,000,000.

(iv) Deferral. If the vesting or receipt of Shares under an Award is deferred to a later date, any amount (whether denominated in Shares or cash) paid in addition to the original number of Shares subject to such Award will not be treated as an increase in the number of Shares subject to the Award if the additional amount is based either on a reasonable rate of interest or on one or more predetermined actual investments such that the amount payable by the Company at the later date will be based on the actual rate of return of a specific investment (including any decrease as well as any increase in the value of an investment).

(h) Early Exercise. The Award Agreement may, but need not, include a provision whereby the Grantee may elect at any time while an Employee, Director or Consultant to exercise any part or all of the Award prior to full vesting of the Award. Any unvested Shares received pursuant to such exercise may be subject to a repurchase right in favor of the Company or a Related Entity or to any other restriction the Administrator determines to be appropriate.

(i) Term of Award. The term of each Award shall be no more than ten (10) years from the date of grant thereof. However, in the case of an Incentive Stock Option granted to a Grantee who, at the time the Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary of the Company, the term of the Incentive Stock Option shall be five (5) years from the date of grant thereof or such shorter term as may be provided in the Award Agreement. Notwithstanding the foregoing, the specified term of any Award shall not include any period for which the Grantee has elected to defer the receipt of the Shares or cash issuable pursuant to the Award.

(j) Transferability of Awards. Awards may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised during the lifetime of the Grantee only by the Grantee. Notwithstanding the foregoing, the Grantee may designate one or more beneficiaries of the Grantee’s Award in the event of the Grantee’s death on a beneficiary designation form provided by the Administrator.

(k) Time of Granting Awards. The date of grant of an Award shall for all purposes be the date on which the Administrator makes the determination to grant such Award, or such other date as is determined by the Administrator.

(l) Dividend Equivalents. Subject to the provisions of the Plan and any Award Agreement, the recipient of an Award other than an Option or SAR may, if so determined by the Committee, be entitled to receive, currently or on a deferred basis, amounts equivalent to cash, stock or other property dividends on Shares (“Dividend Equivalents”) with respect to the number of Shares covered by the Award, as determined by the Committee, in its sole discretion. The Committee may provide that the Dividend Equivalents (if any) shall be deemed to have been reinvested in additional Shares or otherwise reinvested and may provide that the Dividend Equivalents are subject to the same vesting or performance conditions as the underlying Award. Notwithstanding the foregoing, Dividend Equivalents distributed in connection with an Award that vests based on the achievement of performance goals shall be subject to restrictions and risk of forfeiture to the same extent as the Award with respect to which such cash, stock or other property has been distributed.

7. Award Exercise or Purchase Price, Consideration and Taxes.

(a) Exercise or Purchase Price. The exercise or purchase price, if any, for an Award shall be as follows:

(i) In the case of an Incentive Stock Option:

(A) granted to an Employee who, at the time of the grant of such Incentive Stock Option owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary of the Company, the per Share exercise price shall be not less than one hundred ten percent (110%) of the Fair Market Value per Share on the date of grant; or

(B) granted to any Employee other than an Employee described in the preceding paragraph, the per Share exercise price shall be not less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(ii) In the case of a Non-Qualified Stock Option, the per Share exercise price shall be not less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(iii) In the case of Awards intended to qualify as Performance-Based Compensation, the exercise or purchase price, if any, shall be not less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(iv) In the case of SARs, the base appreciation amount shall not be less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(v) In the case of other Awards, such price as is determined by the Administrator.

(vi) Notwithstanding the foregoing provisions of this Section 7(a), in the case of an Award issued pursuant to Section 6(d), above, the exercise or purchase price for the Award shall be determined in accordance with the provisions of the relevant instrument evidencing the agreement to issue such Award.

(b) Consideration. Subject to Applicable Laws, the consideration to be paid for the Shares to be issued upon exercise or purchase of an Award including the method of payment, shall be determined by the Administrator. In addition to any other types of consideration the Administrator may determine, the Administrator is authorized to accept as consideration for Shares issued under the Plan the following, provided that the portion of the consideration equal to the par value of the Shares must be paid in cash or other legal consideration permitted by the Delaware General Corporation Law:

(i) cash;

(ii) check;

(iii) surrender of Shares or delivery of a properly executed form of attestation of ownership of Shares as the Administrator may require which have a Fair Market Value on the date of surrender or attestation equal to the aggregate exercise price of the Shares as to which said Award shall be exercised;

(iv) with respect to Options, payment through a broker-dealer sale and remittance procedure pursuant to which the Grantee (A) shall provide written instructions to a Company designated brokerage firm to effect the immediate sale of some or all of the purchased Shares and remit to the Company sufficient funds to cover the aggregate exercise price payable for the purchased Shares and (B) shall provide written directives to the Company to deliver the certificates for the purchased Shares directly to such brokerage firm in order to complete the sale transaction;

(v) with respect to Options, payment through a “net exercise” such that, without the payment of any funds, the Grantee may exercise the Option and receive the net number of Shares equal to (i) the number of Shares as to which the Option is being exercised, multiplied by (ii) a fraction, the numerator of which is the Fair

Market Value per Share (on such date as is determined by the Administrator) less the Exercise Price per Share, and the denominator of which is such Fair Market Value per Share (the number of net Shares to be received shall be rounded down to the nearest whole number of Shares); or

(vi) any combination of the foregoing methods of payment.

The Administrator may at any time or from time to time, by adoption of or by amendment to the standard forms of Award Agreement described in Section 4(b)(iv), or by other means, grant Awards which do not permit all of the foregoing forms of consideration to be used in payment for the Shares or which otherwise restrict one or more forms of consideration. Except as required by Applicable Law, the Administrator is not required to accept any of the above forms of consideration, as long as the Administrator provides for a reasonable payment alternative.

(c) Taxes. No Shares shall be delivered under the Plan to any Grantee or other person until such Grantee or other person has made arrangements acceptable to the Administrator for the satisfaction of any non-U.S., federal, state, or local income and employment tax withholding obligations, including, without limitation, obligations incident to the receipt of Shares. Upon exercise or vesting of an Award the Company shall withhold or collect from the Grantee an amount sufficient to satisfy such tax obligations, including, but not limited to, by surrender of the whole number of Shares covered by the Award sufficient to satisfy the minimum applicable tax withholding obligations incident to the exercise or vesting of an Award.

8. Vesting of Awards.

(a) General. The time when an Award shall vest and become exercisable shall be stated in the Award Agreement. The restrictions, if any, on Restricted Stock shall expire at the times designated in the Award Agreement. Notwithstanding the foregoing, (i) no Option shall vest before the one-year anniversary of the date of grant of such Option, unless such vesting is accelerated in accordance with the other provisions of this Section 8 (not including this Section 8(a)) or Section 12, and (ii) no Restricted Stock or Restricted Stock Units shall vest faster than pro rata over a three-year period from the date on which the Award was granted, unless such Restricted Stock was issued to replace a deferred Stock Award, to replace awards that a new Employee has forfeited from his or her previous employer or the restrictions lapse earlier due to the other provisions of this Section 8 (not including this Section 8(a)) or Section 12. Notwithstanding the foregoing, the restrictions in the preceding sentence shall not be applicable to grants of up to 10% of the number of Shares available for issuance pursuant to Awards as set forth in Section 3(a) on the effective date of the Plan.

(b) Death. The Administrator shall have the authority to promulgate rules and regulations to determine the treatment of a Grantee under the Plan in the event of such Grantee’s death. Unless otherwise provided in an Award Agreement, in the event that a Grantee shall die while he or she is an Employee, Director or Consultant and prior to the complete exercise of Options or complete maturity of SARs granted to him or her under the Plan, any such remaining Options or SARs shall be fully vested and may be exercised in whole or in part within one year after the date of the Grantee’s death and then only: (i) by the beneficiary designated by the Grantee in a writing submitted to the Company prior to the Grantee’s death, or in the absence of same, by the Grantee’s estate or by or on behalf of such person or persons to whom the Grantee’s rights pass under his or her will or the laws of descent and distribution, (ii) to the extent that the Grantee would have been entitled to exercise the Option or SAR at the date of his or her death had it been fully vested, and subject to all of the conditions on exercise imposed by the Plan and the Award Agreement, and (iii) prior to the expiration of the term of the Option or SAR. Notwithstanding this Section 8(b) or the terms of an Award Agreement, the Administrator shall have the right to extend the period for exercise of an Option or SAR, up to one year even if such extension exceeds the original term of such Option or SAR.

(c) Disability. The Administrator shall have the authority to promulgate rules and regulations to determine the treatment of a Grantee under the Plan in the event of such Grantee’s Disability. Unless otherwise provided in an Award Agreement, in the event that a Grantee’s status as an Employee, Director or Consultant terminates due to the Grantee’s Disability prior to the complete exercise of Options or complete maturity of SARs granted to him or her under the Plan, any such remaining Options or SARs shall be fully vested and may be exercised in whole or in part up to three years after the Grantee’s termination of status due to Disability as an Employee, Director or Consultant, as the case may be. Notwithstanding this Section 8(c) or the terms of an Award Agreement, the Administrator shall have the right to extend the period for exercise of an Option or SAR up to one year, even if such extension exceeds the term of such Option or SAR.

(d) Termination for Cause. A Grantee who is terminated for Cause shall, unless otherwise determined by the Administrator, immediately forfeit, effective as of the date the Grantee engages in such conduct, all unexercised, unearned, and/or unpaid Awards, including, but not by way of limitation, Awards earned but not yet paid, all unpaid dividends and dividend equivalents, and all interest, if any, accrued on the foregoing.

9. Exercise of Award.

(a) Procedure for Exercise; Rights as a Stockholder.

(i) Subject to Section 8, any Award granted hereunder shall be exercisable at such times and under such conditions as determined by the Administrator under the terms of the Plan and specified in the Award Agreement.

(ii) An Award shall be deemed to be exercised when written notice of such exercise has been given to the Company in accordance with the terms of the Award by the person entitled to exercise the Award and full payment for the Shares with respect to which the Award is exercised has been made, including, to the extent selected, use of the broker-dealer sale and remittance procedure to pay the purchase price as provided in Section 7(b)(iv).

(b) Exercise of Award Following Termination of Continuous Service.

(i) An Award may not be exercised after the termination date of such Award set forth in the Award Agreement and, subject to Section 8, may be exercised following the termination of a Grantee’s Continuous Service only to the extent provided in the Award Agreement.

(ii) Where the Award Agreement permits a Grantee to exercise an Award following the termination of the Grantee’s Continuous Service for a specified period, the Award shall terminate to the extent not exercised on the last day of the specified period or the last day of the original term of the Award, whichever occurs first.

(iii) Any Award designated as an Incentive Stock Option to the extent not exercised within the time permitted by law for the exercise of Incentive Stock Options following the termination of a Grantee’s Continuous Service shall convert automatically to a Non-Qualified Stock Option and thereafter shall be exercisable as such to the extent exercisable by its terms for the period specified herein or in the Award Agreement.

10. Conditions Upon Issuance of Shares.

(a) If at any time the Administrator determines that the delivery of Shares pursuant to the exercise, vesting or any other provision of an Award is or may be unlawful under Applicable Laws, the vesting or right to exercise an Award or to otherwise receive Shares pursuant to the terms of an Award shall be suspended until the Administrator determines that such delivery is lawful and shall be further subject to the approval of counsel for the Company with respect to such compliance. The Company shall have no obligation to effect any registration or qualification of the Shares under federal or state laws.

(b) As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares, or to make such other representations and warranties if, in the opinion of counsel for the Company, any such representations or warranties are required by any Applicable Laws.

11. Adjustments Upon Changes in Capitalization. Subject to any required action by the stockholders of the Company, the number of Shares covered by each outstanding Award, and the number of Shares which have been authorized for issuance under the Plan but as to which no Awards have yet been granted or which have been returned to the Plan, the exercise or purchase price of each such outstanding Award, the maximum number of Shares with respect to which Awards may be granted to any Grantee in any calendar year, as well as any other terms that the Administrator determines require adjustment shall be proportionately adjusted for (i) any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Shares, or similar transaction affecting the Shares, (ii) any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company, or (iii) any other transaction with respect to Common Stock including a corporate merger, consolidation, acquisition of property or stock, separation (including a spin-off or other distribution of stock or property), reorganization, liquidation (whether partial or complete) or any similar transaction; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Any such adjustments to outstanding Awards will be effected in a manner that precludes the material enlargement of rights and benefits under such Awards. Adjustments and any determinations or interpretations shall be made by the Administrator and its determination shall be final, binding and conclusive. In connection with the foregoing adjustments, the Administrator may, in its discretion, prohibit the exercise of Awards or other issuance of Shares, cash or other consideration pursuant to Awards during certain periods of time. Except as the Administrator determines, no issuance by the Company of shares of any class, or securities convertible into shares of any class, shall affect, and no adjustment by reason hereof shall be made with respect to, the number or price of Shares subject to an Award.

12. Corporate Transactions and Changes in Control.

(a) Termination of Award to Extent Not Assumed in Corporate Transaction. Effective upon the consummation of a Corporate Transaction, all outstanding Awards under the Plan shall terminate. However, all such Awards shall not terminate to the extent they are Assumed in connection with the Corporate Transaction. Notwithstanding the foregoing, instead of having outstanding Awards be Assumed, the Administrator may in its sole and absolute discretion and authority, without obtaining the approval or consent of the Company’s stockholders or any Grantee with respect to his or her outstanding Awards, take one or more of the following actions (with respect to any or all of the Awards, and with discretion to differentiate between individual Grantees and Awards for any reason):

(i) arrange or otherwise provide for the payment of cash or other consideration to Grantees in exchange for the satisfaction and cancellation of all or some outstanding Awards (based on the Fair Market Value, on the date of the Corporate Transaction, of the Award being cancelled, based on any reasonable valuation method selected by the Administrator, and with the Administrator having full discretion to cancel either all Awards or only select Awards (such as only those that have vested on or before the Corporate Transaction); or

(ii) make such other modifications, adjustments or amendments to outstanding Awards or this Plan as the Administrator deems necessary or appropriate, subject however to the terms set forth above.

(b) Acceleration of Award Upon Corporate Transaction or Change in Control. Except as provided otherwise in an individual Award Agreement, in the event of a Corporate Transaction or Change in Control, for the portion of each Award that is neither Assumed nor Replaced, such portion of the Award shall automatically become fully vested and exercisable and be released from any repurchase or forfeiture rights (other than repurchase rights exercisable at Fair Market Value) for all of the Shares (or other consideration) at the time represented by such portion of the Award, immediately prior to the specified effective date of such Corporate Transaction or Change in Control.

(c) Effect of Acceleration on Incentive Stock Options. Any Incentive Stock Option accelerated under this Section 12 in connection with a Corporate Transaction or Change in Control shall remain exercisable as an Incentive Stock Option under the Code only to the extent the $100,000 dollar limitation of Section 422(d) of the Code is not exceeded.

13. Effective Date and Term of Plan. The Plan shall become effective upon its approval by the stockholders of the Company. It shall continue in effect for a term of ten (10) years unless sooner terminated pursuant to Section 14. Subject to Section 18 below and Applicable Laws, Awards may be granted under the Plan upon its becoming effective.

14. Amendment, Suspension or Termination of the Plan.

(a) The Board may at any time amend, suspend or terminate the Plan; provided, however, that no such amendment shall be made without the approval of the Company’s stockholders to the extent such approval is required by Applicable Laws, or if such amendment would lessen the stockholder approval requirements of Section 4(b)(vi) or this Section 14(a).

(b) No Award may be granted during any suspension of the Plan or after termination of the Plan.

(c) No suspension or termination of the Plan (including termination of the Plan under Section 12, above) shall adversely affect any rights under Awards already granted to a Grantee.

15. Reservation of Shares.

(a) The Company, during the term of the Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

(b) The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

16. No Effect on Terms of Employment/Consulting Relationship. The Plan shall not confer upon any Grantee any right with respect to the Grantee’s Continuous Service, nor shall it interfere in any way with his or her right or the right of the Company or any Related Entity to terminate the Grantee’s Continuous Service at any time, with or without Cause, and with or without notice. The ability of the Company or any Related Entity to terminate the employment of a Grantee who is employed at will is in no way affected by its determination that the Grantee’s Continuous Service has been terminated for Cause for the purposes of this Plan.

17. No Effect on Retirement and Other Benefit Plans. Except as specifically provided in a retirement or other benefit plan of the Company or a Related Entity, Awards shall not be deemed compensation for purposes of computing benefits or contributions under any retirement plan of the Company or a Related Entity, and shall not affect any benefits under any other benefit plan of any kind or any benefit plan subsequently instituted under which the availability or amount of benefits is related to level of compensation. The Plan is not a “Retirement Plan” or “Welfare Plan” under the Employee Retirement Income Security Act of 1974, as amended.

18. Stockholder Approval. The grant of Incentive Stock Options under the Plan shall be subject to approval by the stockholders of the Company within twelve (12) months before or after the date the Plan is adopted, excluding Incentive Stock Options issued in substitution for outstanding Incentive Stock Options pursuant to

Section 424(a) of the Code. Such stockholder approval shall be obtained in the degree and manner required under Applicable Laws. The Administrator may grant Incentive Stock Options under the Plan prior to approval by the stockholders, but until such approval is obtained, no such Incentive Stock Option shall be exercisable. In the event that stockholder approval is not obtained within the twelve (12) month period provided above, all Incentive Stock Options previously granted under the Plan shall be exercisable as Non-Qualified Stock Options.

19. Unfunded Obligation. Grantees shall have the status of general unsecured creditors of the Company. Any amounts payable to Grantees pursuant to the Plan shall be unfunded and unsecured obligations for all purposes, including, without limitation, Title I of the Employee Retirement Income Security Act of 1974, as amended. Neither the Company nor any Related Entity shall be required to segregate any monies from its general funds, or to create any trusts, or establish any special accounts with respect to such obligations. The Company shall retain at all times beneficial ownership of any investments, including trust investments, which the Company may make to fulfill its payment obligations hereunder. Any investments or the creation or maintenance of any trust or any Grantee account shall not create or constitute a trust or fiduciary relationship between the Administrator, the Company or any Related Entity and a Grantee, or otherwise create any vested or beneficial interest in any Grantee or the Grantee’s creditors in any assets of the Company or a Related Entity. The Grantees shall have no claim against the Company or any Related Entity for any changes in the value of any assets that may be invested or reinvested by the Company with respect to the Plan.

20. Construction. Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of the Plan. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.

21. No Corporate Action Restriction. The existence of this Plan, the Award Agreements and the Awards granted hereunder shall not limit, affect or restrict in any way the right or power of the Board or the stockholders of the Company to make or authorize: (i) any adjustment, recapitalization, reorganization or other change in the capital structure or business of the Company or any Subsidiary, (ii) any merger, amalgamation, consolidation or change in the ownership of the Company or any Subsidiary, (iii) any issue of bonds, debentures, capital, preferred or prior preference stock ahead of or affecting the capital stock (or the rights thereof) of the Company or any Subsidiary, (iv) any dissolution or liquidation of the Company or any Subsidiary, (v) any sale or transfer of all or any part of the assets or business of the Company or any Subsidiary, or (vi) any other corporate act or proceeding by the Company or any Subsidiary. No Grantee, beneficiary or any other person shall have any claim under any Award or Award Agreement against any member of the Board or the Administrator, or the Company or any Employees, Officers or agents of the Company or any Subsidiary, as a result of any such action.

22. Section 409A. To the extent that the Administrator determines that any Award granted under the Plan is subject to Section 409A, the Award Agreement evidencing such Award shall incorporate the terms and conditions required by Section 409A. To the extent applicable, the Plan and Award Agreements shall be interpreted in accordance with Section 409A and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation, any such regulations or other guidance that may be issued after the adoption of this Plan. Notwithstanding any provision of the Plan to the contrary, the Administrator may adopt such amendments to the Plan and the applicable Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Administrator determines are necessary or appropriate (i) to exempt the Award from Section 409A and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (ii) to comply with the requirements of Section 409A and related Department of Treasury guidance and thereby avoid the application of any penalty taxes under Section 409A including by retroactively cancelling such Award Agreements.

23. Choice of Law. To the extent that U.S. federal law does not apply, and except as expressly set forth in an applicable Award Agreement, this Plan, the Awards, all documents evidencing Awards and all other related documents shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to conflict of laws rules.

24. Severability. In the event that any one or more of the provisions of this Plan shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby. If, in the opinion of any court of competent jurisdiction such provision or provisions are not enforceable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions to make them enforceable and to enforce the remainder of these provisions as so amended.

25. Recoupment of Awards. Unless otherwise specifically provided in an Award Agreement, and to the extent permitted by Applicable Law, the Administrator may in its sole and absolute discretion, without obtaining the approval or consent of the Company’s stockholders or of any Grantee, require that any Grantee reimburse the Company for all or any portion of any Awards granted under this Plan (“Reimbursement”), or the Administrator may require the termination of any outstanding, unexpired, unpaid, or deferred Awards (“Termination”), rescission of any delivery pursuant to the Award (“Rescission”), or the or Rescission of, or the recapture any Shares (whether restricted or unrestricted) or proceeds from the Grantee’s sale of Shares issued pursuant to the Award (“Recapture”) of an Award, if and to the extent:

(a) the granting, vesting, or payment of such Award was predicated on the achievement of certain financial results that were subsequently the subject of a material financial restatement;

(b) in the Administrator’s view the Grantee engaged in fraud or misconduct that caused or partially caused the need for a material financial restatement by the Company or any Affiliate; and

(c) a lower granting, vesting, or payment of such Award otherwise would have occurred.

In addition, the Administrator may require the Termination or Rescission of, or the Recapture associated with, any Award, if and to the extent required by Applicable Law. In each instance, the Administrator will, to the extent practicable and allowable under Applicable Laws, require Reimbursement, Termination or Rescission of, or Recapture relating to, any such Award granted to a Grantee, provided that the Company will not seek Reimbursement, Termination or Rescission of, or Recapture relating to, any such Awards that were paid or vested more than three years prior to the first date of the applicable restatement period, unless required to do so by Applicable Law.

ACCELRYS, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Max Carnecchia and David R. Mersten as proxies, each with full power of substitution, to represent and vote, as designated on the reverse side, all shares of Common Stock of Accelrys, Inc. (the “Company”) held of record by the undersigned on June 8, 2011, at the Company’s Annual Meeting of Stockholders to be held on August 3, 2011, or at any adjournment or postponement thereof.

(Continued and to be signed on the reverse side.)

ANNUAL MEETING OF STOCKHOLDERS OF

ACCELRYS, INC.

August 3, 2011

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

À  Please detach along perforated line and mail in the envelope provided.  À

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. To elect two Class I directors to the Accelrys Board of Directors for a term of three years:		4. To approve on an advisory, non-binding basis the frequency of the stockholder advisory vote to approve the compensation of our named executive officers.
NOMINEES:

☐ FOR ALL NOMINEES	¡ Jeffrey Rodek	ONE YEAR	☐

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)	¡LarryFerguson	TWO YEARS THREE YEARS ABSTAIN	☐ ☐ ☐

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle to each nominee you wish to withhold, as shown here	•

	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN

2. To ratify the selection of Ernst & Young, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011.	☐	☐	☐	5. To approve our 2011 Stock Incentive Plan.	☐	☐	☐

	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN

3. To approve on an advisory, non-binding basis the compensation of our named executive officers.	☐	☐	☐	6. To approve an amendment to our 2005 Employee Stock Purchase Plan to increase the number of shares of our common stock available for future grant thereunder by 1,500,000 shares.	☐	☐	☐

To change the address on your account, please check the box at the right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

This proxy when properly executed will be voted as directed or, if no direction is given, will be voted “for” Proposal Nos. 1, 2, 3, 5 and 6, “for” a frequency of every “one year” for Proposal No. 4, and in the discretion of the named proxies with respect to any other matter that properly comes before the meeting and for which discretionary authority may be properly exercised.